Exhibit 10.23

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

GOOGLE INC.

ENUMCLAW, INC.

DMARC BROADCASTING, INC.

AND, WITH RESPECT TO ARTICLES VIII, IX AND X ONLY,

H. RICHARD DALLAS

AS STOCKHOLDER REPRESENTATIVE

AND

U.S. BANK, NATIONAL ASSOCIATION

AS ESCROW AGENT

Dated as of January 16, 2006

-i-

TABLE OF CONTENTS

(continued)

-ii-

TABLE OF CONTENTS

(continued)

* * * * *

-iii-

INDEX OF EXHIBITS

Exhibit	Description

Exhibit A	Cash Bonus Plan
Exhibit B	Form of Written Consent
Exhibit C	Form of Proxy
Exhibit D	Form of Securityholder Agreement
Exhibit E	Form of Certificate of Merger
Exhibit F	Form of Letter of Transmittal
Exhibit G	Form of Non-Competition Agreements
Exhibit H	Form of Director and Officer Resignation Letter
Exhibit I	Form of Officer Release Letter
Exhibit J	Form of Legal Opinion of Counsel of the Company
Exhibit K	Form of Legal Opinion of Reed Smith LLP
Exhibit L	Form of Legal Opinion of Counsel of Parent

Schedules	Description

Schedule 1.6(a)(i)	Key Employees
Schedule 1.6(a)(ii)	Knowledge
Schedule 2.2(s)	Approved Contracts
Schedule 2.2(z)(i)	2006-2007 Inventory Table
Schedule 2.2(z)(ii)	2008 Inventory Table
Schedule 2.2(kk)(i)	2006-2007 Revenue Table
Schedule 2.2(kk)(ii)	2008 Revenue Table
Schedule 3.14(p)(i)	Form of Employee Proprietary Information Agreement
Schedule 3.14(p)(ii)	Form of Consultant Proprietary Information Agreement
Schedule 6.1(a)	Company Stockholder Approval
Schedule 6.23	Spreadsheet
Schedule 7.2(j)	Third Party Consents
Schedule 7.2(k)	Terminated Agreements
Schedule 7.2(l)	Modified Agreements
Schedule 7.2(m)	Notices
Schedule 7.2(n)	Proprietary Information and Inventions Assignment Agreements
Schedule 7.2(p)	Non-Competition Agreements
Schedule 7.2(u)	Release of Liens
Schedule 8.2(a)(v)	Other Indemnity Matters

-iv-

INDEX OF DEFINED TERMS

Term	Section Reference in Agreement
2006-2007 Inventory Table	2.2(z)
2006-2007 Revenue Table	2.2(kk)
2008 Inventory Table	2.2(z)
2008 Revenue Table	2.2(kk)
280G Approval	6.1(d)
401(k) Plan	6.21
acquire	2.2
Acquisition Contract	2.7(a)
Action of Divestiture	6.5
Additional Escrow Amount	1.6(a)
Adjusted Listener Count	2.2
Affiliate	2.2
Affiliated	2.2
Agreement	Preamble
[***]	2.2
Arbitron	2.2
AudioAds Product	2.2
AudioAds Operating Group	2.2
Authorized Claim	8.6(d)
Balance Sheet Date	3.7
Barter Transaction	2.2
Basket	8.3(e)
[***]	2.7(c)
[***]	2.7(f)
Board Recommendation	6.1(c)
Bonus Unit	1.6(c)(iii)
Broadcast Automation Product	2.2
Business	1.6(a)
Business Day(s)	1.6(a)
California Law	1.7(a)
Cash Bonus Plan	Recitals
Certificate of Incorporation	3.1(a)
Certificate of Merger	1.2
Chad	2.7(e)(i)
Charter Documents	3.1(a)
Claim Date	8.4(a)(i)
Closing	1.2
Closing Date	1.2
Closing Stockholder Consent	1.6(a)
COBRA	3.22(a)
Code	1.6(a)
Company	Preamble
Company Authorizations	3.17
Company Capital Stock	1.6(a)
Company Common Stock	1.6(a)
Company Disclosure Schedule	Article III

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

-v-

INDEX OF DEFINED TERMS

(continued)

Term	Section Reference in Agreement
Company Employee Plan	3.22(a)
Company Indemnified Person	6.26
Company Intellectual Property	3.14(a)
Company Options	1.6(a)
Company Preferred Stock	1.6(a)
Company Registered Intellectual Property	3.14(b)
Company Series A Common Stock	1.6(a)
Company Series A Preferred Stock	1.6(a)
Company Series B Common Stock	1.6(a)
Company Series B-1 Preferred Stock	1.6(a)
Company Series B-2 Preferred Stock	1.6(a)
Company Stock Certificates	1.8(c)
Company System	2.2
Company Warrants	1.6(a)
Confidential Information	2.5(b)
Conflict	3.5
Consultant Proprietary Information Agreement	3.14(p)
Contaminants	3.14(v)
Contingent Payment	1.6(a)
Contingent Payment Holdback	8.5(b)(ii)
Contingent Payment Report	2.2
Contract	1.6(a)
Contracts	1.6(a)
Costs of Revenues	2.2
[***]	2.2
Covered Inventory Amount	2.2
Covered Net Revenue	2.2
Covered Radio Advertisement	2.2
[***]	2.2
Covered Radio Media	2.2
[***]	2.2
Covered Radio Spot	2.2
Covered Radio Station	3.26(a)
Covered Unused Radio Spot	2.2
Covered Used Radio Spot	2.2
Current Balance Sheet	3.7
Customers	3.26(a)
[***]	2.2
[***]	2.7(d)
[***]	2.7(d)
Delaware Law	1.1
Director and Officer Resignation Letter	6.19
Dispute Arbitration Decision	2.6(c)
Dispute Period	2.6(a)

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

-vi-

INDEX OF DEFINED TERMS

(continued)

Term	Section Reference in Agreement
Dispute Settlement Agreement	2.6(c)
Dissenting Share Payments	1.7(c)
Dissenting Shares	1.7(a)
DOL	3.22(a)
Dollars or $	1.6(a)
Effective Time	1.2
Employee	3.22(a)
Employee Agreement	3.22(a)
Employee Proprietary Information Agreement	3.14(p)
Environmental Permits	3.20(c)
Equipment	3.13(d)
ERISA	3.22(a)
ERISA Affiliate	3.22(a)
Escrow Agent	1.6(a)
Escrow Amounts	1.6(a)
Escrow Distribution Holdback	8.6(b)
Escrow Fund	8.6(a)
Escrow Period	8.6(b)
Excess Third Party Expenses	6.22
Exchange Agent	1.8(a)
Exchange Documents	1.8(c)
Exchange Fund	1.8(a)
Excludable Contract	2.7(b)
Excludable Contract Notice	2.7(f)
[***]	2.7(e)(iii)(2)
Excluded Contract	2.7(e)
Export Approvals	3.25(a)
Final Determination	2.6(c)
Financials	3.7
FIRPTA Compliance Certificate	6.25
FMLA	3.22(a)
GAAP	1.6(a)
Governmental Entity	3.6
Hazardous Material	3.20(a)
Hazardous Materials Activities	3.20(b)
HIPAA	3.22(a)
HSR Act	3.6
Indemnifiable Matters	8.2(a)
Indemnified Parties	8.2(a)
Indemnifying Party	8.4(a)(ii)
Initial Escrow Amount	1.6(a)
Initial Merger Consideration	1.6(a)
Intellectual Property Rights	3.14(a)
Interim Financials	3.7
International Employee Plan	3.22(a)

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

-vii-

INDEX OF DEFINED TERMS

(continued)

Term	Section Reference in Agreement
[***]	2.2
Inventory Contingency Payment	2.2
Inventory Contingency Report	2.4(c)(i)
Inventory Payment Period	2.2
Inventory Reference Amount	2.2
IRS	3.22(a)
Key Employees	1.6(a)
Knowledge	1.6(a)
Known	1.6(a)
Launch Contingency Date	2.3(a)
Launch Contingent Payment	2.3(a)
Launch Milestone	2.3(a)
Lease Agreements	3.13(b)
Leased Real Property	3.13(b)
Letter of Transmittal	1.8(c)
Lien	1.6(a)
Liens	1.6(a)
Listener Count	2.2
Loss	8.2(a)
Losses	8.2(a)
Material Adverse Effect	1.6(a)
Material Contract	3.15(a)
Material Contracts	3.15(a)
Maximum Inventory Contingent Consideration	2.2
Maximum Revenue Contingent Consideration	2.2
Merger	Recitals
Merger Consideration	1.6(a)
Modified Agreements	6.13
Non-Competition Agreements	6.18
Non-Disclosure Agreement	1.6(a)
Notices	6.14
Objection Deadline	8.4(a)(iv)
Objection Notice	8.4(a)(iii)
Offer Letter	6.16(a)
Officer’s Certificate	8.4(a)(i)
Officer Release Letter	6.20
Open Source Materials	3.14(t)
Parent	Preamble
Parent (for purposes of Article II)	2.2
Parent Charter Documents	4.3
Parent Disclosure Schedule	Article IV
Parties	2.2
Party	2.2
Payable Claim	8.5(c)
Payable Contingent Payment	8.5(b)

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

-viii-

INDEX OF DEFINED TERMS

(continued)

Term	Section Reference in Agreement
Payable Overage	2.6(e)
Payment Adjustment Fund	2.1(e)
Payment Dispute Report	2.6(a)
Payment Overage	2.4(b)(iii)
PBGC	3.22(a)
Pension Plan	3.22(a)
Person	1.6(a)
Plans	1.6(a)
Products	3.14(a)
Programming Automation Customer	3.26(a)
Pro Rata Portion	1.6(a)
Proxy	Recitals
PTO	3.14(b)
[***]	2.2
[***]	2.2
Radio Spot	2.2
Registered Intellectual Property	3.14(a)
Related Agreements	1.6(a)
Representative	2.5(b)
Requisite Stockholder Vote	3.4
Resolved Claims	8.4(b)(iii)
Returns	3.11(b)(i)
Revenue Contingency Payment	2.2
Revenue Contingency Report	2.4(b)(i)
Revenue Payment Period	2.2
Revenue Reference Amount	2.2
RevenueSuite Agreement	3.15(a)(xiv)
RevenueSuite Customer	3.26(a)
Review Request	2.5(a)
Ryan	2.7(e)(ii)
Securityholder Agreement	Recitals
Settled Claims	8.4(b)(i)
Settlement Memorandum	8.4(b)(i)
Shrink-Wrap Code	3.14(a)
Source Code	3.14(a)
Spreadsheet	6.23
Standard Form Agreements	3.14(i)
Statement of Expenses	6.22
Stockholder	1.6(a)
Stockholder Representative	Preamble
Stockholder Representative Expense	8.8(b)
Sub	Preamble
Subsidiaries	3.3
Subsidiary	3.3
Subsidiary Organizational Documents	3.3

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

-ix-

INDEX OF DEFINED TERMS

(continued)

Term	Section Reference in Agreement
Survival Date	8.1
Surviving Corporation	1.1
Tax	3.11(a)
Taxes	3.11(a)
Technology	3.14(a)
Terminated Agreements	6.12
Terrestrial Broadcast Radio	2.2
Third Party Claim	8.7
Third Party Expense Adjustment Amount	1.6(a)
Third Party Expenses	6.22
Third Party Expense Cap	1.6(a)
Total Outstanding Capitalization	1.6(a)
Unagreed Barter Transaction	2.2
Unobjected Claim	8.4(a)(iv)
Unresolved Claim	8.5(c)
WARN	3.22(a)
Warrantholder	1.6(a)
Written Consent	Recitals
Written Decision	8.4(b)(iii)
Year-End Financials	3.7

* * * * *

-x-

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into as of January 16, 2006 by and among Google Inc., a Delaware corporation (“Parent”), Enumclaw, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Sub”), dMarc Broadcasting, Inc., a Delaware corporation (the “Company”), and with respect to Article VIII, Article IX and Article X hereof only, H. Richard Dallas as stockholder representative (the “Stockholder Representative”), and U.S. Bank, National Association as Escrow Agent.

RECITALS

A. The Boards of Directors of each of Parent, Sub and the Company believe it is advisable and in the best interests of each corporation and its respective stockholders that Parent acquire the Company through the statutory merger of Sub with and into the Company (the “Merger”) and, in furtherance thereof, have approved this Agreement and the Merger.

B. Pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, (i) all of the issued and outstanding Company Capital Stock shall be converted into the right to receive the consideration set forth herein, (ii) all of the issued and outstanding Company Options shall be cancelled in exchange for certain cash rights which shall be granted pursuant to the terms and conditions of a cash bonus plan, in substantially the form attached hereto as Exhibit A (the “Cash Bonus Plan”), and (iii) all of the issued and outstanding Company Warrants shall be converted into the right to receive the consideration set forth herein.

C. A portion of the Initial Merger Consideration otherwise payable by Parent in connection with the Merger and a portion of the Launch Contingent Payment, if any, otherwise payable by Parent in connection with the terms and conditions described in Article II hereof shall be placed in escrow by Parent as partial security for the indemnification obligations set forth in this Agreement.

D. The Company, on the one hand, and Parent and Sub, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.

E. Immediately following the execution and delivery of this Agreement, certain Stockholders shall execute and deliver to the Company, and the Company shall thereafter deliver to Parent, a true, correct and complete copy of an Action by Written Consent, adopting this Agreement, the Merger and the transactions contemplated hereby, in the form attached hereto as Exhibit B (the “Written Consent”) and an irrevocable proxy coupled with an interest in the form attached as Exhibit C (the “Proxy”). In addition, certain Stockholders shall execute and deliver to Parent a stockholder agreement, in substantially the form attached hereto as Exhibit D (the “Securityholder Agreement”).

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other premises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the General Corporation Law of the State of Delaware (“Delaware Law”), Sub shall be merged with and into the Company, the separate corporate existence of Sub shall cease, and the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent. The surviving corporation after the Merger is sometimes referred to hereinafter as the “Surviving Corporation.”

1.2 Effective Time. Unless this Agreement is earlier terminated pursuant to Section 9.1 hereof, the closing of the Merger (the “Closing”) will take place on a Business Day as promptly as practicable after the execution and delivery hereof by the parties hereto, and following the satisfaction or waiver of the conditions set forth in Article VII hereof, at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California, unless another time or place is mutually agreed upon in writing by Parent and the Company. The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date.” On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger in substantially the form attached hereto as Exhibit E with the Secretary of State of the State of Delaware (the “Certificate of Merger”), in accordance with the applicable provisions of Delaware Law (the time of such filing shall be referred to herein as the “Effective Time”).

1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4 Certificate of Incorporation and Bylaws.

(a) Unless otherwise determined by Parent prior to the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to be identical to the certificate of incorporation of Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Delaware Law and as provided in such certificate of incorporation; provided, however, that at the Effective Time, Article I of the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of the corporation is dMarc Broadcasting, Inc.”; provided further, however, that the provisions of the certificate of incorporation of Sub relating to the incorporator of Sub shall be omitted from the certificate of incorporation of the Surviving Corporation.

(b) Unless otherwise determined by Parent prior to the Effective Time, the bylaws of Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation at the Effective Time until thereafter amended in accordance with Delaware Law and as provided in the certificate of incorporation of the Surviving Corporation and such bylaws.

1.5 Directors and Officers.

(a) Directors of Surviving Corporation. Unless otherwise determined by Parent prior to the Effective Time, the directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time, each to hold the office of a director of the Surviving Corporation in accordance with the provisions of Delaware Law and the certificate of incorporation and bylaws of the Surviving Corporation until their successors are duly elected and qualified.

(b) Officers of Surviving Corporation. Unless otherwise determined by Parent prior to the Effective Time, the officers of Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the provisions of the bylaws of the Surviving Corporation.

(c) Directors of Subsidiaries of Surviving Corporation. Unless otherwise determined by Parent prior to the Effective Time, Parent, the Company and the Surviving Corporation shall cause the directors of Sub immediately prior to the Effective Time to be the directors of any Subsidiaries immediately after the Effective Time, each to hold office as a director of each such Subsidiary in accordance with the provisions of the laws of the respective jurisdiction of organization and the respective bylaws or equivalent organizational documents of each such Subsidiary.

(d) Officers of Subsidiaries of Surviving Corporation. Unless otherwise determined by Parent prior to the Effective Time, Parent, the Company and the Surviving Corporation shall cause the officers of Sub immediately prior to the Effective Time to be the officers of any Subsidiaries immediately after the Effective Time, each to hold office as an officer of each such Subsidiary in accordance with the provisions of the laws of the respective jurisdiction of organization and the bylaws or equivalent organizational documents of each such Subsidiary.

1.6 Effect of Merger on the Capital Stock of the Constituent Corporations.

(a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Additional Escrow Amount” shall mean a dollar amount equal to ten percent (10%) of the Launch Contingent Payment, if any, which amount shall be deducted from the distribution of such Launch Contingent Payment.

“Business” shall mean the business conducted by Parent following the Closing of inserting audio advertisements into audio radio programming broadcasts.

“Business Day(s)” shall mean each day that is not a Saturday, Sunday or other day on which Parent is closed for business or banking institutions located in San Francisco, California are authorized or obligated by law or executive order to close.

“Closing Stockholder Consent” shall mean the approval by written consent of the holders of at least 95% of the outstanding shares of Company Capital Stock.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Capital Stock” shall mean the Company Common Stock, the Company Preferred Stock and any other shares of capital stock, if any, of the Company. For the avoidance of doubt, Company Capital Stock excludes Company Warrants and Company Options.

“Company Common Stock” shall mean the Company Series A Common Stock and Company Series B Common Stock, collectively.

“Company Options” shall mean all issued and outstanding options (including commitments to grant options, but excluding Company Warrants) to purchase or otherwise acquire Company Capital Stock (whether or not vested) held by any Person.

“Company Preferred Stock” shall mean the Company Series A Preferred Stock, Company Series B-1 Preferred Stock and Company Series B-2 Preferred Stock, collectively.

“Company Series A Common Stock” shall mean the Series A Common Stock, par value $0.001 per share, of the Company.

“Company Series A Preferred Stock” shall mean the Series A Preferred Stock, par value $0.001 per share, of the Company.

“Company Series B Common Stock” shall mean the Series B Common Stock, par value $0.001 per share, of the Company.

“Company Series B-1 Preferred Stock” shall mean the Series B-1 Preferred Stock, par value $0.001 per share, of the Company.

“Company Series B-2 Preferred Stock” shall mean the Series B-2 Preferred Stock, par value $0.001 per share, of the Company.

“Company Warrants” shall mean all issued and outstanding warrants to purchase Company Capital Stock.

“Contingent Payment” shall mean each of the payments described in Article II hereto, payment of which is contingent upon the satisfaction of the contingencies described therein.

“Contract” shall mean any mortgage, indenture, lease, contract, covenant, plan, insurance policy or other agreement, instrument, arrangement, obligation, understanding or commitment, permit, concession, franchise or license, whether oral or written (collectively, “Contracts”).

“Dollars” or “$” shall mean United States Dollars.

“Escrow Agent” shall mean U.S. Bank, National Association, or another institution acceptable to Parent and the Stockholder Representative.

“Escrow Amounts” shall mean the Initial Escrow Amount and the Additional Escrow Amount, if any, collectively.

“GAAP” shall mean U.S. generally accepted accounting principles consistently applied.

“Initial Escrow Amount” shall mean a dollar amount equal to ten million two hundred thousand dollars ($10,200,000).

“Initial Merger Consideration” shall mean an amount equal to one hundred two million dollars ($102,000,000) less the Third Party Expense Adjustment Amount.

“Key Employees” shall mean the individuals set forth on Schedule 1.6(a)(i) hereto.

“Knowledge” or “Known” shall mean (i) with respect to the Company, the actual knowledge of the Persons identified on Schedule 1.6(a)(ii), without any duty of inquiry, and (ii) with respect to Parent or Sub, the actual knowledge of the general counsel of Parent without any duty of inquiry.

“Lien” shall mean any lien, pledge, charge, claim, mortgage, security interest or other encumbrance of any sort (collectively, “Liens”).

“Material Adverse Effect” with respect to the Company or Parent shall mean any state of facts, condition, change, development, event or effect that, either alone or in combination with any other change, event or effect, is, or is reasonably likely to be, materially adverse to the business, assets (whether tangible or intangible), condition (financial or otherwise) or operations (or, in the case of Section 7.2(b) only, prospects) of such entity and its subsidiaries, taken as a whole; provided, however, that “Material Adverse Effect” shall not include the effect of any state of facts, condition, change, development, event or effect to the extent resulting from any of the following, either alone or in combination:

(i) the markets in which the company and its subsidiaries operate, to the extent such effect does not disproportionately affect such entity and its subsidiaries;

(ii) general economic or political conditions (including those affecting the securities markets), to the extent such conditions do not disproportionately affect such entity and its subsidiaries;

(iii) compliance with this Agreement;

(iv) delays in or suspensions or terminations of contracts, or disruptions in supplier, customer, partner or similar business relationships resulting from the public announcement of this Agreement or of the consummation of the transactions contemplated hereby;

(v) acts of war (whether or not declared), sabotage or terrorism, military actions or the escalation thereof or other force majeure events occurring after the date hereof; or

(vi) any changes in applicable laws, regulations or accounting rules.

“Merger Consideration” shall mean the sum of the Initial Merger Consideration, plus any Contingent Payments that are paid, plus any Contingent Payments that are earned but not yet paid pursuant to the terms of Article II (including, for the avoidance of doubt, any Escrow Amounts or amounts that are subject to set-off pursuant to Section 8.5).

“Non-Disclosure Agreement” shall mean that certain Mutual Non-Disclosure Agreement effective as of June 10, 2005 by and between Parent and the Company.

“Person” shall mean an individual or entity, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity (or any department, agency, or political subdivision thereof).

“Plans” shall mean the Company’s 2005 Stock Incentive Plan.

“Pro Rata Portion” shall mean (i) with respect to each Stockholder, a percentage equal to the quotient of (A) the total number of shares of Company Capital Stock (on an as-converted to common stock basis) held by such Stockholder as of the Effective Time, divided by (B) the Total Outstanding Capitalization, (ii) with respect to each Warrantholder, a percentage equal to the quotient of (A) the maximum aggregate number of shares of Company Common Stock issuable to such Warrantholder upon full exercise, exchange or conversion of all Company Warrants and any other rights (other than Company Options) whether vested or unvested convertible into, exercisable for or exchangeable for, shares of Company Common Stock held by such Warrantholder, divided by (B) the Total Outstanding Capitalization, and (iii) with respect to the Cash Bonus Plan, a percentage equal to the quotient of (A) the aggregate number of Bonus Units authorized for issuance pursuant to the Cash Bonus Plan, divided by (B) the Total Outstanding Capitalization.

“Related Agreements” shall mean the Non-Disclosure Agreement, Non-Competition Agreements, Offer Letters, Securityholder Agreements and Proxies.

“Stockholder” shall mean any holder of any Company Capital Stock immediately prior to the Effective Time. To the extent a Stockholder also holds Company Options or Company Warrants, that Stockholder shall be deemed a Stockholder only as to that Stockholder’s holdings of Company Capital Stock.

“Third Party Expense Adjustment Amount” shall mean the difference between (i) the amount of the Third Party Expenses reflected on the Statement of Expenses and (ii) the Third Party Expense Cap.

“Third Party Expense Cap” shall mean Five Hundred Thousand Dollars ($500,000).

“Total Outstanding Capitalization” shall mean the sum of the aggregate number of (i) shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, plus (ii) the maximum number of shares of Company Common Stock issuable, immediately prior to the Effective Time, upon full conversion of the issued and outstanding Company Preferred Stock, plus (iii) the maximum aggregate number of shares of Company Common Stock issuable upon full exercise, exchange or conversion of all Company Warrants and any other rights (other than Company Options) whether vested or unvested convertible into, exercisable for or exchangeable for, shares of Company Common Stock, plus (iv) the aggregate number of Bonus Units authorized for issuance pursuant to the Cash Bonus Plan, which, for the avoidance of doubt, shall equal 600,000. Notwithstanding the foregoing, Total Outstanding Capitalization shall not include any shares of Company Capital Stock issuable upon the exercise of Company Warrants that expire or are canceled concurrently with or immediately prior to the Effective Time to the extent not exercised or converted into the right to receive the consideration described in Section 1.6(c)(i).

“Warrantholder” shall mean any holder of Company Warrants immediately prior to the Effective Time. To the extent a Warrantholder also holds Company Capital Stock or Company Options, that Warrantholder shall be deemed a Warrantholder only as to that Warrantholder’s holdings of Company Warrants.

(b) Effect on Stockholders. At the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company or the Stockholders, each Stockholder (other than any holders of Dissenting Shares and excluding, for avoidance of doubt, any Company Warrants and Company Options held by Stockholders, which shall be treated as provided for in Section 1.6(c) below) will receive, subject to the terms and conditions set forth in this Section 1.6 and throughout this Agreement, including the escrow and setoff provisions set forth in Section 1.8(b) and Article VIII hereof and the contingent payment provisions set forth in Article II hereof, upon surrender of any certificates representing shares of Company Capital Stock held by such Stockholder in the manner provided in Section 1.8 hereof, an amount of cash equal to such Stockholder’s Pro Rata Portion of the Initial Merger Consideration and a nontransferable (except by operation of law or pursuant to the terms of Article II) contingent right to receive, if, when and to the extent payable in accordance with Article II, such Stockholder’s Pro Rata Portion of any Contingent Payments, in each case, rounded to the nearest cent ($0.01) (with amounts greater than or equal to $0.005 rounded up).

(c) Treatment of Company Warrants and Company Options.

(i) Effect on Company Warrants. At the Effective Time, each Company Warrant that is outstanding prior to the Effective Time hereof shall be converted, subject to the terms and conditions set forth in this Section 1.6 and throughout this Agreement, including the escrow and setoff provisions set forth in Section 1.8(b) and Article VIII hereof and the contingent payment provisions set forth in Article II hereof, upon surrender of such Company Warrants in the manner provided in Section 1.8 hereof, into an amount of cash equal to such Warrantholder’s Pro Rata Portion of the Initial Merger Consideration and a nontransferable (except by operation of law or pursuant to the terms of Article II) contingent right to receive, if, when and to the extent payable in accordance with Article II, such Warrantholder’s Pro Rata Portion of any Contingent Payments, in each case, rounded to the nearest cent ($0.01) (with amounts greater than or equal to $0.005 rounded up). The amount of such Warrantholder’s Pro Rata Portion of the Initial Merger Consideration shall be reduced by an amount equal to the aggregate exercise price of such Warrantholder’s Company Warrants.

(ii) Effect on Company Options. As of the Effective Time, each Company Option that is outstanding and not cancelled by the Company at or prior to the Effective Time hereof shall be cancelled in exchange for the Bonus Units provided in Section 1.6(c)(iii).

(iii) Adoption of Cash Bonus Plan. The Company shall grant to eligible participants a conditional right (a “Bonus Unit”) under the Cash Bonus Plan to receive a portion of the Initial Merger Consideration and a nontransferable (except by operation of law) contingent right to receive, if, when and to the extent payable in accordance with Article II, a portion of each Contingent Payment, subject to the terms and conditions of the Cash Bonus Plan. As of the Effective Time, Parent shall become obligated to reserve an amount of cash for payment pursuant to the terms and conditions of the Cash Bonus Plan equal to the Cash Bonus Plan’s Pro Rata Portion of the Initial Merger Consideration, and, if, when and to the extent payable in accordance with Article II, the Cash Bonus Plan’s Pro Rata Portion of any Contingent Payments, in each case, rounded to the nearest cent ($0.01) (with amounts greater than or equal to $0.005 rounded up).

(iv) Necessary Actions. Prior to the Effective Time, and subject to the review and approval of Parent, the Company shall take all actions necessary to effect the transactions anticipated by Sections 1.6(b) and 1.6(c) under all Company Option agreements, all Company Warrant agreements and any other plan or arrangement of the Company (whether written or oral, formal or informal), including delivering all required notices.

(d) Withholding Taxes. The Company, and on its behalf Parent and the Surviving Corporation, shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under any provision of federal, local or foreign tax law or under any applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(e) Capital Stock of Sub. Each share of common stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each stock certificate of Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

1.7 Dissenting Shares.

(a) Notwithstanding any other provisions of this Agreement to the contrary, any shares of Company Capital Stock held by a holder who has properly demanded and not effectively withdrawn or lost such holder’s appraisal, dissenters’ or similar rights for such shares under Delaware Law and under Chapter 13 of the California Corporations Code (“California Law”), if applicable (collectively, the “Dissenting Shares”), shall not be converted into or represent a right to receive the applicable consideration for Company Capital Stock set forth in Section 1.6(b) hereof, but the holder thereof shall only be entitled to such rights as are provided by Delaware Law and California Law, if applicable.

(b) Notwithstanding the provisions of Section 1.7(a) hereof, if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal or dissenters’ rights under Delaware Law and California Law, if applicable, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the consideration for Company Capital Stock, as applicable, set forth in Section 1.6(b) hereof, without interest thereon, and subject to the provisions of Section 8.6 hereof, upon surrender of the certificate representing such shares.

(c) The Company shall give Parent (i) prompt notice of any written demand for appraisal received by the Company pursuant to the applicable provisions of Delaware Law or California Law, and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands or offer to settle or settle any such demands. Any communication to be made by the Company to any Stockholder with respect to such demands shall be submitted to Parent in advance and shall not be presented to any Stockholder prior to the Company receiving Parent’s consent. Notwithstanding the foregoing, to the extent that Parent, the Surviving Corporation or the Company (i) makes any payment or payments in respect of any Dissenting Shares in excess of the consideration that otherwise would have been payable in respect of such shares in accordance with this Agreement (taking into account the expected value of any Contingent Payments) or (ii) incurs any Losses, (including attorneys’ and consultants’ fees, costs and expenses and including any such fees, costs and expenses incurred in connection with investigating, defending against or settling any action or proceeding) in respect of any Dissenting Shares (excluding payments for such shares) ((i) and (ii) together “Dissenting Share Payments”), Parent shall be entitled to recover under the terms of Article VIII hereof the amount of such Dissenting Share Payments.

1.8 Surrender of Certificates.

(a) Exchange Agent. Computershare Trust Company, N.A., or another Person selected by Parent to the reasonable satisfaction of the Stockholder Representative, shall serve as the exchange agent (the “Exchange Agent”) for the Merger. Any cash deposited with the Exchange Agent shall be referred to as the “Exchange Fund.”

(b) Initial Merger Consideration and Escrow Deposits. Immediately following the Closing, Parent shall make available to the Exchange Agent for exchange in accordance with this Article I the Initial Merger Consideration. Notwithstanding Sections 1.6(b) and 1.6(c) hereof, Parent shall deposit into the Escrow Fund: (i) a portion of the Initial Merger Consideration otherwise payable pursuant to Section 1.6 hereof equal to the Initial Escrow Amount, and (ii) a portion of the Launch Contingent Payment, if any, otherwise payable pursuant to Section 1.6 in accordance with Article II hereof (at the time such Launch Contingent Payment becomes payable) equal to the Additional Escrow Amount. Parent shall be deemed to have contributed with respect to each Stockholder, Warrantholder and the Cash Bonus Plan his, her or its Pro Rata Portion of the Escrow Amounts to the Escrow Fund at such times, rounded to the nearest cent ($0.01) (with amounts greater than or equal to $0.005 rounded up).

(c) Exchange Procedures. As soon as commercially practicable after the date hereof, Parent or the Exchange Agent shall deliver a letter of transmittal in substantially the form of Exhibit F (the “Letter of Transmittal”) to each Stockholder and Warrantholder at the address set forth opposite each such Stockholder and Warrantholder’s name on the Spreadsheet. After receipt of such letter of transmittal and any other documents that Parent or the Exchange Agent may require in order to effect the exchange (the “Exchange Documents”), the Stockholders and Warrantholders will surrender the certificates representing their shares of Company Capital Stock (the “Company Stock Certificates”) or Company Warrants, as the case may be, to the Exchange Agent for cancellation together with duly completed and validly executed Exchange Documents. Upon surrender of a Company Stock Certificate or Company Warrants, as the case may be, for cancellation to the Exchange Agent, or such other agent or agents as may be appointed by Parent, together with such Exchange Documents, duly completed and validly executed in accordance with the instructions thereto, and subject to the terms of Section 1.8(d) hereof, the holder of such Company Stock Certificate or Company Warrant, as the case may be, shall be entitled to receive from the Exchange Agent in exchange therefor, the cash amount to which such holder is entitled pursuant to Section 1.6(b) less the amount of cash deposited or to be deposited into the Escrow Fund on such Stockholder or Warrantholder’s behalf pursuant to Section 1.8(b) hereof and Article VIII hereof, and the Company Stock Certificate or Company Warrant, as the case may be, so surrendered shall be cancelled. In addition, holders of Company Stock Certificates or Company Warrants, as the case may be, surrendered pursuant to the terms of the preceding sentence shall be entitled to receive from the Exchange Agent, as soon as commercially practicable after such amounts become payable pursuant to the terms of Article II, the cash amount to which such holder is entitled pursuant to Article II hereof, subject to the holdback of the Additional Escrow Amount pursuant to the terms of Section 1.8(b) hereof. Until so surrendered, each Company Stock Certificate outstanding after the Effective Time will be deemed, for all corporate purposes thereafter, to evidence only the right to receive the consideration provided for in this Article I. No portion of the Merger Consideration will be paid to the holder of any unsurrendered Company Stock Certificate with respect to shares of Company Capital Stock formerly represented thereby until the holder of record of such Company Stock Certificate shall surrender such Company Stock Certificate and the Exchange Documents pursuant hereto.

(d) Transfers of Ownership. If any cash amounts are to be disbursed pursuant to Section 1.6(b) hereof to a Person other than the Person whose name is reflected on the Company Stock Certificate surrendered in exchange therefor, it will be a condition of the issuance or delivery thereof that the certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the payment of any portion of the Merger Consideration in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

(e) Exchange Agent to Return Merger Consideration. At any time following the last day of the sixth month following the Effective Time, Parent shall be entitled to require the Exchange Agent to deliver to Parent or its designated successor or assign all cash amounts relating to the Initial Merger Consideration that have been deposited with the Exchange Agent and any and all interest thereon or other income or proceeds thereof not disbursed to the holders of Company Stock Certificates pursuant to Section 1.8(c) hereof. At any time following the last day of the sixth month following the date upon which Parent deposits the funds relating to a Contingent Payment, if any, with the Exchange Agent (after such Contingent Payment becomes due and payable pursuant to Article II), Parent shall be entitled to require the Exchange Agent to deliver to Parent or its designated successor or assign all cash amounts relating to the Contingent Payment that have been deposited with the Exchange Agent and any and all interest thereon or other income or proceeds thereof not disbursed to the holders of Company Stock Certificates pursuant to Section 1.8(c) hereof. Following return to Parent of any portion of the Merger Consideration as provided in this Section 1.8(e), thereafter the holders of Company Stock Certificates shall be entitled to look only to Parent (subject to the terms of Section 1.8(g) hereof) only as general creditors thereof with respect to any and all cash amounts that may be payable to such holders of Company Stock Certificates pursuant to Section 1.6(b) hereof upon the due surrender of such Company Stock Certificates and duly executed Exchange Documents in the manner set forth in Section 1.8(c) hereof. No interest shall be payable for the cash amounts delivered to Parent pursuant to the provisions of this Section 1.8(e) and which are subsequently delivered to the holders of Company Stock Certificates.

(f) Investment of Exchange Fund. The Exchange Agent shall invest the cash deposited by Parent into the Exchange Fund as directed by Parent on a daily basis; provided, however, that no such investment or loss thereon shall affect the amounts payable to the Stockholders, Warrantholders and Cash Bonus Plan pursuant to Section 1.6(b) hereof. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable to the Stockholders pursuant to Section 1.6(b) hereof shall promptly be paid to Parent. Any loss or other reduction resulting from such investment shall be reimbursed by Parent such that the total cash in the Exchange Fund shall at all times be an amount equal to or greater than the Merger Consideration then payable less amounts previously paid to holders of Company Stock Certificates pursuant to Section 1.6(b) or deposited in the Escrow Fund pursuant to Section 1.8(b) and Article VIII hereof.

(g) No Liability. Notwithstanding anything to the contrary in this Section 1.8, neither the Exchange Agent, the Surviving Corporation, nor any party hereto shall be liable to a holder of shares of Company Capital Stock for any amount paid to a public official as required by any applicable abandoned property, escheat or similar law.

1.9 No Further Ownership Rights in Company Capital Stock. The cash amounts paid or payable in respect of the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof shall be deemed to be full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Stock Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

1.10 Lost, Stolen or Destroyed Certificates. In the event any Company Stock Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such amount, if any, as may be required pursuant to Section 1.6(b) hereof; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance of such amount, require the Stockholder who is the owner of such lost, stolen or destroyed certificates to either (a) deliver a bond in such amount as it may reasonably direct or (b) provide an indemnification agreement in a form and substance acceptable to Parent, against any claim that may be made against Parent or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

1.11 Taking of Necessary Action; Further Action. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, Parent, Sub, and the officers and directors of the Company, Parent and Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

ARTICLE II

CONTINGENT CONSIDERATION PROVISIONS

2.1 General Provisions.

(a) Contingent Payments Generally. The parties acknowledge and agree that the achievement by the Parent of certain product launch, revenue and ad inventory milestone targets (as described in this Article II and the Schedules attached hereto) are material factors in determining the valuation of the Company by Parent.

(b) Contingent Payments as Merger Consideration. The portions of the Contingent Payments payable to the Stockholders pursuant to this Article II are intended to be treated for Tax purposes as additional consideration for the Company Capital Stock and Company Warrants purchased by Parent in the Merger and shall be treated as such (subject to the requirement to treat a portion as imputed interest) for all Tax purposes except to the extent reasonably determined by Parent in the event of a dispute with, or contrary guidance or instruction is issued by, a taxing authority. Parent intends to treat the portions of the Contingent Payments payable to the participants in the Cash Bonus Plan pursuant to this Article II as compensation income taxable at ordinary income rates, and to the extent any participant in the Cash Bonus Plan received rights under the Cash Bonus Plan by virtue of being (or having been) an employee of the Company, shall be subject to all employment-related withholding taxes. Notwithstanding anything to the contrary, Parent makes no representations or warranties to the Company, Stockholders, Warrantholders or participants in the Cash Bonus Plan regarding the Tax treatment of the transactions contemplated by this Agreement by any taxing authority, or any of the Tax consequences to any Stockholder, Warrantholder or participant in the Cash Bonus Plan relating to the transactions contemplated by this Agreement. Each of the Company, the Stockholders, the Warrantholders and the participants in the Cash Bonus Plan must rely solely on its own tax advisors in connection with the transactions contemplated hereby.

(c) Payment to, and Allocation among, Stockholders, Warrantholders and the Cash Bonus Plan. Any Contingent Payments provided for in this Article II shall be allocated among the Stockholders, the Warrantholders and the Cash Bonus Plan in accordance with the terms of the Agreement. Any reference herein to payment of Contingent Payments to the Stockholders, Warrantholders and the Cash Bonus Plan provided for in this Article II shall be paid as follows: (i) in the case of payments to Stockholders and Warrantholders, the aggregate amount allocable to the Stockholders and Warrantholders shall be paid to the Exchange Agent for further distribution to the Stockholders and Warrantholders as soon as practicable thereafter, and (ii) in the case of payments to be made to the Cash Bonus Plan, the aggregate amount allocable to the Cash Bonus Plan shall be paid to the participants in the Cash Bonus Plan in accordance with the provisions of the Cash Bonus Plan.

(d) Contingent Payment Rights Not Transferable. No Stockholder or Warrantholder may, directly or indirectly, sell, exchange, transfer or otherwise dispose of his, her or its right to receive any portion of the Contingent Payments provided for herein, other than transfers (i) by the laws of divorce, descent and distribution or succession, (ii) to the Stockholder’s spouse, ex-spouse, domestic partner, lineal descendant or antecedent, brother or sister, the adopted child or adopted grandchild, or the spouse or domestic partner of any child, adopted child, grandchild or adopted grandchild of Stockholder, or to a trust or trusts for the exclusive benefit of the Stockholder or the above-mentioned members of the Stockholder’s family for valid estate planning purposes or (iii) to Affiliated Persons, in each case conditioned upon the Stockholder Representative delivering to Parent prior written notice of such transfer a reasonable time prior to the transfer being effected; provided that Parent, the Exchange Agent and the Escrow Agent shall not be required to give effect to any transfer until such parties have received from the transferor and/or the Stockholder Representative all of the documentation, instruments and information they may reasonably request in order to properly reflect such transfer. The notice of transfer must include (in addition to any information requested by Parent, the Exchange Agent and the Escrow Agent) the name and address of the transferee, taxpayer identification number of the transferee, and a revised Spreadsheet giving effect to the transfer. Any transfer in violation of this Section 2.1(d) shall be null and void and need not be recognized by Parent. Transfers by participants in the Cash Bonus Plan shall be permitted only to the extent permitted by the terms of the Cash Bonus Plan (if at all).

(e) Payment Adjustment Fund. For each of calendar years 2006, 2007 and 2008, ten percent (10%) of each Revenue Contingency Payment and Inventory Contingency Payment (rounded down to the nearest $0.01) relating to a Revenue Payment Period or Inventory Payment Period, as applicable, ending on March 31, June 30 or September 30 of such year shall be deducted from such Revenue Contingency Payment or Inventory Contingency Payment, and instead shall be deposited with the Escrow Agent (such deposits, together with interest accruing thereon are referred to as the “Payment Adjustment Fund” for such year) to be held available to reimburse Parent for any Payment Overage (as defined in Section 2.4(b)) relating to any Revenue Contingency Payment and/or Inventory Contingency Payment made in such year.

(f) Setoff Against Contingent Payments. Each Contingent Payment shall be subject to Parent’s right of setoff as and to the extent provided in Article VIII of the Agreement.

2.2 Definitions Applicable to this Article II.

(a) Capitalized terms not defined in this Article II shall have the meanings ascribed to them in the Agreement.

(b) The term “acquire” (and variants of such term) used with reference to [***] means to acquire the right to [***], as applicable.

(c) “Adjusted Listener Count” shall mean, for each Covered Unused Radio Spot, the product of (i) the Listener Count for such Covered Unused Radio Spot, times (ii) the quotient obtained by dividing (A) the length (in seconds) of such Covered Unused Radio Spot, by (B) the average length (in seconds) of all Covered Radio Advertisements broadcast during Covered Used Radio Spots during the Inventory Payment Period in which the Covered Unused Radio Spot occurs.

(d) “Affiliate” of any entity (or entities that are “Affiliated”) shall mean any other entity who either directly or indirectly through one or more intermediaries is in control of, is controlled by, or is under common control with, such entity. For purposes of this definition, “control” when used with respect to any entity means the power to direct the management and policies of such entity, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

(e) “AudioAds Product” shall mean the products and services to be provided by Parent to (i) acquire and manage [***]; (ii) sell such advertising inventory to its network of advertisers; (iii) dynamically insert audio advertisements into such advertising inventory; and (iv) manage the ad creation, ad campaign management, reporting, billing and payments related thereto.

(f) “AudioAds Operating Group” shall mean the operating group (including development, sales, support, administrative and other personnel) within Parent that has principal responsibility for (i) developing, launching and maintaining the AudioAds Product, the Company System and the Broadcast Automation Product, (ii) the sales and marketing of the use of the AudioAds Product, Company System and the Broadcast Automation Product and (iii) managing and developing relationships with advertisers, advertising agencies, content producers and syndicators, broadcasters and other parties with whom Parent interacts in connection with the AudioAds Product, the Company System and the Broadcast Automation Product.

(g) “Barter Transaction” shall mean a transaction in which Parent acquires [***] property (tangible or intangible), services or rights in exchange for Parent providing (or entering into an obligation to provide) non-monetary consideration (that is, consideration other than the payment of cash or the obligation to pay cash), either alone or together with monetary consideration.

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(h) “Broadcast Automation Product” shall mean Parent’s programming automation solution and related services for Covered Radio Media broadcasters.

(i) “Company System” shall mean the system (which may comprise software and/or hardware) developed by the Company (as such system may be modified, replaced or augmented from time to time by Parent following the Closing) that enables Parent to dynamically insert audio advertisements into [***] as directed by servers controlled by Parent, over an Internet protocol network.

(j) “Contingent Payment Report” shall mean a Revenue Contingency Report or an Inventory Contingency Report.

(k) “Costs of Revenues” shall mean, with respect to a Revenue Payment Period, the following costs and expenses recognized by Parent during such period in accordance with GAAP (as applied by Parent), resulting from payments made to, property or services provided to or obligations owed to third parties in consideration for the following (subject to the provisions of Section 2.7):

(i) Parent acquiring Radio Spots;

(ii) [***];

(iii) [***];

(iv) [***];

(v) [***]; and

(vi) [***].

Such costs and expenses may include monetary and/or non-monetary consideration (including pursuant to a Barter Transaction). Such costs and expenses include payments, transfers and obligations made to:

(1) The parties from whom Parent acquire the right to insert advertisements [***];

(2) The parties from whom Parent acquires [***]; and

(3) The parties from whom Parent acquires [***].

In the case of a Barter Transactions in which Parent provides the Broadcast Automation Product, services based on [***], the Cost of Revenues for [***] resulting from the bartered property shall be the third party costs incurred by Parent in procuring and providing property and services required to provide such bartered property or services. In the case of any other Barter Transactions, the Cost of Revenues related to such Barter Transactions shall be as determined by

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

the parties in good faith; provided that for any such other Barter Transaction with respect to which the parties have not agreed upon treatment (an “Unagreed Barter Transaction”), no cost associated with such Barter Transaction will count toward or be included in the definition of Cost of Revenues.

(l) [***].

(m) “Covered Inventory Amount” shall mean (subject to the provisions of Section 2.7), for an Inventory Payment Period, the quotient obtained by dividing:

(i) the sum of (1) the sum of the Listener Counts for all Covered Radio Advertisements inserted into Covered Radio Spots broadcast during such Inventory Payment Period plus (2) the sum of the Adjusted Listener Counts for all Covered Unused Radio Spots that occur during such Inventory Payment Period, by

(ii) three.

(n) “Covered Net Revenue” shall mean, for a Revenue Payment Period, the following, as determined in accordance with GAAP as applied by Parent (subject to the provisions of Section 2.7):

(i) the revenues recognized by Parent (which, for the avoidance of doubt, are calculated after giving effect to contra revenue items including sales allowance) during such period from:

(1) Covered Radio Advertisements;

(2) [***];

(3) [***];

(4) [***];

(5) [***]; and

(6) [***];

LESS, in each case

(ii) the Cost of Revenues related to such revenues described above for such period;

provided that, no revenue derived from any Unagreed Barter Transaction (including indirectly from the property or services acquired in such Unagreed Barter Transaction), will count toward or be included in the definition of Covered Net Revenue

(o) “Covered Radio Advertisement” shall mean an audio advertisement inserted into a Radio Spot by Parent using the Company System.

(p) [***].

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(q) “Covered Radio Media” shall mean [***].

(r) [***].

(s) “Covered Radio Spot” shall mean a Radio Spot (i) into which Parent is, pursuant to a written contract, entitled to insert Covered Radio Advertisements using the Company System; (ii) which is recognized by the Company System as available for advertisement insertion (by “tokenization” or otherwise) and (iii) into which the Company System has the capability of inserting Covered Radio Advertisements; provided that, in the case of clause (i), the Contract has been entered into in compliance with Parent’s policies and procedures for contract review, approval and execution, including Parent’s “Deal Review” process and signature authority policy; provided further that the parties acknowledge that the Contracts listed on Schedule 2.2(s) have been approved by Parent’s “Deal Review” process and signature authority policy.

(t) “Covered Unused Radio Spot” shall mean a Covered Radio Spot that has occurred and during which no Covered Radio Advertisements were broadcast.

(u) “Covered Used Radio Spot” shall mean a Covered Radio Spot that has occurred and during which one or more Covered Radio Advertisement was broadcast.

(v) [***].

(w) [***].

(x) “Inventory Contingency Payment” shall mean, for an Inventory Payment Period, the payment amount calculated in accordance with Section 2.3(d) or 2.3(e) below, as applicable.

(y) “Inventory Payment Period” shall mean each of the following periods (inclusive of the beginning and ending dates of each such period):

January 1, 2006 through March 31, 2006
April 1, 2006 through June 30, 2006
July 1, 2006 through September 30, 2006
October 1, 2006 through December 31, 2006
January 1, 2007 through March 31, 2007

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

April 1, 2007 through June 30, 2007
July 1, 2007 through September 30, 2007
October 1, 2007 through December 31, 2007
January 1, 2008 through March 31, 2008
April 1, 2008 through June 30, 2008
July 1, 2008 through September 30, 2008
October 1, 2008 through December 31, 2008

(z) “Inventory Reference Amount” shall mean, (1) for an Inventory Payment Period ending on or before December 31, 2007, the amount set forth in the table entitled “2006-2007 Inventory Table” in Schedule 2.2(z)(i) directly to the right, in such table, of the entry in the Covered Inventory Amount column that includes the Covered Inventory Amount achieved for such Inventory Payment Period, and (2) for Inventory Payment Period ending after January 1, 2008, the amount set forth in the table entitled “2008 Inventory Table” in Schedule 2.2(z)(ii) directly to the right, in such table, of the entry in the Covered Inventory Amount column that includes the Covered Inventory Amount achieved for such Inventory Payment Period.

(aa) “Listener Count” shall, for a Covered Radio Spot, mean the measure of the number of listeners applicable to such Covered Radio Spot, determined as follows:

(i) For Covered Radio Advertisements and Covered Unused Radio Spots broadcast [***]:

(1) [***].

(2) [***].

(ii) [***].

(iii) The parties agree to use the most recently available published listener count data that is effective in the Company System.

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(iv) The methodology described in this definition is intended to describe the current methodology used by the Company to present audience measurement data to its advertisers for purposes of purchasing and determining pricing for Covered Radio Spots. Upon request of one of the Parties from time to time, the Parties agree to discuss and consider in good faith whether the methodologies defined herein remain valid, and if, in the exercise of their good faith judgment, they determine that they do not, including if Arbitron ceases to provide data, then the Parties shall negotiate in good faith appropriate modifications to this Listener Count definition.

(bb) “Maximum Inventory Contingent Consideration” shall mean the maximum total amount of Inventory Contingency Payments that may be earned pursuant to Sections 2.3(d) and 2.3(e) of this Article II below, which (i) for the period 2006 – 2007 is equal to an aggregate of $90,000,000 and (ii) for the period 2008 is equal to an aggregate of $181,000,000.

(cc) “Maximum Revenue Contingent Consideration” shall mean the maximum total amount of Revenue Contingency Payments that may be earned pursuant to Sections 2.3(b) and 2.3(c) below, which (i) for the period 2006 – 2007 is equal to an aggregate of $300,000,000 and (ii) for the period 2008 is equal to an aggregate of $540,000,000.

(dd) “Parent” shall, for purposes of this Article II, mean Parent and/or its consolidated subsidiaries.

(ee) “Party” and “Parties” shall mean, for purposes of this Article II, Parent and the Stockholder Representative.

(ff) [***].

(gg) [***].

(hh) “Radio Spot” shall mean a contiguous segment of not less than 10 seconds of audio broadcasting airtime on Covered Radio Media that may be filled with audio advertisements.

(ii) “Revenue Contingency Payment” shall mean, for a Revenue Payment Period, the payment amount calculated in accordance with Sections 2.3(b) or 2.3(c) below, as applicable.

(jj) “Revenue Payment Period” means each of the following periods (inclusive of the beginning and ending dates of each such period):

January 1, 2006 through March 31, 2006
January 1, 2006 through June 30, 2006
January 1, 2006 through September 30, 2006
January 1, 2006 through December 31, 2006

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

April 1, 2006 through March 31, 2007
July 1, 2006 through June 30. 2007
October 1, 2006 through September 30, 2007
January 1, 2007 through December 31, 2007
January 1, 2008 through March 31, 2008
January 1, 2008 through June 30, 2008
January 1, 2008 through September 30, 2008
January 1, 2008 through December 31, 2008

(kk) “Revenue Reference Amount” shall mean, (1) for a Revenue Payment Period ending on or before December 31, 2007, the amount set forth in the table entitled “2006-2007 Revenue Table” in Schedule 2.2(kk)(i) directly to the right, in such table, of the entry in the Covered Net Revenues column which includes the Covered Net Revenue amount achieved for such Revenue Payment Period, and (2) for a Revenue Payment Period ending after January 1, 2008, the amount set forth in the table entitled “2008 Revenue Table” in Schedule 2.2(kk)(ii) directly to the right, in such table, of the entry in the Covered Net Revenues column which includes the Covered Net Revenue amount achieved for such Revenue Payment Period.

(ll) [***].

2.3 Contingent Payments. The Stockholders, Warrantholders and Cash Bonus Plan shall be entitled to the following Contingent Payments:

(a) Product Launch. Parent shall pay to the Stockholders, Warrantholders and the Cash Bonus Plan (in accordance with the provisions of Section 2.4) Twenty Five Million Dollars ($25,000,000) (the “Launch Contingent Payment”) in cash if and only if, prior to the three (3) year anniversary of the Closing Date (“Launch Contingency Date”), Parent launches [***] (the “Launch Milestone”); provided that any such product launch shall be subject to Parent’s product launch processes and procedures and shall be subject to Parent’s determination of when the [***] is ready for launch (including Parent’s determination as to the necessary features, performance, scalability, and security requirements for launch and Parent’s determination of whether or not any features described above are to be included in the [***] at launch).

(b) 2006-2007 Revenue Milestones. For each completed Revenue Payment Period ending on or before December 31, 2007, Parent shall pay (in accordance with the provisions of Section 2.4) to the Stockholders, Warrantholders, and the Cash Bonus Plan (in accordance with their respective Pro Rata Portions) cash in the aggregate equal to (i) for the first Revenue Payment Period during such period, the Revenue Reference Amount for such Revenue Payment Period, and (ii) for each subsequent Revenue Payment Period during such period, the amount, if any, by which (A) the Revenue Reference Amount for such Revenue Payment Period exceeds (B) the highest Revenue Reference Amount achieved in any of the prior completed Revenue Payment Periods.

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(c) 2008 Revenue Milestones. For each completed Revenue Payment Period ending after January 1, 2008 and on or before December 31, 2008, Parent shall pay (in accordance with the provisions of Section 2.4) to the Stockholders, Warrantholders and the Cash Bonus Plan (in accordance with their respective Pro Rata Portions) cash in the aggregate equal to (i) for the first Revenue Payment Period during such period, the Revenue Reference Amount for such Revenue Payment Period, and (ii) for each subsequent Revenue Payment Period during such period, the amount, if any, by which (A) the Revenue Reference Amount for such Revenue Payment Period exceeds (B) the highest Revenue Reference Amount achieved in any of the prior completed Revenue Payment Periods ended after January 1, 2008.

(d) 2006-2007 Inventory Milestones. For each completed Inventory Payment Period ending on or before December 31, 2007, Parent shall pay (in accordance with the provisions of Section 2.4) to the Stockholders, Warrantholders and Cash Bonus Plan (in accordance with their respective Pro Rata Portions) cash in the aggregate equal to (i) for the first Inventory Payment Period during such period, the Inventory Reference Amount for such Inventory Payment Period, and (ii) for each subsequent Inventory Payment Period during such period, the amount, if any, by which (A) the Inventory Reference Amount for such Inventory Payment Period exceeds (B) the highest Inventory Reference Amount achieved in any of the prior completed Inventory Payment Periods.

(e) 2008 Inventory Milestones. For each completed Inventory Payment Period ending after January 1, 2008 and on or before December 31, 2008, Parent shall pay (in accordance with the provisions of Section 2.4) to the Stockholders, Warrantholders and Cash Bonus Plan (in accordance with their respective Pro Rata Portions) cash in the aggregate equal to (i) for the first Inventory Payment Period during such period, the Inventory Reference Amount for such Inventory Payment Period, and (ii) for each subsequent Inventory Payment Period during such period, the amount, if any, by which (A) the Inventory Reference Amount for such Inventory Payment Period exceeds (B) the highest Inventory Reference Amount achieved in any of the prior completed Inventory Payment Periods ended after January 1, 2008.

(f) Calculation of Reference Amounts. For purposes of clarification, in no event, with respect to the 2006-2007 time period and the 2008 time period, will Parent be required to pay an aggregate amount of Revenue Contingency Payments or Inventory Contingency Payments that is in excess of the highest Revenue Reference Amount or Inventory Reference Amount, as applicable, actually achieved in any of the completed Revenue Payment Periods or Inventory Payment Periods during such 2006-2007 time period or 2008 time period, as applicable, subject in any event to Parent’s right to recover for indemnity claims and Payment Overages. Any Launch Contingent Payment that is not earned as provided herein and any portion of the Maximum Inventory Contingent Consideration and Maximum Revenue Contingent Consideration that are not earned as provided herein shall in each case not be included in the Merger Consideration and shall not be paid to the Stockholders, Warrantholders or the Cash Bonus Plan.

(g) Period from January 1, 2006 through Closing. For purposes of determining the Revenue Reference Amount and Inventory Reference Amount for the first Revenue Reference Period and Inventory Reference Period of 2006, transactions occurring between January 1, 2006 and the Closing will be counted (notwithstanding that they occurred prior to the Closing) to the extent that they would have counted had they occurred after the Closing.

2.4 Reports and Payment.

(a) Launch Contingency Report. Upon the written request of the Stockholder Representative (provided that not more than one such request shall be made each calendar quarter), Parent shall no later than fifteen (15) Business Days following receipt of such request, deliver to the Stockholder Representative a report setting forth the Parent’s assessment of the progress towards the launch [***]. No later than thirty (30) days following achievement of the Launch Milestone, Parent shall pay the Launch Contingent Payment to the Stockholders, the Warrantholders and the Cash Bonus Plan.

(b) Revenue Contingency Report; Payment; Overage Claim.

(i) No later than sixty (60) days following the last day of each Revenue Payment Period (ninety (90) days in the case of a Revenue Payment Period ending on December 31 of any year), Parent shall deliver to the Stockholder Representative and the Escrow Agent a written report setting forth Parent’s good faith determination of the Covered Net Revenue and the Revenue Reference Amount for such Revenue Payment Period, and the resulting Revenue Contingency Payment payable, if any, for such Revenue Payment Period (the “Revenue Contingency Report”).

(ii) No later than sixty (60) days following the last day of each Revenue Payment Period (ninety (90) days in the case of a Revenue Payment Period ending on December 31 of any year), Parent shall pay to the Stockholders and to the Cash Bonus Plan the amount of the Revenue Contingency Payment, subject to Sections 2.1(e) and 2.1(f).

(iii) If Parent determines that it made one or more Revenue Contingency Payments in respect of Revenue Payment Periods occurring during a calendar year that were in excess of the amounts that it should have paid, Parent may include in the Revenue Contingency Report for the Revenue Payment Period ending December 31 of such calendar year a written report setting forth Parent’s good faith determination of such excess payment, including the adjusted Covered Net Revenue(s) and the Revenue Reference Amount(s) for the applicable Revenue Payment Period(s). Such an excess payment of a Revenue Contingency Payment, or an excess payment of an Inventory Contingency Payment described in Section 2.4(c) below, is referred to herein as a “Payment Overage.” If Parent fails to include in the Revenue Contingency Report for the Revenue Payment Period ending December 31 of a calendar year a written report setting forth Parent’s good faith determination of any Payment Overage in respect of Revenue Payment Periods occurring during such calendar year, Parent waives any right to object to the amount of any such Revenue Contingency Payments, unless the Stockholder Representative submits to Parent and the Escrow Agent a Payment Dispute Report with respect any such Revenue Contingency Payments.

(c) Inventory Contingency Report; Payment; Overage Claim.

(i) No later than sixty (60) days (ninety (90) days in the case of an Inventory Payment Period ending on December 31 of any year) following the last day of each Inventory Payment Period, Parent shall deliver to the Stockholder Representative and the Escrow Agent a written report setting forth Parent’s good faith determination of the Covered Inventory Amount and the Inventory Reference Amount for such Inventory Payment Period, and the Inventory Contingency Payment payable, if any, for such Inventory Payment Period (the “Inventory Contingency Report”). The Inventory Contingency Report and the Revenue Contingency Report for a period may be combined into a single report.

(ii) No later than sixty (60) days following the last day of each Inventory Payment Period (ninety (90) days in the case of an Inventory Payment Period ending on December 31 of any year), Parent shall pay to the Stockholders and the Cash Bonus Plan the amount of the Inventory Contingency Payment, subject to Sections 2.1(e) and 2.1(f) of this Article II.

(iii) If Parent determines in good faith that that it made one or more Inventory Contingency Payments in respect of Inventory Payment Periods occurring during a calendar year that were in

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

excess of the amounts that it should have paid, Parent may include in the Inventory Contingency Report for the Inventory Payment Period ending December 31 of such calendar year a written report setting forth Parent’s good faith determination of such excess payment, including the adjusted Covered Inventory Amount(s) and the Inventory Reference Amount(s) for the applicable Inventory Payment Period(s). If Parent fails to include in the Inventory Contingency Report for the Inventory Payment Period ending December 31 of a calendar year a written report setting forth Parent’s good faith determination of any Payment Overage in respect of Inventory Payment Periods occurring during such calendar year, Parent waives any right to object to the amount of any such Inventory Contingency Payments, unless the Stockholder Representative submits to Parent and the Escrow Agent a Payment Dispute Report with respect any such Inventory Contingency Payments.

2.5 Stockholder Representative Review.

(a) Upon the written request of the Stockholder Representative (a “Review Request”), Parent shall promptly deliver to the Stockholder Representative a copy of all supporting work papers and accounting records reasonably requested by the Stockholder Representative that were utilized in preparing the Contingent Payment Report relating to any Revenue Payment Period or Inventory Payment Period; provided however that a Review Request must be made, if at all, no later than one hundred eighty (180) days following the last day of the calendar year during which occurred the Revenue Payment Period or Inventory Payment Period to which the Review Request relates. The review provided for in this Section 2.5(a) shall occur during ordinary business hours, and shall be at the Stockholder Representative’s sole expense.

(b) Information provided to the Stockholder Representative under the terms of this Article II (including the existence and amounts of any Contingent Payments and the fact of any dispute relating to any Contingent Payment) shall be referred to as “Confidential Information.” The Stockholder Representative shall, (i) except as required by law, keep all Confidential Information confidential, shall not disclose or reveal any Confidential Information to any person other than its Representatives (as defined below) who are actively and directly participating in Stockholder Representative’s review or dispute of the Contingent Payments provided for herein and shall cause those persons to observe the terms of this provision; (ii) shall not use Confidential Information for any purpose other than in connection with its review or dispute of the Contingent Payments as provided for herein. The Stockholders and Warrantholders shall be responsible for any breach of the terms of this provision by them or their Representatives. “Representative” shall mean, as to the Stockholder Representative, its agents and advisors (including, without limitation, financial advisors, attorneys and accountants). Parent shall keep and retain complete and accurate records in sufficient detail to reasonably enable the Stockholder Representative to complete the review described above.

(c) Parent shall cause such records to be kept and retained in sufficient detail to satisfy Parent’s obligations under Section 2.5(a). If any such information required to be delivered under Section 2.5(a) is maintained by Parent in electronic form, Parent shall make such information available to the Stockholder Representative in electronic form.

2.6 Disagreements.

(a) If the Stockholder Representative concludes in good faith that a Revenue Contingency Report or Inventory Contingency Report contains inaccuracies or that the calculations of the Contingent Payment or Payment Overage, as applicable, contained in a Revenue Contingency Report or Inventory Contingency Report do not comply with the terms of this Agreement in any way, the Stockholder Representative may notify Parent and Escrow Agent of its conclusions (such notice, a “Payment Dispute Report”). Any Payment Dispute report delivered by the Stockholder Representative must be in writing, shall state in reasonable detail the basis for the conclusion and its calculation of the Contingent Payment due to the Stockholders, Warrantholders and the Cash Bonus Plan and/or, if applicable, the Payment Overage due to Parent, and shall be delivered to Parent and the Escrow Agent no later than one hundred eighty (180) days after the end of the calendar year during which occurred the Revenue Payment Period(s) and Inventory Payment Period(s) that are the subject of the Payment Dispute Report (such period, the “Dispute Period” for Contingency Periods during such calendar year). A Revenue Contingency Report or Inventory Contingency Report shall be final, and shall be conclusive and binding upon the parties (including with respect to any Payment Overage included therein), with respect to all of its contents if the Stockholder Representative does not timely deliver a Payment Dispute Report in respect of such Revenue Contingency Report or Inventory Contingency as provided herein.

(b) If the Stockholder Representative timely delivers a Payment Dispute Report in accordance with Section 2.6(a), the dispute represented thereby shall be resolved in accordance with the provisions of Section 10.10 (subject to the provisions of Section 2.6(d) below); provided, however, that the dispute resolution proceedings relating to all disputes regarding Revenue Payment Periods and Inventory Payment Periods that occur during the same calendar year must be combined into a single negotiation, mediation and/or arbitration process, as applicable; provided further that such dispute resolution proceedings shall not commence until after the ninetieth (90th) day following the end of such calendar year.

(c) If a dispute arises between the parties relating to an Launch Contingency Report, a Revenue Contingency Report or an Inventory Contingency Report, the parties agree to engage in mediation, as described in Section 10.10(b), for no more than thirty (30) days. If after the aforementioned thirty (30) day period, the dispute has not been resolved, such dispute will be submitted to an arbitrator or arbitration panel chosen pursuant to Section 10.10(d); provided that, for purposes of disputes under this Article II, the seventy-five (75) day period referenced in Section 10.10(f) shall instead be sixty (60) days, and the ninety (90) day period referenced in Section 10.10(f) shall instead be sixty (60) days. The arbitrator(s) decision shall be final and binding on all parties and non-appealable. A dispute as described above will be considered to be finally determined and conclusive upon the parties (a “Final Determination”) under the following circumstances (1) an agreement among the Parent and Stockholder Representative is reached pursuant to negotiations or mediation conducted pursuant to this Section 2.6(d) which is memorialized in a written settlement agreement executed by both parties (a “Dispute Settlement Agreement”); or (2) a final decision from an arbitration proceeding conducted pursuant to this Section 2.6(d) (a “Dispute Arbitration Decision”).

(d) If the dispute resolution process of Section 10.10 results in Parent being required to (or agreeing to) pay additional amounts to the Stockholders, Warrantholders and the Cash Bonus Plan, Parent shall within ten (10) Business Days of the Final Determination pay such additional amount of Contingent Payment to the Stockholders, Warrantholders and the Cash Bonus Plan.

(e) Escrow Recovery of Overage Amount. A Payment Overage asserted by Parent shall become final and binding upon the parties if it is the subject of a Final Determination or if the Stockholder Representative does not timely object to such asserted Payment Overage as provided in Section 2.6 above (such a final Payment Overage, a “Payable Overage”). A Payable Overage shall be satisfied as follows: (1) first out of the Payment Adjustment Fund, (2) then (if amounts remain to be paid), at Parent’s election by claim against the Escrow Fund and/or by offsetting such remaining Payment Overage against any future Contingent Payments. The Escrow Agent shall be entitled to rely on a Dispute Settlement Agreement or a written Dispute Arbitration Decision, to make a distribution to Parent out of the Escrow Fund or the Payment Adjustment Fund of a Payment Overage determined in the Dispute Settlement Agreement or Dispute Decision. The Escrow Agent shall be entitled to rely on a Revenue Contingency Report or Inventory Contingency Report with respect to which no Payment Dispute Report was timely delivered and that specifically identifies an asserted Payment Overage, and make a distribution to Parent out of the Escrow Fund or the Payment Adjustment Fund of such Payment Overage.

(f) Release of Payment Adjustment Fund to Stockholders, Warrantholders and the Cash Bonus Plan.

(i) As soon as practicable following the one hundred eightieth (180th) day after the end of each of calendar year 2006, 2007 and 2008, to the extent that the Payment Adjustment Fund for each such year exceeds the aggregate amount of any Payment Overages asserted by Parent for the Inventory Payment Periods and Revenue Payment Periods in such year, the Escrow Agent shall distribute such excess amount to the Exchange Agent for payment to the Stockholders and Warrantholders, and to Parent for payment to the Cash Bonus Plan, in each case in proportion to their respective Pro Rata Portions.

(ii) For each of calendar years 2006, 2007 and 2008, in the case that Parent does not timely assert a Payment Overage (as provided in Section 2.4) for any Revenue Payment Period or Inventory Payment Period occurring during such calendar year, the Escrow Agent shall distribute any remaining amounts of the Payment Adjustment Fund applicable to such year to the Exchange Agent for payment to the Stockholders and Warrantholders, and to Parent for payment to the Cash Bonus Plan, in each case in proportion to their respective Pro Rata Portions, as soon as practicable after the day following the last day on which a Payment Overage relating to any Revenue Payment Period or Inventory Payment Period occurring during such year could be timely asserted hereunder.

(iii) For each of calendar years 2006, 2007 and 2008, in the case that any Payment Overages have been timely asserted by Parent for any Revenue Payment Periods or Inventory Payment Periods occurring during any such calendar year, but no dispute relating to any of the asserted Payment Overages for such year is timely raised by the Stockholder Representative, after payment of such Payment Overages to Parent out of the Payment Adjustment Fund, the Escrow Agent shall distribute any remaining amounts of the Payment Adjustment Fund applicable to such year to Parent as soon as practicable after the day following the last day on which Stockholder Representative could have timely disputed any such Payment Overages.

(iv) For each of calendar years 2006, 2007 and 2008, in the case that any Payment Overages have been timely asserted by Parent for any Revenue Payment Periods or Inventory Payment Periods occurring during any such calendar year, and a dispute relating to any such asserted Payment Overage is timely raised by the Stockholder Representative, on the day on which the Escrow Agent receives written notice of the Final Determination of all such disputes relating to Payment Overages asserted with respect to such year, after payment to Parent out of the applicable Payment Adjustment Fund of all Payment Overages to which Parent is entitled pursuant to such Final Determinations, the Escrow Agent shall distribute any amount remaining in the Payment Adjustment Fund for such calendar year to the Exchange Agent for payment to the Stockholders and Warrantholders, and to Parent for payment to the Cash Bonus Plan (in each case in proportion to their respective Pro Rata Portions).

(g) All negotiations pursuant to this Section 2.6 shall be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and state rules of evidence.

2.7 Exclusion of Excludable Contracts.

(a) Acquisition Contract. An “Acquisition Contract” shall mean [***].

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b) Excludable Contract. An “Excludable Contract” shall mean [***].

(c) Blanket Authorization. A “Blanket Authorization” shall mean [***].

(d) Deal Review. [***].

(e) Excluded Contract. Each of the following agreements shall be an “Excluded Contract”:

(i) [***]:

(1) An Excludable Contract with respect to which [***]; or

(2) An Excludable Contract with respect to which [***]; or

(ii) [***]:

(1) An Excludable Contract with respect to which [***]; or

(2) An Excludable Contract with respect to which [***]; or

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(iii) [***]:

(1) An Excludable Contract with respect to which the Parent has delivered an Excludable Contract Notice (defined below) and the Stockholder Representative has delivered notice to Parent within five (5) business days thereafter requesting that such Excludable Contract be treated as an Excluded Contract.

(2) Any Acquisition Contract providing for [***].

(f) Notice to Stockholder Representative. If Parent proposes to enter into, or enters into, an Excludable Contract or a Blanket Authorization, and [***], Parent shall give notice to the Stockholder Representative of such contract or blanket authorization (or proposed contract or blanket authorization, as applicable) (each, a “Excludable Contract Notice” or “Blanket Authorization Notice”).

(g) [***]. Without limiting the foregoing, for purposes of Sections 2.7(e)(i)(2) and 2.7(e)(ii)(2), notice of any such agreement or proposed agreement will be deemed given if [***].

(h) Effect of Excluded Contracts. No revenue derived from any Excluded Contract (including indirectly from the monetization of property or services acquired in such Excluded Contract) will count toward or be included in the definition of Covered Net Revenue, and no third party cost arising out of such Excluded Contract will count toward or be included in the definition of Cost of Revenues, in each case for any applicable Revenue Payment Period. In addition, no Listener Counts for Covered Radio Advertisements, and no Adjusted Listener Counts for Covered Unused Radio Spots, in each case from any Radio Spots acquired directly or indirectly through such Excluded Contract shall count toward or be included in the calculation of Covered Inventory Amount for any applicable Inventory Payment Period.

(i) Stockholder Representative Confidentiality. Notwithstanding anything to the contrary, Parent’s obligations hereunder shall in no event be interpreted in a manner to require it to violate any confidentiality obligations applicable to it.

(j) Requests for Confirmation. From time to time, at Parent’s request, Chad, Ryan or the Stockholder Representative, as the case may be, will confirm in writing his understanding as to the list of agreements that are Excluded Contracts, and/or sign an acknowledgement of the parties’ understanding with respect thereto.

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(k) Appointment. Each of the Stockholders and Warrantholders hereby appoints Chad and Ryan as its agent and attorney-in-fact for and on behalf of the Stockholders to give and receive notices and communications, and to sign the confirmations contemplated by this Section 2.7, but only to the extent Chad or Ryan, as the case may be, are still then employed by Parent. Any action of Chad or Ryan permitted to be taken under this Section 2.7 shall be binding upon and effective against the Stockholders and Warrantholders.

2.8 [***] Control.

(a) Subject to the other provisions of this Section 2.8, [***].

(b) Notwithstanding anything herein to the contrary, the AudioAds Operating Group will be subject to Parent’s operating policies, processes and procedures, including:

(i) All expenditures by the AudioAds Operating Group will be subject to Parent’s spending authority policy.

(ii) All contracts entered into by the AudioAds Operating Group will be subject to Parent’s deal review and contracts approval policies, processes an procedures (including Parent’s signature authority policy).

(iii) All product and feature launches by the AudioAds Operating Group will be subject to Parent’s product and feature launch policies, processes and procedures.

(iv) All hiring and terminations by the AudioAds Operating Group will be subject to Parent’s hiring and human resources policies, processes and procedures.

(c) Upon Closing, Chad Steelberg will be the General Manager of the AudioAds Operating Group, reporting to [***].

(d) [***].

(e) [***].

(f) [***], Parent shall have the ultimate power, right and discretion to control all aspects of its business and operations (including decisions

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

regarding the features, functions and characteristics of any of its products, the technology on which its products and associated software are based, whether and when to launch its products, how to price, market and distribute its products and the terms and conditions of any agreement by which it will agree to be bound).

2.9 No Guarantee of Employment. Nothing herein shall constitute a guarantee of employment or engagement of any employee or contractor of the Company or Parent, and either of them may terminate any employee or contractor, with or without cause, at any time and such termination shall not constitute a breach of this Agreement.

2.10 No Other Representations, Warranties or Commitments. This Agreement contains the entire agreement with respect to Parent’s and the Surviving Corporation’s obligations in connection with the achievement of any of the Lunch Milestone or inventory or revenue targets that would result in the payment of any Contingent Payments hereunder. Other than the express representations of Parent contained in Article IV, notwithstanding anything else (including any prior or contemporaneous communications) to the contrary, for purposes of determining the parties’ rights under this Article II, Parent and the Surviving Corporation make no, and none of the Company, any Stockholder, Warrantholder nor any participant in the Cash Bonus Plan are relying on any, representations, warranties or covenants either with respect to the support to be provided in order to achieve the launch of [***] or the inventory or revenue targets or as to the likelihood or feasibility of achieving the launch of the [***] or the inventory or revenue targets.

2.11 Certain Transactions. Notwithstanding any other provision of this Article II, for purposes of determining the achievement of the Covered Net Revenue and Covered Inventory thresholds that determine the payment of Contingent Payments pursuant to Sections 2.3(b), 2.3(c), 2.3(d) and 2.3(e), unless prior notice is provided to Parent, there shall not be counted in such determination any Covered Net Revenue or Covered Inventory Amount that results from a transaction involving (a) one or more Persons with which a 1% or greater Stockholder directly or indirectly is an Affiliate; or (b) has an agreement or arrangement pursuant to which the Stockholder, Warrantholder or participant in the Cash Bonus Plan agrees to share the economic benefit of any Contingent Payments hereunder with such Persons in relation to such transaction and which in any way relates to Covered Radio Spots, Covered Radio Advertisements, [***], Contingent Payments or the achievement of the thresholds relevant to Sections 2.3(b), 2.3(c), 2.3(d) and 2.3(e). Each Stockholder, Warrantholder and participant in the Cash Bonus Plan agrees to provide prompt written notice to Parent prior to consummation of any transaction described in the preceding sentence. Following such notice, Parent agrees to evaluate all such transactions in good faith with the same scrutiny that would apply to transactions which do not involve such conflicting interests. To the Company’s Knowledge, no Stockholder, Warrantholder or participant in the Cash Bonus Plan is a party to any transaction described in (b) above.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Sub, subject to such exceptions as are specifically disclosed in the disclosure schedule (referencing the appropriate section and subsection numbers) supplied by the Company to Parent (the “Company Disclosure Schedule”) and dated as of the date hereof, (A) on the date hereof and, (B) if the Closing occurs, as of the Closing Date (except where a representation or warranty is made as of the date hereof or a specific date herein), as though made on the Closing Date, as set forth below. Notwithstanding anything herein to the contrary, the representations and warranties contained in this Article III are the only representations and warranties being made by the Company in this Agreement.

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

3.1 Organization of the Company.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power to own its properties and to carry on its business as currently conducted and as currently contemplated to be conducted. The Company is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business make such qualifications necessary. The Company has delivered a true and correct copy of its certificate of incorporation, as amended to date (the “Certificate of Incorporation”) and bylaws, as amended to date, each in full force and effect on the date hereof (collectively, the “Charter Documents”), to Parent. The Board of Directors of the Company has not approved or proposed to the Stockholders any amendment to any of the Charter Documents.

(b) Section 3.1(b) of the Company Disclosure Schedule lists the directors and officers of the Company as of the date hereof.

(c) Section 3.1(c) of the Company Disclosure Schedule lists every state or foreign jurisdiction in which the Company has Employees or facilities or otherwise conducts its business.

3.2 Company Capital Structure.

(a) The authorized capital stock of the Company consists of 6,675,987 shares of Series A Common Stock, of which 2,619,405 shares are issued and outstanding, 420,000 shares of Series B Common Stock, of which no shares are issued and outstanding, 660,000 shares of Company Series A Preferred Stock, all of which shares are issued and outstanding, 966,797 shares of Company Series B-1 Preferred Stock, all of which shares are issued and outstanding, and 1,216,982 shares of Company Series B-2 Preferred Stock, of which 1,169,810 shares are issued and outstanding. Each share of Company Preferred Stock is convertible on a one-share for one-share basis into Company Common Stock. As of the date hereof, the capitalization of the Company is as set forth in Section 3.2(a) of the Company Disclosure Schedule. Assuming the same total capitalization as on the date hereof, the total number of shares of Company Capital Stock outstanding as of immediately prior to the Effective Time (assuming the conversion, exercise, or exchange of all securities (including the Company Preferred Stock) convertible into, or exercisable or exchangeable for, shares of Company Capital Stock and the exercise of all Company Options and Company Warrants) will be as set forth in Section 3.2(a) of the Company Disclosure Schedule. The Company Capital Stock is held by the Persons with the domicile addresses and in the amounts set forth in Section 3.2(a) of the Company Disclosure Schedule, which further sets forth for each such Person the number of shares held, class and/or series of such shares and the number of the applicable Company Stock Certificates representing such shares. All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Charter Documents, or any agreement to which the Company is a party or by which it is bound.

(b) All outstanding shares of Company Capital Stock, Company Options and Company Warrants have been issued or repurchased (in the case of shares that were outstanding and repurchased by the Company or any Stockholder) in compliance with all applicable federal, state, foreign, or local statutes, laws, rules, or regulations, including federal and state securities laws, and were issued, transferred and repurchased (in the case of shares that were outstanding and repurchased by the Company or any Stockholder) in accordance with any right of first refusal or similar right or limitation Known to the Company, including those in the Charter Documents. There are no outstanding shares of Company Capital Stock that constitute unvested restricted stock or that are otherwise subject to a repurchase or redemption right. There are no declared or accrued but unpaid dividends with respect to any shares of Company Capital Stock. Except as set forth in Section 3.2(a) of the Company Disclosure Schedule, the Company has no other capital stock authorized, issued or outstanding.

(c) Except for the Plans, the Company has never adopted, sponsored or maintained any stock option plan or any other plan or agreement providing for equity compensation to any person. The Company has reserved 600,000 shares of Company Common Stock for issuance to employees and directors of, and consultants to, the Company upon the issuance of stock or the exercise of options granted under the Plans, of which (i) 369,876 shares are issuable, as of the date hereof, upon the exercise of outstanding, unexercised options granted under the Plans, (ii) no shares have been issued upon the exercise of options granted under the Plans as of the date hereof, (iii) no shares have been issued in the form of restricted stock granted under the Plans, and (iv) 230,124 shares remain available for future grant as of the date hereof. The Company Options that are outstanding immediately prior to the Effective Time will be converted at the Effective Time by the administrator of the Plan into Bonus Units pursuant to the terms and conditions of the Cash Bonus Plan at the Effective Time. Section 3.2(c) of the Company Disclosure Schedule sets forth for each outstanding Company Option and Company Warrant, the name of the holder of such option or warrant, the number of shares of Company Capital Stock issuable upon the exercise of such option or warrant, the exercise price of such option or warrant, the date of grant (in the case of options), and the vesting schedule (in the case of options), including the extent vested to date and whether the vesting of such option is subject to acceleration as a result of the transactions contemplated by this Agreement or any other events (including a description of any such acceleration provisions). The terms of the Plans authorize the administrator of such Plans to amend the Plans, as required, to effect the provisions set forth in Section 1.6(c) hereof with respect to each Company Option without the consent of any holder of any Company Option granted under such Plans. True and complete copies of all agreements and instruments relating to or issued under the Plans have been provided to Parent and such agreements and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments from the forms thereof provided to Parent.

(d) Except for the Cash Bonus Plan, the Company has never adopted, sponsored or maintained any plan that will require the payment of any cash bonuses in connection with the transactions contemplated by this Agreement. The Bonus Units under the Cash Bonus Plan are intended to be equivalent to the value of 600,000 shares of Company Common Stock which had been reserved for issuance to employees and directors of, and consultants to, the Company. Exhibit A to the Cash Bonus Plan contains the names of the participants in the Cash Bonus Plan, the number of Bonus Units each participant has been, or will be, granted under the Cash Bonus Plan, and the vesting schedule with respect to each such participant.

(e) As of the date hereof, no shares of Company Capital Stock are issuable upon the exercise of outstanding Company Options that have not been issued under the Plans. Except as set forth in Sections 3.2(a) and 3.2(c) of the Company Disclosure Schedule, as of the date hereof, no shares of Company Capital Stock are issuable upon the exercise of outstanding Company Warrants. Except for the Company Options and Company Warrants, there are no options, warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, to which the Company is a party or by which the Company is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company. Except as contemplated hereby, neither the Company nor, to the Knowledge of the Company, any other Stockholder is a party to any voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company. Except as set forth in Section 3.2(e) of the Company

Disclosure Schedule, there are no agreements to which the Company is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any Company Capital Stock. As a result of the Merger, Parent will be the sole record and beneficial holder of all issued and outstanding shares of Company Capital Stock and all rights to acquire or receive any shares of Company Capital Stock, whether or not such shares of Company Capital Stock are outstanding.

3.3 Subsidiaries. Section 3.3(a) of the Company Disclosure Schedule lists each entity in which the Company owns any shares of capital stock or any interest in, or controls, directly or indirectly, any other corporation, limited liability company, partnership, association, joint venture or other business entity. Section 3.3(b) of the Company Disclosure Schedule lists each corporation, limited liability company, partnership, association, joint venture or other business entity of which the Company owns, directly or indirectly, more than 50% of the stock or other equity interest entitled to vote on the election of the members of the board of directors or similar governing body (each, a “Subsidiary” and collectively, the “Subsidiaries”). Except for the Subsidiaries, the Company does not have and has never had any subsidiaries or affiliated companies and does not otherwise own and has never otherwise owned any shares of capital stock or any interest in, or control, directly or indirectly, any other corporation, limited liability company, partnership, association, joint venture or other business entity. Each entity listed on Section 3.3(a) of the Company Disclosure Schedule that is no longer in existence has been duly dissolved in accordance with its charter documents and the laws of the jurisdiction of its incorporation or organization and there are no outstanding liabilities or obligations (outstanding, contingent or otherwise), including taxes, with respect to any such entity. Each Subsidiary is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. Each Subsidiary has the corporate power to own its properties and to carry on its business as currently conducted and as currently contemplated to be conducted. Each Subsidiary is duly qualified or licensed to do business and in good standing as a foreign corporation or company, as the case may be, in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business make such qualifications necessary. The Company has delivered a true and correct copy of each Subsidiary’s charter documents and bylaws or articles of organization and operating agreement, as the case may be, each as amended to date and in full force and effect on the date hereof, to Parent (the “Subsidiary Organizational Documents”). Section 3.3(c) of the Company Disclosure Schedule lists the directors and officers or members, as the case may be, of each Subsidiary as of the date of this Agreement. The operations now being conducted by each Subsidiary are not now and have never been conducted under any other name. All of the outstanding shares of capital stock or membership interests, as the case may be, of each Subsidiary are owned of record and beneficially by the Company. All outstanding shares of capital stock or membership interests, as the case may be, of each Subsidiary are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the Subsidiary Organizational Documents, or any agreement to which such Subsidiary is a party or by which it is bound, and have been issued in compliance with all applicable legal requirements. There are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which each Subsidiary is a party or by which it is bound obligating the Subsidiary to issue, deliver, sell, repurchase or redeem, or cause to be issued, sold, repurchased or redeemed, any shares of the capital stock or membership interests, as the case may be, of each Subsidiary or obligating each Subsidiary to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to any of the Subsidiaries. Neither the Company nor any Subsidiary has agreed or is obligated to make any future investment in, or capital contribution to, any Person.

3.4 Authority. The Company has all requisite power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company and no further action is required on the part of the Company to authorize this Agreement and any Related Agreements to which it is a party and the transactions contemplated hereby and thereby, subject only to the approval of this Agreement by the Stockholders. The vote required to approve this Agreement by the Stockholders is set forth in Section 3.4 of the Company Disclosure Schedule (the “Requisite Stockholder Vote”). This Agreement and the Merger have been unanimously approved by the Board of Directors of the Company. This Agreement and each of the Related Agreements to which the Company is a party have been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by the other parties hereto and thereto and the due authorization and execution of the Written Consent, constitute the valid and binding obligations of the Company and the Stockholders enforceable against them in accordance with their respective terms.

3.5 No Conflict. The execution and delivery by the Company of this Agreement and any Related Agreement to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a “Conflict”) (i) any provision of the Charter Documents or the Subsidiary Organizational Documents, (ii) any Material Contract or Contract that does not materially differ in substance from the Standard Form Agreement to which the Company or any Subsidiary is a party or by which any of their properties or assets (whether tangible or intangible) are bound, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company, any Subsidiary or any of their properties or assets (whether tangible or intangible). Section 3.5 of the Company Disclosure Schedule sets forth all necessary consents, waivers and approvals of parties to any Material Contracts as are required thereunder in connection with the Merger, or for any such Material Contract to remain in full force and effect without limitation, modification or alteration after the Effective Time so as to preserve all rights of, and benefits to, the Company and the Subsidiaries under such Material Contracts from and after the Effective Time. There are no consents, waivers or approvals from any party to any Contract that does not materially differ in substance from the Standard Form Agreement that are necessary or required in order for such Contract to remain in full force and effect without limitation, modification or alteration after the Effective Time. Following the Effective Time, the Surviving Corporation and each of its subsidiaries will be permitted to exercise all of their rights under the Material Contracts and Contracts that do not materially differ in substance from the Standard Form Agreement without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or any Subsidiary would otherwise be required to pay pursuant to the terms of such Material Contracts had the transactions contemplated by this Agreement not occurred.

3.6 Consents. No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission (each, a “Governmental Entity”) or a party to any Material Contract to which the Company or any Subsidiary is a party (so as not to trigger any Conflict), is required by, or with respect to, the Company or any Subsidiary in connection with the execution and delivery of this Agreement and any Related Agreement to which the Company is a party or the consummation of the transactions contemplated hereby and thereby, except for (a) such consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (c) the adoption of this Agreement and approval of the transactions contemplated by this Agreement by the Stockholders and (d) the filing of notification, and expiration or early termination of the waiting period under, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), as well as any required approval under foreign antitrust laws, if applicable.

3.7 Company Financial Statements. Section 3.7 of the Company Disclosure Schedule sets forth the Company’s (a) unaudited consolidated balance sheet as of December 31, 2004, and the related consolidated statements of income, cash flow and stockholders’ equity for the three (3) month period then ended (the “Year-End Financials”), and (b) unaudited consolidated balance sheet as of November 30, 2005 (the “Balance Sheet Date”), and the related unaudited statements of income, cash flow and stockholders’ equity for the eleven months then ended (the “Interim Financials”). The Year-End Financials and the Interim Financials (collectively referred as the “Financials”) are true and correct in all material respects and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and consistent with each other (except that the Financials do not contain footnotes and other presentation items that may be required by GAAP). The Financials present fairly in all material respects the Company’s consolidated financial condition, operating results and cash flows as of the dates and during the periods indicated therein, subject in the case of the Interim Financials to normal year-end adjustments, which are not material in amount or significance in any individual case or in the aggregate. The Company’s unaudited consolidated balance sheet as of the Balance Sheet Date is referred to hereinafter as the “Current Balance Sheet.”

3.8 No Undisclosed Liabilities. Neither the Company nor any Subsidiary has any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other, of a nature required to be reflected in financial statements in accordance with GAAP, except for those which (a) have been reflected in the Current Balance Sheet, (b) have arisen in the ordinary course of business consistent with past practices since the Balance Sheet Date and prior to the date hereof or (c) have arisen since the date hereof and do not arise from a violation of Section 5.1 hereof.

3.9 No Changes. Since the Balance Sheet Date, except as (i) expressly permitted hereunder, (ii) required hereby, (iii) set forth in Section 3.9 of the Company Disclosure Schedule, or (iv) specifically consented to by Parent pursuant to Section 5.1 or Section 5.3 hereof, there has not been, occurred or arisen any:

(a) transaction by the Company or any Subsidiary except in the ordinary course of business as conducted on that date and consistent with past practices;

(b) modifications, amendments or changes to the Charter Documents or the Subsidiary Organizational Documents except as expressly contemplated by this Agreement;

(c) payment, discharge, waiver or satisfaction by the Company or any Subsidiary, in any amount in excess of $15,000 in any one case, or $50,000 in the aggregate, of any claim, liability, right or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than payments, discharges or satisfactions in the ordinary course of business of liabilities reflected or reserved against in the Current Balance Sheet;

(d) destruction of, damage to, or loss (whether or not covered by insurance) of any material assets (whether tangible or intangible) or material business of the Company or any Subsidiary or any loss of, or material adverse change in the Company’s or any Subsidiary’s relationships with, any of their material customers;

(e) employment dispute, including claims or matters raised by any individual, Governmental Entity, or any workers’ representative organization, bargaining unit or union regarding labor trouble or claim of wrongful discharge or other unlawful employment or labor practice or action with respect to the Company or any Subsidiary;

(f) adoption or change in accounting policies or procedures (including any change in reserves for excess or obsolete inventory, doubtful accounts or other reserves, or depreciation or amortization policies or rates) by the Company or any Subsidiary other than as required by GAAP;

(g) adoption of or change in any material election in respect of Taxes, adoption of or change in any accounting method in respect of Taxes, agreement or settlement of any claim or assessment in respect of Taxes, or extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes by the Company or any Subsidiary;

(h) declaration, setting aside or payment of a dividend or other distribution (whether in cash, stock or property) in respect of any Company Capital Stock or capital stock of any Subsidiary, or any split, combination or reclassification in respect of any shares of Company Capital Stock or capital stock of any Subsidiary, or any issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock or capital stock of any Subsidiary, or any direct or indirect repurchase, redemption, or other acquisition by the Company of any shares of Company Capital Stock or capital stock of any Subsidiary (or options, warrants or other rights convertible into, exercisable or exchangeable therefor), except in accordance with the agreements evidencing Company Options or Company Warrants;

(i) termination or extension, or any material amendment, waiver or modification of the terms, of any Material Contract;

(j) other than pursuant to Standard Form Agreements, sale, lease, sublease, license or other disposition of any of the material assets (whether tangible or intangible) or material properties of the Company or any Subsidiary, including, but not limited to, the sale of any accounts receivable of the Company or any Subsidiary, or any creation of any Lien in such material assets or material properties;

(k) loan by the Company or any Subsidiary to any Person, incurring by the Company or any Subsidiary of any indebtedness, guaranteeing by the Company or any Subsidiary of any indebtedness, issuance or sale of any debt securities of the Company or any Subsidiary or guaranteeing of any debt securities of others, except for (i) loans, advances or capital contributions to or investments in wholly-owned Subsidiaries made in the ordinary course of business consistent with past practices, and (ii) advances to Employees for travel and business expenses in the ordinary course of business consistent with past practices;

(l) waiver or release of any material right or claim of the Company or any Subsidiary, including any write off, discount or other compromise of any account receivable of the Company or any Subsidiary that exceeds $1,000 in any one case;

(m) commencement, settlement, notice or, to the Knowledge of the Company, threat of any lawsuit or proceeding or other investigation against the Company or any Subsidiary or their respective properties or affairs;

(n) notice of any claim or potential claim of ownership by any Person other than the Company of the Company Intellectual Property Rights or of infringement by the Company or any Subsidiary of any other Person’s Intellectual Property Rights;

(o) issuance or sale, or contract to issue or sell, by the Company or any Subsidiary of any shares of Company Capital Stock or capital stock of any Subsidiary, or securities convertible into, or exercisable or exchangeable for, shares of Company Capital Stock or capital stock of any Subsidiary, or any securities, warrants, options or rights to purchase any of the foregoing, except for issuances of (i) Company

Capital Stock upon the exercise of Company Options granted under the Plans or Company Warrants in accordance with their terms (each of which Company Options and Company Warrants are listed on Section 3.2(c) of the Company Disclosure Schedule) and (ii) additional Company Options granted under the Plans;

(p) (i) sale or license of any Company Intellectual Property or execution of any agreement with respect to the Company Intellectual Property with any Person or with respect to the Intellectual Property Rights of any Person (other than licenses granted by the Company pursuant to Standard Form Agreements), or (ii) purchase or license of any Intellectual Property Rights or execution of any agreement with respect to the Intellectual Property Rights of any Person (other than licenses granted by the Company pursuant to Standard Form Agreements), (iii) agreement with respect to the development of any Intellectual Property Rights with a third party, or (iv) change in pricing or royalties set or charged by the Company or any Subsidiary to its customers or licensees or in pricing or royalties set or charged by Persons who have licensed Intellectual Property Rights to the Company or any Subsidiary;

(q) Material Adverse Effect with respect to the Company; or

(r) agreement by the Company or any Subsidiary, or any officer or Employees on behalf of the Company or any Subsidiary, to do any of the things described in the preceding clauses (a) through (q) of this Section 3.9 (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement).

3.10 Accounts Receivable.

(a) The Company has made available to Parent a list of all accounts receivable of the Company and each Subsidiary as of the Balance Sheet Date, together with an aging schedule indicating a range of days elapsed since invoice.

(b) All of the accounts receivable of the Company and each Subsidiary (i) arose in the ordinary course of business, (ii) are carried at values determined in accordance with GAAP consistently applied, (iii) are not subject to any valid setoff or counterclaim, and (iv) do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement. No person has any Lien on any accounts receivable of the Company or any Subsidiary, and no written request or agreement for deduction or discount has been made with respect to any accounts receivable of the Company or any Subsidiary.

3.11 Tax Matters.

(a) Definition of Taxes. For the purposes of this Agreement, the term “Tax” or, collectively, “Taxes” shall mean (i) any and all U.S. federal, state, local and non-U.S. taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes as well as public imposts, fees and social security charges (including health, unemployment, workers’ compensation and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) of this Section 3.11(a) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period (including any arrangement for group or consortium relief or similar arrangement), and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) of this Section 3.11(a) as a result of any express or implied obligation to indemnify any other person or as a result of any obligation under any agreement or arrangement with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

(b) Tax Returns and Audits.

(i) The Company and each of its Subsidiaries has (a) prepared and timely filed all U.S. federal, and all material state, local and non-U.S. returns, estimates, information statements and reports (“Returns”) (including as material Returns, without limitation, income, sales and use and payroll tax returns) relating to Taxes of the Company or any of its Subsidiaries or their respective operations, and such Returns are true and correct and have been completed in accordance with applicable law and (b) timely paid all material Taxes it is required to pay.

(ii) The Company and each of its Subsidiaries has withheld from payments to their respective Employees and other third parties, all U.S. federal, state and non-U.S. income Taxes and social security charges and other Taxes required to be withheld, and have timely paid such Taxes over to the appropriate authorities.

(iii) Neither the Company nor any of its Subsidiaries has been delinquent in the payment of any material Tax, nor is there any Tax deficiency outstanding, assessed or proposed against the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(iv) No audit or other examination of any Return of the Company or any of its Subsidiaries is presently in progress, nor has the Company or any of its Subsidiaries been notified in writing of any request for such an audit or other examination. No adjustment relating to any Return filed by the Company or any of its Subsidiaries has been proposed formally or, to the Knowledge of the Company, informally by any Tax authority to the Company or any of its Subsidiaries or any representative thereof. No claim has ever been made by any authority in a jurisdiction where the Company or any its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

(v) Neither the Company nor any of its Subsidiaries has material liabilities for unpaid Taxes which have not been accrued or reserved on the Current Balance Sheet, whether asserted or unasserted, contingent or otherwise, and neither the Company nor any of its Subsidiaries has incurred any liability for Taxes since the Balance Sheet Date other than in the ordinary course of business.

(vi) The Company has made available to Parent or its legal counsel, copies of all Returns for the Company and its Subsidiaries filed for all periods since its inception.

(vii) There are (and immediately following the Effective Time there will be) no Liens on the assets of the Company or any of its Subsidiaries relating to or attributable to Taxes other than Liens for Taxes not yet due and payable. Neither the Company nor any of its Subsidiaries has Knowledge of any basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien on the assets of the Company or any of its Subsidiaries.

(viii) Neither the Company nor any of its Subsidiaries has (A) ever been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company), (B) ever been a party to any Tax sharing, indemnification or allocation agreement, (C) any liability for the Taxes of any person (other than the Company or any of its Subsidiaries), under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or non-U.S. law, including any arrangement for group or consortium relief or similar arrangement), as a transferee or successor, by contract or agreement, or otherwise and (D) ever been a party to any joint venture, partnership or other arrangement that could be treated as a partnership for Tax purposes.

(ix) Neither the Company nor any of its Subsidiaries has been, at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(x) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(xi) Neither the Company nor any of its Subsidiaries has engaged in a reportable transaction under Treasury Regulation Section 1.6011-4(b), including a transaction that is the same or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a Tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treasury Regulation Section 1.6011-4(b)(2).

(xii) Each of the Company and its Subsidiaries is and has at all times been resident for Tax purposes in its country of incorporation or formation and is not and has not at any time been treated as resident in any other country for any Tax purpose (including any arrangement for the avoidance of double taxation). Neither the Company nor any of its Subsidiaries is subject to Tax in any country other than its country of incorporation or formation by virtue of having a permanent establishment or other place of business or by virtue of having a source of income in that country. Neither the Company nor any of its Subsidiaries is liable for any Tax as the agent of any other Person or business or constitutes a permanent establishment or other place of business of any other Person, business or enterprise for any Tax purpose.

(xiii) Each of the Company and its Subsidiaries is in full compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order of a territorial or non-U.S. government and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption, Tax holiday or other Tax reduction agreement or order.

(xiv) Neither the Company nor any of its Subsidiaries will be required to include any income or gain or exclude any deduction or loss from taxable income as a result of (A) any change in method of accounting under Section 481(c) of the Code, (B) closing agreement under Section 7121 of the Code, (C) deferred intercompany gain or excess loss account under Treasury Regulations under Section 1502 of the Code (or in the case of each of (A), (B) or (C), under any similar provision of applicable law), (D) installment sale or open transaction disposition or (E) prepaid amount.

(c) Executive Compensation Tax. There is no contract, agreement, plan or arrangement to which the Company or any Subsidiary is a party, including the provisions of this Agreement, covering any Employee of the Company or any Subsidiary, which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G or 404.

3.12 Restrictions on Business Activities. There is no agreement (non-competition or otherwise), commitment, judgment, injunction, order or decree to which the Company or any Subsidiary is a party or otherwise binding upon the Company or any Subsidiary which has or may reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company or any Subsidiary, any acquisition of property (tangible or intangible) by the Company or any Subsidiary, the conduct of business by the Company or any Subsidiary, or otherwise limiting the freedom of the Company or any Subsidiary to engage in any line of business or to compete with any Person. Without limiting the generality of the foregoing, neither the Company nor any Subsidiary has entered into any Contract under which the Company or any Subsidiary is restricted from selling, licensing, manufacturing or otherwise distributing any of its technology or products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market.

3.13 Title to Properties; Absence of Liens and Encumbrances; Condition of Equipment.

(a) Neither the Company nor any Subsidiary owns any real property, nor has the Company or any Subsidiary ever owned any real property.

(b) Section 3.13(b) of the Company Disclosure Schedule identifies all real property currently leased, subleased or licensed by or from the Company or any Subsidiary or otherwise used or occupied by the Company or any Subsidiary for the operation of its business (the “Leased Real Property”), including any lease agreement, lease guarantee, sublease or other agreement for the leasing, use or occupancy of the Leased Real Property to which the Company or any Subsidiary is a party or of which the Company or any Subsidiary is a beneficiary, and all amendments and modifications thereof (collectively, the “Lease Agreements”). The Company has provided Parent with correct and complete copies of the copies or originals of the Lease Agreements. To the Knowledge of the Company, (i) all Lease Agreements are valid and effective in accordance with their respective terms, (ii) no rentals payable thereunder by the Company or any of its Subsidiaries are past due and (iii) there is not any existing default or event of default thereunder (or event which with notice or lapse of time, or both, would constitute a default by the Company or any of its Subsidiaries or any other party to any Lease Agreement). Neither the Company nor any Subsidiary has received any notice of a default, alleged failure to perform, or any offset or counterclaim with respect to any such Lease Agreement, which has not been fully remedied and withdrawn. Assuming the receipt of consents relating to the Lease Agreements set forth in Section 3.5 of the Company Disclosure Schedule, the Closing will not affect the enforceability against any person of any such Lease Agreement or the rights of the Company or the Surviving Corporation or any of its Subsidiaries to the continued use and possession of the Leased Real Property for the conduct of business as presently conducted.

(c) The Company and each Subsidiary has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of their respective tangible properties and tangible assets, real, personal and mixed, used or held for use in the conduct of the business of the Company and each Subsidiary as currently conducted free and clear of any Liens, except (i) Liens for Taxes not yet due and payable, and (ii) such imperfections of title and encumbrances, if any, which do not materially adversely affect the value of or materially interfere with the present use of the property subject thereto or affected thereby.

(d) Section 3.13(d) of the Company Disclosure Schedule lists all items of equipment (the “Equipment”) owned or leased by the Company and the Subsidiaries that have a book value of at least $5,000 as of the date hereof, and such Equipment is adequate for the conduct of the business of the Company and the Subsidiaries as currently conducted and as currently contemplated to be conducted.

3.14 Intellectual Property.

(a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Company Intellectual Property” shall mean any and all Intellectual Property Rights that are owned or purported to be owned by the Company or any Subsidiary.

“Intellectual Property Rights” shall mean worldwide (i) patents and patent applications, (ii) copyrights, copyright registrations and applications for copyright registration, (iii) trade secrets, (iv) trademarks, trade names and service marks, (v) divisions, continuations, renewals and reissuances of the foregoing (as applicable).

“Products” shall mean all products and services developed as of the date hereof (including products and services of which development is substantially completed as of the date hereof that are set forth in the milestones in Article II), distributed, marketed, imported for resale, sold or licensed out by or on behalf of the Company or any Subsidiary in the ten year period preceding the date hereof.

“Registered Intellectual Property“ shall mean patents, trademark registrations, copyright registrations, and any application for any of the foregoing.

“Shrink-Wrap Code” means generally commercially available binary code (other than development tools and development environments) where available for a cost of not more than $5,000 for a perpetual license for a single user or work station (or $50,000 in the aggregate for all users and work stations).

“Source Code” shall mean computer software in a form that is readily suitable for review and edit by trained programmers, including related programmer comments embedded therein. For avoidance of doubt, Source Code excludes any software that is wholly or substantially in binary form and any documentation or other information provided or used with such software.

“Technology” shall mean any or all of the following (i) computer programs, architecture, documentation, (ii) inventions (whether or not patentable), discoveries, improvements, and technology, (iii) proprietary and confidential information, trade secrets and know how, (iv) databases, data compilations and collections and technical data, (v) logos, trade names, trade dress, trademarks and service marks, (vi) domain names, web addresses and sites, (vii) methods and processes and (viii) devices, prototypes, and schematics.

(b) Section 3.14(b)(i) of the Company Disclosure Schedule (i) lists all Registered Intellectual Property that is part of Company Intellectual Property (the “Company Registered Intellectual Property”), all domain names registered in the Company’s name and applications and registrations therefor and all material unregistered trademarks used by the Company with respect to its Products and (ii) lists any proceedings or actions before any court or tribunal (including the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world) to which Company or any Subsidiary is a party and in which claims are raised relating to the validity, enforceability, scope, ownership or infringement of any of the Company Registered Intellectual Property. Section 3.14(b)(ii) of the Disclosure Schedule lists all Products released on or before January 5, 2006, by name and version number (other than any version of any Product first released by Scott Studios before October 1, 2004).

(c) To the Company’s Knowledge, except as set forth in Section 3.14(c)(i) of the Company Disclosure Schedule, each item of Company Registered Intellectual Property is valid and subsisting, other than any registered trademarks indicated on Section 3.14(b)(i) of the Company Disclosure Schedule as no longer being used by the Company or any Subsidiaries. All necessary registration, maintenance and renewal fees in connection with such Company Registered Intellectual Property that are or will be due for payment on or before the Closing Date have been or will be timely paid and all necessary documents and certificates in connection with such Company Registered Intellectual Property that are or will be due for filing on or before the Closing Date have been or will be timely filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property. Section 3.14(c)(ii) of the

Company Disclosure Schedule lists all actions that must be taken by the Company within 60 days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any documents, for the purposes of maintaining or renewing any Company Registered Intellectual Property.

(d) There are no agreements to which Company or any Subsidiary is a party that would restrict the ability of the Surviving Corporation or the Parent to transfer or license Company Intellectual Property without restriction and without payment of any kind to any third party immediately following the Closing, except to the extent of restrictions and payment or other obligations that bind the Company immediately before the Closing pursuant to agreements set forth in Section 3.14(d) of the Company Disclosure Schedule.

(e) The Company or a Subsidiary owns each item of Company Intellectual Property, including all Company Registered Intellectual Property listed in Section 3.14(b)(i) of the Company Disclosure Schedule, free and clear of any liens, mortgages, security interests or pledges, other than those set forth on Section 3.14(e) of the Company Disclosure Schedule.

(f) Except for trade secrets that lost their status as trade secrets upon the release of a new product or service, upon the issuance of a patent or publication of a patent application, or as a result of a good faith business decision to disclose such trade secret, and except for trademarks, service marks, slogans or similar designations that the Company or a Subsidiary made a good faith business decision to stop using, neither the Company nor any Subsidiary has (i) transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property Rights that are or, as of the time of such transfer or exclusive license, were material to the Company, to any other person or, (ii) except as set forth in Section 3.14(b)(i) and Section 3.14(c)(i), permitted the Company’s or any Subsidiary’s rights in any Company Intellectual Property that is or was at the time material to the Company to enter into the public domain.

(g) The Company and the Subsidiaries are the exclusive owners of all Company Intellectual Property. Other than Intellectual Property Rights licensed to Company under (i) licenses for the public or open source technology listed in Section 3.14(t) of the Company Disclosure Schedule, (ii) licenses listed in Section 3.14(h) of the Company Disclosure Schedule, (iii) agreements that are not substantially focused on the license of Intellectual Property Rights, such as service, lease, sales or nondisclosure agreements in which the license of Intellectual Property Rights is incidental to the primary purposes of such agreement, or (iv) licenses for Shrink-Wrap Code, the Company Intellectual Property includes all of the Intellectual Property Rights that are used in or necessary to the conduct of the Company’s business as currently conducted, and the Company possesses all Technology that is used in or necessary to the conduct of the Company’s business as currently conducted.

(h) Other than (i) licenses for the public or open source technology listed in Section 3.14(t) of the Company Disclosure Schedule and (ii) licenses for Shrink-Wrap Code, Section 3.14(h) of the Company Disclosure Schedule sets forth all of the agreements under which the Company or any Subsidiary receives a license from any Person of any Intellectual Property Rights of such Person or a third party, other than agreements that are not substantially focused on the license of Intellectual Property Rights, such as service, lease, sales or nondisclosure agreements in which the license of Intellectual Property Rights is incidental to the primary purposes of such agreement. For purposes of clarification, any agreement under which Technology is licensed to the Company or any Subsidiary is deemed to be a license of the Intellectual Property Rights implicitly licensed thereunder, notwithstanding whether the term Intellectual Property Rights is used in such agreement.

(i) Other than (x) non-disclosure agreements, (y) non-exclusive licenses and related agreements with respect thereto of the Products to end-users (in each case, pursuant to written agreements that do not materially differ in substance from the Company’s standard form(s) including attachments and which is or are included in Section 3.14(i) of the Company Disclosure Schedule (the “Standard Form Agreements”)), or (z) as specified in Section 3.14(i) of the Company Disclosure Schedule, Section 3.14(i) of the Company Disclosure Schedule lists all contracts, licenses and agreements to which the Company or any Subsidiary is a party under which the Company or any Subsidiary has granted rights under any Company Intellectual Property to third parties (other than rights granted to contractors or vendors to use Company Intellectual Property for the sole benefit of the Company or any Subsidiary). For purposes of clarification, any agreement under which Products or Technology are licensed to third parties is deemed to be a license of the Intellectual Property Rights implicitly licensed thereunder notwithstanding whether the term Intellectual Property Rights is used in such agreement.

(j) Except as set forth in Section 3.14(j) of the Company Disclosure Schedule, no third party that has licensed Intellectual Property Rights to the Company or any Subsidiary has retained sole ownership of or exclusive license rights under any Intellectual Property Rights in any material improvements or derivative works made solely or jointly by the Company or any Subsidiary under such license. For purposes of clarification, any agreement under which Technology is licensed to the Company or any Subsidiary is deemed to be a license of the Intellectual Property Rights implicitly licensed thereunder notwithstanding whether the term Intellectual Property Rights is used in such agreement.

(k) Other than (i) the public or open source technology listed in Section 3.14(t) of the Company Disclosure Schedule and (ii) agreements entered into by the Company or any Subsidiary substantially in the form of the Standard Form Agreements, and other than as provided in any of the agreements listed in Section 3.14(i) of the Company Disclosure Schedule, and other than obligations implied by law, Section 3.14(k) of the Company Disclosure Schedule lists all Contracts between the Company or any Subsidiary and any other Person wherein or whereby the Company or any Subsidiary has agreed to indemnify such Person with respect to the infringement or misappropriation of the Intellectual Property Rights of any third party.

(l) To the Company’s Knowledge, none of the Contracts listed in Section 3.14(h) or Section 3.14(i) of the Company Disclosure Schedule are subject to any material dispute regarding the scope of the rights under Intellectual Property Rights granted under such Contract, or performance under such Contract including with respect to any payments to be made or received by the Company or any Subsidiary thereunder.

(m) The operation of the business of the Company and the Subsidiaries as it is currently conducted, including the design, development, use, import, branding, advertising, promotion, marketing, manufacture and sale of any Product, and, to its Knowledge, as contemplated to be conducted with respect to the radio business following the Merger as contemplated in Article II, does not infringe or misappropriate any Intellectual Property Rights of any Person or violate any publicity or similar right of any Person under the laws of any jurisdiction. Neither the Company nor any Subsidiary has received notice from any Person claiming that such operation or any Product infringes or misappropriates any Intellectual Property Rights of any Person or violates any right of publicity or similar right of any Person (nor, subject to Section 3.14(m) of the Company Disclosure Schedule, does the Company or any Subsidiary have Knowledge of any facts that constitute a reasonable basis for any good-faith claim of such infringement or misappropriation).

(n) Except as set forth in Section 3.14(n) of the Company Disclosure Schedule, neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Parent by operation of law or otherwise of any contracts or agreements to which the Company or any Subsidiary is a party, will result, under any agreements to which the Company or any Subsidiary is a party, in: (i) Parent, any of its subsidiaries or the Surviving Corporation granting to any third party any right to or with respect to any Intellectual Property Rights owned by, or licensed to, any of them (other than rights granted by Company on or prior to the Closing Date under Intellectual Property Rights owned or held by the Company as of the Closing Date that are obtained by Parent, any of its subsidiaries or the Surviving Corporation as a result of this Agreement or the transactions contemplated by this Agreement, and other than Intellectual Property Rights in updates, upgrades or new versions of Products that Parent, any of its subsidiaries or the Surviving Corporation is obligated to provide to any third party under any agreement between Company and such third party that is assigned to or assumed by Parent, any of its subsidiaries or the Surviving Corporation by operation of law or otherwise which agreement does not materially differ in substance from the Company’s Standard Form Agreements included in Section 3.14(i) of the Company Disclosure Schedule), (ii) Parent, any of its subsidiaries or the Surviving Corporation, being bound by, or subject to, any non-compete or other material restriction on the operation or scope of their respective businesses, or (iii) Parent, any of its subsidiaries or the Surviving Corporation being obligated to pay any royalties or license fees with respect to Intellectual Property Rights of any third party in excess of those payable by Company in the absence of this Agreement or the transactions contemplated hereby under the same or similar circumstances, or Parent, any of its subsidiaries or the Surviving Corporation being obligated to offer any discounts to any third party in excess of those payable by, or required to be offered by, any of them, respectively, in the absence of this Agreement or the transactions contemplated hereby, other than discounts that Company would have been required to offer in the absence of this Agreement or the transactions contemplated hereby under such agreements under the same or similar circumstances.

(o) To the Knowledge of the Company, no Person is infringing or misappropriating any Company Intellectual Property.

(p) The Company and each Subsidiary has taken reasonable steps to protect the Company’s rights in confidential information and trade secrets of the Company and the Subsidiaries or provided by any other person to the Company. Without limiting the foregoing, except as provided in Section 3.14(p) of the Company Disclosure Schedule, (i) the Company and the Subsidiaries have, and enforce, a policy requiring each current and former employee to execute proprietary information, confidentiality and assignment agreements substantially in one of the Company’s standard forms for employees (a copy of each such form is attached as Schedule 3.14(p)(i) hereto (the “Employee Proprietary Information Agreement”)), (ii) the Company and the Subsidiaries have, and enforce, a policy requiring each current and former consultant or contractor who is involved in the development of Technology for the Company to execute an agreement containing proprietary information, confidentiality and assignment provisions substantially in the Company’s standard form for consultants or contractors (a copy of which is attached as Schedule 3.14(p)(ii) hereto (the “Consultant Proprietary Information Agreement”)) and (iii) all current and former employees of the Company and each Subsidiary and all current and former consultants and contractors of the Company and each Subsidiary involved in the development of Technology for the Company (other than Technology licensed to the Company pursuant to agreements listed in Section 3.14(h) of the Company Disclosure Schedule) have (or will as of the Closing have) executed an Employee Proprietary Information Agreement or a Consultant Proprietary Information Agreement, as appropriate.

(q) No Company Intellectual Property or Product is subject to any outstanding decree, order, judgment, settlement agreement, or similar obligation binding on the Company or any Subsidiary that restricts in any manner the use, transfer or licensing thereof by the Company and the Subsidiaries or that affects the validity, use or enforceability of such Company Intellectual Property or Product.

(r) No (i) Product, (ii) material authored by or for the Company that is published or distributed by the Company or any Subsidiary (or, to the Company’s Knowledge, third party advertisements or other third party materials served, published or distributed by the Company), or (iii) conduct or statement of the Company or any Subsidiary, violates any law or regulation.

(s) No government funding or facilities or resources of a university, college or other educational institution or research center (i.e., an independent research institute conducting client-sponsored research and development) was used in the development of Company Intellectual Property and (b) no Governmental Entity, university, college, or other educational institution has any claim or right in or to Company Intellectual Property (except under any non-exclusive licenses and related agreements with respect thereto granted to any such entities of the Products pursuant to written agreements that do not materially differ in substance from the Company’s Standard Form Agreements included in Section 3.14(i) of the Company Disclosure Schedule).

(t) Section 3.14(t) of the Company Disclosure Schedule lists all software or other material that is distributed as “open source software” (also known as “free software”) or under a similar licensing or distribution model (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL) and the Apache License) (collectively, “Open Source Materials”) used by the Company or any Subsidiary in any way, and describes the manner in which such Open Source Materials were used (such description shall include, without limitation, whether the Open Source Materials were distributed by the Company or any Subsidiary, and if they were so distributed, whether the Open Source Materials were modified by the Company or any Subsidiary), other than (i) Open Source Material incorporated into any Shrink Wrap Code, (ii) Open Source Materials used by Company solely as incorporated into any office equipment or other equipment or products purchased or leased or otherwise obtained by Company from third parties, and (iii) Open Source Materials incorporated without Company’s Knowledge into Technology licensed, leased, sold or otherwise transferred by any third party to the Company. Except with respect to Open Source Materials incorporated without Company’s Knowledge into Technology licensed, sold or otherwise transferred by any third party to the Company, and except as provided in Section 3.14(t) of the Company Disclosure Schedule, neither the Company nor any Subsidiary has (i) incorporated Open Source Materials into, or combined Open Source Materials with, any Product or Company Intellectual Property or used Open Source Materials to provide any Product; (ii) distributed Open Source Materials in conjunction with or for use with any Product or Company Intellectual Property; or (iii) used Open Source Materials that create, or purport to create, obligations for the Company or any Subsidiary with respect to Intellectual Property Rights or grant, or purport to grant, to any third party, any rights or immunities under Intellectual Property Rights (including, but not limited to, using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials or that other software incorporated into, derived from or distributed with such Open Source Materials be (x) disclosed or distributed in source code form, (y) be licensed for the purpose of making derivative works, or (z) be redistributable at no charge or with any restriction on the consideration charged therefor).

(u) Except as provided in Section 3.14(u) of the Company Disclosure Schedule, neither the Company nor any Subsidiary nor any other Person acting on any of their behalf has disclosed or agreed under any circumstance, to disclose to any Person, any Source Code that is covered in substantial part by the Company Intellectual Property, except for disclosures to employees, contractors or consultants under agreements that prohibit use or disclosure except in the performances of services to the Company or any Subsidiary.

(v) All Products (and all parts thereof) are free of any and any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that permit unauthorized access or the unauthorized disablement or erasure of such Product (or all parts thereof) or data or other software of users (“Contaminants”), other than Contaminants of which Company has no Knowledge that were introduced by software licensed to Company or any of its Subsidiaries from any third party or that were distributed by Company’s Subsidiaries before such Subsidiaries were acquired by Company. Company endeavors to prevent the introduction of Contaminants into Products from software licensed from third parties using the procedures specified in Section 3.14(v) of the Company Disclosure Schedule.

(w) Section 3.14(w) of the Company Disclosure Schedule sets forth Company’s current (as of January 5, 2006) list of known bugs maintained by its development or quality control groups with respect to the Products.

(x) The Company and the Subsidiaries have taken the steps and implemented the procedures specified in Section 3.14(x) of the Company Disclosure Schedule to protect the information technology systems used in connection with the operation of the Company and the Subsidiaries from Contaminants. The Company and the Subsidiaries have the disaster recovery and security plans, procedures and facilities for the business specified in Section 3.14(x) of the Company Disclosure Schedule. To the Company’s Knowledge, there have been no material unauthorized intrusions or breaches of the security of information technology systems.

(y) Except as set forth in Section 3.14(y) of the Company Disclosure Schedule, the Company and the Subsidiaries have complied with all applicable laws and its internal privacy policies relating to (i) the privacy of users of their products and services and of all Internet websites owned, maintained or operated by the Company and the Subsidiaries and (ii) the collection, storage and transfer of any personally identifiable information collected by the Company and the Subsidiaries or by third parties having authorized access to the records of the Company and the Subsidiaries. Except as set forth in Section 3.14(y) of the Company Disclosure Schedule, the execution, delivery and performance of this Agreement by the Company and any Subsidiary complies with all applicable laws relating to privacy and with the Company’s and the Subsidiaries’ privacy policies. Copies of all current and prior privacy policies of the Company and the Subsidiaries, including the privacy policies included in the Company’s and the Subsidiaries’ Internet websites, are attached to Section 3.14(y) of the Company Disclosure Schedule. Except as set forth in Section 3.14(y) of the Company Disclosure Schedule, each such privacy policy and all materials distributed or marketed by the Company and the Subsidiaries have at all times made all disclosures to users or customers required by applicable laws, and none of such disclosures made or contained in any such privacy policy or in any such materials have been inaccurate, misleading or deceptive or in violation of any applicable laws.

(z) The Company and the Subsidiaries have taken the steps specified in Section 3.14(z) of the Company Disclosure Schedule to protect the personally identifiable information in their possession against loss and against unauthorized access, use, modification, disclosure or other misuse. To the Knowledge of the Company, there has been no unauthorized access to or other misuse of that information.

(aa) Notwithstanding anything herein, the representations and warranties contained in this Section 3.14 are the only representations and warranties being made with respect to infringement of any Intellectual Property Rights of any third party or the sufficiency of Intellectual Property Rights to the conduct of the business by the Company.

3.15 Agreements, Contracts and Commitments.

(a) Section 3.15(a) of the Company Disclosure Schedule (specifying the appropriate paragraph) sets forth a complete and accurate list of all Contracts to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is otherwise bound, as follows (each such Contract required to be disclosed in Section 3.15(a) of the Company Disclosure Schedule, a “Material Contract” and collectively, the “Material Contracts”):

(i) each employment, contractor or consulting Contract with an employee or individual consultant, contractor, or salesperson, any Contract to grant any severance or termination pay (in cash or otherwise) to any employee, or any contractor, consulting or sales Contract with a firm or other organization;

(ii) each Contract or plan, including any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(iii) each fidelity or surety bond or completion bond;

(iv) each lease of personal property having a per year value in excess of $15,000 individually or $50,000 (not including any leases listed in Section 3.15(a)(iv) of the Company Disclosure Schedule) in the aggregate;

(v) each Contract of indemnification or guaranty;

(vi) each Contract relating to capital expenditures and involving future payments in excess of $50,000 individually or $100,000 in the aggregate;

(vii) each Contract relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company’s business;

(viii) each mortgage, indenture, guarantee, loan or credit agreement, security agreement or other Contract or instrument relating to the borrowing of money or extension of credit;

(ix) each purchase order or Contract for the purchase of materials involving annual payments of $15,000 individually or $50,000 in the aggregate (excluding those purchase orders or Contracts set forth in Section 3.15(a)(ix) of the Company Disclosure Schedule);

(x) each dealer, distribution, joint marketing, strategic alliance or development Contract;

(xi) each sales representative, original equipment manufacturer, manufacturing, value added, remarketer, reseller, or independent software vendor, or other Contract for distribution of the products, technology or services of the Company or any Subsidiary;

(xii) each nondisclosure, confidentiality or similar Contract other than such Contracts with customers, employees and prospective customers and employees;

(xiii) each Contract required to be disclosed on Section 3.14(h) and 3.14(i) of the Company Disclosure Schedule;

(xiv) each of the Company’s standard agreements pursuant to which the owners of the radio station(s) listed in Section 3.15(a)(xv) of the Company Disclosure Schedule agree to give the Company certain blocks of advertisement time in exchange for a percentage of revenue received (the “RevenueSuite Agreement”);

(xv) each Contract required to be disclosed on Section 3.14(u) of the Company Disclosure Schedule; and

(xvi) each other Contract that involves $15,000 individually or $50,000 in the aggregate or more and is not cancelable without penalty within 30 days.

(b) Each Material Contract to which the Company or any Subsidiary is a party or any of its properties or assets (whether tangible or intangible) is subject is a valid and binding agreement of the Company (or such Subsidiary, as applicable) enforceable against each of the parties thereto in accordance with its terms, and is in full force and effect with respect to the Company (or such Subsidiary, as applicable) and, to the Knowledge of the Company, any other party thereto.

(c) The Company (or such Subsidiary, as applicable) is in compliance with and has not breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any such Material Contract, nor to the Knowledge of the Company is any party obligated to the Company (or such Subsidiary, as applicable) pursuant to any such Material Contract subject to any breach, violation or default thereunder, nor does the Company have Knowledge of any event that with the lapse of time, giving of notice or both would constitute such a breach, violation or default by the Company (or such Subsidiary, as applicable) or any such other party. True and complete copies of each Material Contract disclosed in the Company Disclosure Schedule or required to be disclosed pursuant to Section 3.15 have been made available to Parent.

(d) All outstanding indebtedness of the Company may be prepaid without penalty.

(e) No more than an aggregate of ten percent (10%) of the Standard Form Agreements to which the Company or any Subsidiary is a party or any of their respective properties or assets (whether tangible or intangible) are subject (i) are not enforceable against each of the parties thereto in accordance with their terms; or (ii) are not in full force and effect with respect to the Company (or such Subsidiary, as applicable) and, to the Knowledge of the Company, any other party thereto.

3.16 Interested Party Transactions.

(a) Except as set forth in Section 3.16(a) of the Company Disclosure Schedule, no officer, director, or Stockholder of the Company or any Subsidiary (nor any ancestor, sibling, descendant or spouse of any of such Persons, or any trust, partnership or corporation in which any of such Persons has or has had an interest), has or has had, directly or indirectly, (i) any interest in any entity (other than the Company and the Subsidiaries) which furnished or sold, or furnishes or sells, services, products, technology or Intellectual Property that the Company or any Subsidiary furnishes or sells, or proposes to furnish or sell, or (ii) any interest in any entity (other than the Company and the Subsidiaries) that purchases from or sells or furnishes to the Company or any Subsidiary, any goods or services, or (iii) other than as set forth in Section 3.15(a) of the Company Disclosure Schedule, any interest in, or is a party to, any Contract to which the Company or any Subsidiary is a party; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any entity” for purposes of this Section 3.16. To the Knowledge of the Company, there are no agreements, contracts, or commitments with regard to contribution or indemnification between or among any of the Stockholders.

(b) All transactions pursuant to which any Interested Party has purchased any services, products, or technology from, or sold or furnished any services, products or technology to, the Company or any Subsidiary that were entered into on or after the inception of the Company have been on an arms-length basis on terms no less favorable to the Company than would be available from an unaffiliated party.

3.17 Company Authorizations. Each consent, license, permit, grant or other authorization (i) pursuant to which the Company or any Subsidiary currently operates or holds any interest in any of its properties, or (ii) which is required for the operation of the Company’s or any Subsidiary’s business as currently conducted or currently contemplated to be conducted or the holding of any such interest (collectively, “Company Authorizations”) has been issued or granted to the Company (or such Subsidiary, as applicable). The Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company and each Subsidiary to operate or conduct its businesses or hold any interest in their respective properties or assets.

3.18 Litigation. Except as set forth in Section 3.18 of the Company Disclosure Schedule, there is no action, suit, claim or proceeding of any nature pending, or to the Knowledge of the Company, threatened, against the Company, any Subsidiary, their properties (tangible or intangible) or any of their officers or directors (in such capacity). To the Knowledge of the Company, there is no investigation pending or threatened, against the Company, any Subsidiary, any of their properties (tangible or intangible) or any of their officers or directors by or before any Governmental Entity.

3.19 Minute Books. The minutes of the Company and the Subsidiaries delivered to counsel for Parent contain complete and accurate records of all material actions taken, and summaries of all meetings held, by the Stockholders and the Board of Directors of the Company and each Subsidiary (and any committees thereof) since the time of incorporation of the Company or such Subsidiary, as the case may be. At the Closing, the minute books of the Company and the Subsidiaries will be in the possession of the Company.

3.20 Environmental Matters.

(a) Hazardous Material. Neither the Company nor any Subsidiary has: (i) operated any underground storage tanks at any property that the Company or any Subsidiary has at any time owned, operated, occupied or leased, or (ii) released any amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment, including PCBs, asbestos, petroleum, and urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws (a “Hazardous Material”), but excluding office and janitorial supplies properly and safely maintained. No Hazardous Materials are present in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company or any Subsidiary has at any time owned, operated, occupied or leased.

(b) Hazardous Materials Activities. Neither the Company nor any Subsidiary has transported, stored, used, manufactured, disposed of, released or exposed their employees or others to Hazardous Materials in violation of any law or in a manner that would result in liability to the Company or any Subsidiary, nor has the Company or any Subsidiary disposed of, transported, sold, or manufactured any product containing a Hazardous Material (any or all of the foregoing being collectively referred to herein as “Hazardous Materials Activities”) in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

(c) Permits. The Company and the Subsidiaries currently hold all environmental approvals, permits, licenses, clearances and consents (the “Environmental Permits”) necessary for the conduct of their Hazardous Material Activities and other businesses of the Company and the Subsidiaries as such activities and businesses are currently being conducted and as currently contemplated to be conducted.

(d) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the Knowledge of the Company, threatened, concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activity of the Company or any Subsidiary. The Company has no Knowledge of any fact or circumstance which could result in any environmental litigation or liability which could reasonably be expected to impose upon the Company or any Subsidiary any environmental liability.

(e) Reports and Records. The Company has delivered to Parent all records in the Company’s and each of its Subsidiary’s possession concerning the Hazardous Materials Activities of the Company and the Subsidiaries relating to its business and all environmental audits and environmental assessments of any Leased Real Property conducted at the request of, or otherwise in the possession of the Company. The Company and the Subsidiaries have complied with all environmental disclosure obligations imposed by applicable law with respect to this transaction.

(f) Notwithstanding anything to the contrary herein, the representations and warranties contained in this Section 3.20 are the only representations and warranties being made with respect to any environmental health or safety matter, including natural resources, related to the Company or its Subsidiaries.

3.21 Brokers’ and Finders’ Fees. Neither the Company nor any Subsidiary has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement or any transaction contemplated hereby, nor will Parent or the Surviving Corporation incur, directly or indirectly, any such liability based on arrangements made by or on behalf of the Company or any Subsidiary.

3.22 Employee Benefit Plans and Compensation.

(a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Company Employee Plan” shall mean any material plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, welfare benefits, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any Employee, or with respect to which the Company or any ERISA Affiliate has or may have any liability or obligation and any International Employee Plan.

“DOL” shall mean the United States Department of Labor.

“Employee” shall mean any current or former employee, consultant, independent contractor or director of the Company or any ERISA Affiliate.

“Employee Agreement” shall mean each management, employment, severance, separation, consulting, contractor, relocation, repatriation, expatriation, loan, visa, work permit or other agreement, or contract (including, any offer letter or any agreement providing for acceleration of Company Options) between the Company or any ERISA Affiliate and any Employee.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any other current or former Person or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.

“FMLA” shall mean the Family Medical Leave Act of 1993, as amended.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

“International Employee Plan” shall mean each Company Employee Plan or Employee Agreement that has been adopted or maintained by the Company or any ERISA Affiliate, whether formally or informally, or with respect to which the Company or any ERISA Affiliate will or may have any liability, for the benefit of Employees who perform services outside the United States.

“IRS” shall mean the United States Internal Revenue Service.

“PBGC” shall mean the United States Pension Benefit Guaranty Corporation.

“Pension Plan” shall mean each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

“WARN” shall mean the Worker Adjustment and Retraining Notification Act.

(b) Schedule. Section 3.22(b)(1) of the Company Disclosure Schedule contains an accurate and complete list of each Company Employee Plan and each Employee Agreement. Neither the Company nor any ERISA Affiliate has made any legally binding commitment to establish any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any Company Employee Plan or Employee Agreement. Section 3.22(b)(2) of the Company Disclosure Schedule sets forth a table setting forth the name and salary of each employee of the Company and each Subsidiary as of the date hereof. To the Knowledge of the Company, no Key Employee currently intends to terminate his or her employment. Section 3.22(b)(3) of the Company Disclosure Schedule contains an accurate and complete list of all Persons that have had in the past 12 months a consulting or advisory relationship with the Company and each Subsidiary.

(c) Documents. The Company has provided to Parent (i) correct and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement including all amendments thereto and all related trust documents, (ii) the three most recent annual reports (Form

Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan, (iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan, (v) all material written agreements and contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts, (vi) correspondence within the past three years to or from any governmental agency relating to any Company Employee Plan, (vii) all model COBRA forms and related notices, (viii) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan, (ix) all discrimination tests for each Company Employee Plan since inception, (x) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Company Employee Plan and (xi) the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan.

(d) Employee Plan Compliance. The Company and each Subsidiary has performed all obligations required to be performed by it under, is not in default or violation of, and the Company has no Knowledge of any default or violation by any other party to, any Company Employee Plan, and each Company Employee Plan has been established and maintained in accordance with its terms and in compliance in all material respects with all applicable laws, statutes, orders, rules and regulations, including ERISA or the Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There are no actions, suits or claims pending or, to the Knowledge of the Company, threatened (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, the Company or any ERISA Affiliate (other than ordinary administration expenses and contributions relating to services performed before such amendment, termination or discontinuance). There are no audits, inquiries or proceedings pending or, to the Knowledge of the Company or any officers of any ERISA Affiliates, threatened by the IRS, DOL, or any other Governmental Entity with respect to any Company Employee Plan. Neither the Company nor any ERISA Affiliate is subject to any penalty or Tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. The Company has timely made all contributions and other payments required by and due under the terms of each Company Employee Plan. Each “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code and IRS Notice 2005-1. No nonqualified deferred compensation plan has been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004.

(e) No Pension Plan. Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

(f) No Self-Insured Plan. Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to any self-insured plan that provides medical, dental or any other similar employee benefits to employees (including any such plan pursuant to which a stop-loss policy or contract applies).

(g) Collectively Bargained, Multiemployer and Multiple-Employer Plan. At no time has the Company or any ERISA Affiliate contributed to or been obligated to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA). Neither the Company nor any ERISA Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan or to any plan described in Section 413 of the Code.

(h) No Post-Employment Obligations. No Company Employee Plan or Employee Agreement provides, or reflects or represents any liability to provide, post-termination or retiree life insurance, health or other employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable statute, and neither the Company nor any Subsidiary has ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other Person that such Employee(s) or other Person would be provided with life insurance, health or other employee welfare benefits, except to the extent required by statute.

(i) COBRA; FMLA; HIPAA. The Company and each ERISA Affiliate has, prior to the Effective Time, complied in all material respects with COBRA, FMLA, HIPAA, the Women’s Health and Cancer Rights Act of 1998, the Newborns’ and Mothers’ Health Protection Act of 1996, and any similar provisions of state law applicable to its Employees.

(j) Effect of Transaction. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or any termination of employment or service in connection therewith will (i) result in any payment (including severance, golden parachute, bonus or otherwise), becoming due to any Employee, (ii) result in any forgiveness of indebtedness, (iii) materially increase any benefits otherwise payable by the Company or any Subsidiary or (iv) result in the acceleration of the time of payment or vesting of any such benefits except as required under Section 411(d)(3) of the Code.

(k) Parachute Payments. There is no agreement, plan, arrangement or other contract covering any Employee that, considered individually or considered collectively with any other such agreements, plans, arrangements or other contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code. There is no agreement, plan, arrangement or other contract by which the Company is bound to compensate any Employee for excise taxes paid pursuant to Section 4999 of the Code. Section 3.22(k) of the Company Disclosure Schedule lists all persons whom the Company reasonably believes are “disqualified individuals” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) as determined as of the date hereof.

(l) Employment Matters. The Company and each Subsidiary is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, employee safety and health and wages and hours, and in each case, with respect to Employees: (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees, (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no actions, suits, claims or administrative matters pending or, to the Company’s Knowledge, threatened against the Company, any Subsidiary or any of their Employees relating to any Employee, Employee Agreement or Company Employee Plan. There are no pending or, to the Company’s Knowledge, threatened claims or actions against Company, any Subsidiary or any Company or Subsidiary trustee under any worker’s compensation policy or long-term disability policy. The services provided by each of the Company’s and their ERISA Affiliates’ Employees is terminable at the will of the Company and its ERISA Affiliates and any such termination would result in no liability to the Company or any ERISA Affiliate. Section 3.22(l) of the Company Disclosure Schedule lists all liabilities of the Company to any Employee that result from the termination by the Company or Parent of such Employee’s employment or provision of services, a change of control of the Company, or a combination thereof. To the Knowledge of the Company, neither the Company nor any ERISA Affiliate has direct or indirect liability with respect to any misclassification of any Person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer.

(m) Labor. No work stoppage or labor strike against the Company or any Subsidiary is pending or, to the Knowledge of the Company, threatened. The Company has no Knowledge of any activities or proceedings of any labor union to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending or threatened or reasonably anticipated relating to any labor matters involving any Employee, including charges of unfair labor practices. Neither the Company nor any Subsidiary has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Neither the Company nor any Subsidiary presently, nor have they in the past been, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company or any Subsidiary. Within the past year, the Company has not incurred any liability or obligation under WARN or any similar state or local law that remains unsatisfied, and no terminations prior to the Closing Date shall result in unsatisfied liability or obligation under WARN or any similar state or local law.

(n) No Interference or Conflict. To the Knowledge of the Company, no stockholder, director, officer, Employee or consultant of the Company or any Subsidiary is obligated under any contract or agreement, subject to any judgment, decree, or order of any court or administrative agency that would interfere with such person’s efforts to promote the interests of the Company or any Subsidiary or that would interfere with the Company’s or any Subsidiary’s business. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company’s or any Subsidiary’s business as presently conducted or proposed to be conducted nor any activity of such officers, directors, Employees or consultants in connection with the carrying on of the Company’s or any Subsidiary’s business or businesses as presently conducted or currently proposed to be conducted will, to the Knowledge of the Company, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract or agreement under which any of such officers, directors, Employees, or consultants is now bound.

(o) International Employee Plan. Neither the Company nor any ERISA Affiliate currently or has it ever had the obligation to maintain, establish, sponsor, participate in, be bound by or contribute to any International Employee Plan.

(p) Employee Compensation, Status and Performance Matters. Section 3.22(p) of the Company Disclosure Schedule contains a complete and accurate list of the employees of the Company as of the date hereof and shows with respect to each such employee (i) the employee’s name, position held, all remuneration payable and other benefits provided or which the Company is bound to provide (whether at present or in the future) to each such employee, or any person connected with any such person, and includes, if any, particulars of all profit sharing, incentive and bonus arrangements to which the Company is a party, whether legally binding or not, (ii) the date of hire, (iii) vacation eligibility for the current calendar year, (iv) leave status (including type of leave, expected return date for non-disability related leaves and expiration dates for disability leaves), (v) visa status, and (vi) the name of any union, collective bargaining agreement or other similar labor agreement covering such employee.

3.23 Insurance. Section 3.23 of the Company Disclosure Schedule contains a complete and accurate list of all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company and each Subsidiary. There is no claim by the Company or any Subsidiary pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid, and the Company, the Subsidiaries and their affiliates are otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). The Company has no Knowledge of threatened termination of, or premium increase with respect to, any of such policies.

3.24 Compliance with Laws. Except as disclosed in Section 3.24 of the Company Disclosure Schedule, the Company and each Subsidiary has complied in all material respects with, is not in violation in any material respect of, and has not received any notices of violation with respect to, any foreign, federal, state or local statute, law or regulation.

3.25 Export Control Laws. Except as disclosed in Section 3.25 of the Company Disclosure Schedule, the Company and each Subsidiary has at all times conducted its export transactions in material compliance with (i) all applicable U.S. export and reexport controls, including the United States Export Administration Act and Regulations and Foreign Assets Control Regulations and (ii) all other applicable import/export controls in other countries in which the Company conducts business. Without limiting the foregoing:

(a) Except as disclosed in Section 3.25(a) of the Company Disclosure Schedule, the Company and each Subsidiary has obtained all material export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings with any Governmental Entity required for (i) the export and reexport of products, services, software and technologies and (ii) releases of technologies and software to foreign nationals located in the United States and abroad (“Export Approvals”);

(b) The Company and each Subsidiary is in material compliance with the terms of all applicable Export Approvals;

(c) There are no pending or, to the Knowledge of the Company, threatened claims against the Company or any Subsidiary with respect to such Export Approvals; and

(d) No Export Approvals for the transfer of export licenses to Parent or the Surviving Corporation are required, or such Export Approvals can be obtained expeditiously without material cost.

3.26 Customers and Suppliers.

(a) Section 3.26(a) of the Company Disclosure Schedule lists each Person (other than the Company or its Subsidiaries) that has purchased or licensed either broadcast automation system Products from or on behalf of the Company or any Subsidiary or has entered into a RevenueSuite Agreement with the Company or any Subsidiary (the “Customers”), and (ii) for each Customer, the Product so purchased or licensed, indicating (A) which of such Customers have purchased or licensed the Company’s (or its Subsidiaries’) broadcast programming automation systems (each such Customer, a “Programming Automation Customer”) and identifying, for each Programming Automation Customer, the names of the radio station(s) (including call letters) that use such broadcast programming automation system (each such radio station, a “Covered Radio Station”) and the aggregate number of such Covered Radio Stations and (B) which of such Customers have entered into RevenueSuite Agreements (each such Customer, a “RevenueSuite Customer”) and identifying the Covered Radio Stations that are parties to or are covered by each such RevenueSuite Agreement.

(b) Section 3.26(b) of the Company Disclosure Schedule lists the 15 largest suppliers of the Company and its Subsidiaries on the basis of cost of goods or services purchased for the 12-month period ending on the Current Balance Sheet Date.

(c) To the Company’s Knowledge, the Covered Ratio Stations that are covered by the Programming Automation Customers identified in Section 3.26(a) of the Company Disclosure Schedule represent approximately [***] of the total U.S. commercial radio installations for which the Company has information on the use of radio automation software. Except as disclosed in Section 3.26(c) of the Company Disclosure Schedule, RevenueSuite Customers representing no more than ten percent (10%) of the Covered Radio Stations have (i) ceased or significantly reduced their business with the Company, or threatened to cease or significantly reduce their business with the Company or (ii) to the Knowledge of the Company, been threatened with bankruptcy or insolvency.

(d) Except as disclosed in Section 3.26(d) of the Company Disclosure Schedule, none of the suppliers listed in Section 3.26(b) of the Company Disclosure Schedule has (i) ceased or reduced, in any material respect, its sales or provision of services to the Company or any Subsidiary, (ii) to the Knowledge of the Company, threatened to cease or materially reduce such sales or provision of services or (iii) to the Knowledge of the Company, been threatened with bankruptcy or insolvency.

3.27 Complete Copies of Materials. Each document (or summaries of same) that has been made available to Parent or its counsel, including all Contracts and other documents listed on the Company Disclosure Schedule, is true, correct and complete. The phrase “made available to Parent” when used herein shall be deemed to mean that such information has been delivered to Parent in an unrestricted and unredacted form in the online data room located at http://sp.dmarc.net/sites/google/default.aspx.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Each of Parent and Sub hereby represents and warrants to the Company, subject to such exceptions as are specifically disclosed in the disclosure schedule (referencing the appropriate section and subsection numbers) supplied by Parent to the Company (the “Parent Disclosure Schedule”) and dated as of the date hereof, (A) on the date hereof and, (B) if the Closing occurs, as of the Closing Date (except where a representation or warranty is made as of the date hereof or a specific date herein), as though made on the Closing Date, as set forth below. Notwithstanding anything herein to the contrary, the representations and warranties contained in this Article IV are the only representations and warranties being made by Parent and Sub in this Agreement.

4.1 Organization. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Delaware, and Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Delaware. Each of Parent and Sub has the corporate power to own its properties and to carry on its business as currently conducted and to conduct the Business.

4.2 Authority. Each of Parent and Sub has all requisite corporate power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of Parent and Sub of this Agreement and any Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Sub,

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

and no further action is required on the part of Parent and Sub to authorize this Agreement and any Related Agreements to which it is a party and the transactions contemplated hereby and thereby. This Agreement and any Related Agreements to which Parent and Sub are parties have been duly executed and delivered by Parent and Sub and, assuming the due authorization, execution and delivery by the other parties hereto and thereto constitute the valid and binding obligations of Parent and Sub, enforceable against each of Parent and Sub in accordance with their terms.

4.3 No Conflict. The execution and delivery by Parent and Sub of this Agreement and any Related Agreement to which Parent or Sub is a party, and the consummation of the transactions contemplated hereby or thereby, will not result in or give rise to a Conflict under (a) any provision of Parent’s certificate of incorporation, as amended to date, and bylaws, as amended to date (the “Parent Charter Documents”) or (b) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or Sub or any of their properties or assets (whether tangible or intangible). Neither the Parent Charter Documents nor any material Contract to which Parent or Sub is a party or to which any of their properties or assets (whether tangible or intangible) are bound prohibits or prevents the consummation of the Merger or Parent’s ability to conduct the Business.

4.4 Consents. No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, or a party to any material Contract to which Parent or Sub is a party (so as not to trigger any Conflict) is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement and any Related Agreements to which Parent or Sub is a party or Parent and Sub’s consummation of the Merger and the transactions contemplated hereby and thereby, except for (a) such consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (c) the filing of notification, and expiration or early termination of the waiting period under, the HSR Act, as well as any required approval under foreign antitrust laws, if applicable.

4.5 Litigation. Except as set forth in Section 4.5 of the Parent Disclosure Schedule, (a) there is no action, suit, claim or proceeding of any nature pending against Parent, Sub, their properties (tangible or intangible) or any of their officers or directors (in such capacity), that would, either individually or in the aggregate, have a material adverse effect on the ability of Parent or Sub to consummate the Merger and the transactions contemplated hereby or prohibit or prevent Parent from conducting the Business or (b) to the Knowledge of Parent and Sub, there is no action, suit, claim or proceeding of any nature threatened against Parent, Sub, their properties (tangible or intangible) or any of their officers or directors (in such capacity), that would, either individually or in the aggregate, have a material adverse effect on the ability of Parent or Sub to consummate the Merger and the transactions contemplated hereby. To the Knowledge of Parent or Sub, there is no investigation pending or threatened against Parent, Sub, their properties (tangible or intangible) or any of their officers or directors (in such capacity) by or before any Governmental Entity, that would, either individually or in the aggregate, prohibit or prevent (a) the consummation of the Merger or (b) Parent from conducting the Business.

ARTICLE V

CONDUCT PRIOR TO THE EFFECTIVE TIME

5.1 Conduct of Business of the Company and the Subsidiaries. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company and each Subsidiary agree to use commercially reasonable efforts to operate the business of the Company and each Subsidiary, except (i) as specifically disclosed in Section 5.1 of the Company Disclosure

Schedule, (ii) with the prior written consent of Parent or (iii) as specifically contemplated by this Agreement, in the ordinary course consistent with past practices, to pay their respective debts and Taxes when due (subject to the right of Parent to review and approve any Tax Returns in accordance with this Agreement), to pay or perform other obligations when due, and, to the extent consistent therewith, to preserve intact their respective present business organizations, keep available the services of their respective present officers and Employees, preserve their respective assets and technology and preserve their respective relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with them, all with the goal of preserving unimpaired the goodwill and ongoing businesses of the Company and each Subsidiary at the Effective Time, except as specifically disclosed in Section 5.1 of the Company Disclosure Schedule. Without limiting the generality of the foregoing, except (i) as expressly contemplated by this Agreement, (ii) as expressly set forth in Section 5.1 of the Company Disclosure Schedule, or (iii) with the prior written consent of Parent, neither the Company nor any of its Subsidiaries shall from and after the date of this Agreement:

(a) other than in the ordinary course of business consistent with past practices, undertake any expenditure, transaction or commitment exceeding $15,000 individually or $50,000 in the aggregate;

(b) other than pursuant to Standard Form Agreements, sell, lease, license or otherwise dispose of any of their respective properties or assets, including the sale of any accounts receivable, except properties or assets (whether tangible or intangible) which are not Intellectual Property and only in the ordinary course of business and consistent with past practices; grant or otherwise create or consent to the creation of any easement, covenant, restriction, assessment or charge affecting any owned property or leased property or any part thereof; or convey, assign, sublease, license or otherwise transfer all or any portion of any owned property or leased property or any interest or rights therein;

(c) (i) other than pursuant to Standard Form Agreements, sell, license or transfer to any Person any Company Intellectual Property Right or enter into any Contract with respect to any Company Intellectual Property with any Person or with respect to any Intellectual Property Rights of any Person, (ii) buy or license any Intellectual Property Rights or enter into any Contract with respect to the Intellectual Property Rights of any Person, or (iii) enter into any Contract with respect to the development of any Intellectual Property Rights with a third party;

(d) other than in the ordinary course of business consistent with past practices, propose or consent to change or change pricing or royalties charged by the Company or any Subsidiary to customers or licensees, or the pricing or royalties set or charged by persons who have licensed Intellectual Property Rights to the Company or an Subsidiary;

(e) terminate or extend, or amend, waive, modify, or violate the terms of, any Material Contract disclosed on the Company Disclosure Schedule (or agree to do so), or, other than Standard Form Agreements, enter into any Contract which would have been required to have been disclosed in Section 3.15(a) of the Company Disclosure Schedule had such Contract been entered into prior to the date hereof;

(f) engage in or enter into any transaction or commitment, or relinquish any material right, outside the ordinary course of business and consistent with past practice;

(g) enter into or amend, waive or modify the terms of any Contract pursuant to which any other party is granted marketing, distribution, development or similar rights of any type or scope with respect to any Products or technology of the Company or any Subsidiary;

(h) other than as required by law, judicial order or decree, commence or settle any lawsuit, threat of any lawsuit or proceeding or other investigation by or against the Company or any Subsidiary or relating to any of their businesses, properties or assets;

(i) declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Company Capital Stock or capital stock of any Subsidiary, or split, combine or reclassify any Company Capital Stock or capital stock of any Subsidiary or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for such shares, or repurchase, redeem or otherwise acquire, directly or indirectly, any such shares (or options, warrants or other rights exercisable therefor), except in accordance with the agreements evidencing Company Options or Company Warrants;

(j) other than Company Capital Stock issued upon the exercise of Company Options granted under the Plans and Company Warrants (to the extent disclosed in Section 3.2(c) of the Company Disclosure Schedule) in accordance with their terms, issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any shares of Company Capital Stock or capital stock of any Subsidiary or any securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue or purchase any such shares or other convertible securities;

(k) cause or permit any amendments to the Charter Documents or Subsidiary Organizational Documents;

(l) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets or equity securities which are material, individually or in the aggregate, to the businesses of the Company or any Subsidiary;

(m) enter into any agreement to purchase or sell any interest in real property, grant any security interest in any real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or alter, amend, modify or terminate any of the terms of any Lease Agreements;

(n) incur any indebtedness or guarantee any indebtedness or issue or sell any debt securities or guarantee any debt securities or other obligations of others;

(o) grant any loans to others or purchase debt securities of others or amend the terms of any outstanding loan agreement;

(p) grant any severance or termination pay (in cash or otherwise) to any Employee, including any officer, except payments made pursuant to standard written agreements outstanding on the date hereof and disclosed in the Company Disclosure Schedule;

(q) adopt or amend any Company Employee Plan (including the Cash Bonus Plan), enter into any employment contract, pay or agree to pay any special bonus or special remuneration to any director or Employee of the Company or any Subsidiary, or increase or agree to increase the salaries, wage rates, or other compensation or benefits of any Employees, except payments made pursuant to standard written agreements outstanding on the date hereof and disclosed in the Company Disclosure Schedule;

(r) take any action to accelerate (either partially or fully) the vesting or exercisability of any Company Options or the vesting or of any Company Capital Stock;

(s) revalue any of its assets (whether tangible or intangible), including without limitation writing off notes or accounts receivable, settle, discount or compromise any accounts receivable, or reverse any reserves other than in the ordinary course of business and consistent with past practice;

(t) pay, discharge or satisfy, in an amount in excess of $15,000 in any one case, or $50,000 in the aggregate, any claim, liability, loan or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Current Balance Sheet;

(u) make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, or file any material Tax Return (including any amended Tax Return), unless such Tax Return has been provided to Parent for review within a reasonable period prior to the due date for filing and Parent has consented to such filing;

(v) other than Standard Form Agreements, enter into any licensing, distribution, joint venture, strategic alliance or joint marketing or any similar arrangement or agreement;

(w) hire, offer to hire or terminate any Employees, or encourage any Employees to resign from the Company or any Subsidiary;

(x) adopt or change the accounting policies or procedures of the Company or any Subsidiary, including with respect to reserves for doubtful accounts, or payment or collection policies or practices; or

(y) take, commit or agree in writing or otherwise to take, any of the actions described in Sections 5.1(a) through Section 5.1(x), inclusive, or any other action that would (i) prevent the Company or any Subsidiary from performing, or cause the Company or any Subsidiary not to perform, its covenants hereunder in any material respect, or (ii) cause or result in any of its representations and warranties contained herein being untrue or incorrect in any material respect (without giving effect to any limitation as to “materiality” set forth therein).

5.2 No Solicitation.

(a) Until the earlier of (i) the Effective Time, or (ii) the date of termination of this Agreement pursuant to the provisions of Section 9.1 hereof, neither the Company nor any of the Company’s affiliates shall (nor shall the Company permit any of its officers, directors, employees, stockholders, agents, representatives or affiliates to), directly or indirectly, take any of the following actions with any party other than Parent and its designees: (a) solicit, encourage, seek, entertain, support, assist, initiate or participate in any inquiry, negotiations or discussions, or enter into any agreement, with respect to any offer or proposal to acquire all or any material part of the business, properties or technologies of the Company or any of its Subsidiary, or any amount of the Company Capital Stock or capital stock of any Subsidiary (whether or not outstanding), whether by merger, purchase of assets, purchase of Company Capital Stock (except for the conversion of Preferred Stock as contemplated herein), tender offer, license or otherwise, or effect any such transaction, (b) disclose any information not customarily disclosed to any Person concerning the business, technologies or properties of the Company or any of its Subsidiaries, or afford to any Person access to their respective properties, technologies, books or records, not customarily afforded such access, (c) assist or cooperate with any Person to make any proposal to purchase all or any part of the Company Capital Stock or assets of the Company or any Subsidiary, or (d) enter into any agreement with any Person providing for the acquisition of the Company or any Subsidiary (other than inventory in the ordinary course of business), whether by merger, purchase of assets, purchase of Company Capital Stock (except for the conversion of Preferred Stock as contemplated herein), license, tender offer or otherwise. In the event that the Company or any of the Company’s affiliates shall receive, prior to the Effective Time or the termination of this Agreement in accordance with Section 9.1 hereof, any offer, proposal, or request, directly or indirectly, of the type referenced in clause (a), (c) or (d) above, or any request for disclosure or access as referenced in clause (b) above, the Company shall immediately (x) suspend any discussions with such offeror or party with regard to such offers, proposals, or requests and (y) notify Parent thereof, including information as to the identity of the offeror or the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto as Parent may reasonably request.

(b) The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 5.2 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Parent shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 5.2 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity. Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any officer, director, agent, representative or affiliate of the Company or any Subsidiary shall be deemed to be a breach of this Agreement by the Company.

5.3 Procedures for Requesting Parent Consent. If the Company desires to take an action which would be prohibited pursuant to Section 5.1 hereof without the written consent of Parent, prior to taking such action, the Company shall request such written consent by sending an e-mail or facsimile to each of the following individuals, each of whom shall use commercially reasonable efforts to reply within five (5) Business Days to such request for written consent (it being understood that the written consent of only one such individual shall be required prior to the Company taking such action):

[***]

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Company Stockholder Approval.

(a) Immediately following the execution of this Agreement, the Company shall deliver to Parent a true, correct and complete copy of the Written Consent, evidencing the adoption by the Requisite Stockholder Vote of the Merger, this Agreement and the transactions contemplated hereby, including (i) the deposit of the Escrow Amounts into the Escrow Fund, (ii) the right of the Indemnified Parties to setoff the amount of any Losses with respect to which the Indemnified Parties are entitled to indemnification against any Contingent Payments that have not been paid as of the Claim Date and (iii) the appointment of the Stockholder Representative as the agent and attorney-in-fact for the Stockholders, having the powers and rights to limited liability and indemnification set forth herein. The Company shall have also obtained and delivered to Parent a Proxy and Securityholder Agreement from each of the Stockholders listed on Schedule 6.1(a).

(b) The Company shall promptly, but in no event later than 10 Business Days after the date hereof deliver notice to its Stockholders who have not executed the Written Consent of the adoption by Written Consent of this Agreement, the Merger and the transactions contemplated hereby, including each of the matters set forth in Section 6.1(a) hereof, pursuant to and in accordance with the applicable provisions of Delaware Law and the Charter Documents.

(c) The board of directors of the Company shall not withdraw, alter, modify, change or revoke (i) its recommendation to the Stockholders to vote in favor of this Agreement, the Merger and the transactions contemplated hereby (the “Board Recommendation”) nor (ii) its approval of this Agreement, the Merger and the transactions contemplated hereby; provided, however, that the board of directors of the Company may change its Board Recommendation if the board of directors reasonably concludes in good faith, after receipt of advice from outside legal counsel, that the failure of the board of directors to change such Board Recommendation would result in a breach of its fiduciary obligations to the Stockholders of the Company under applicable law.

(d) Immediately following the execution of this Agreement, the Company shall submit to the Stockholders for approval (in a manner satisfactory to Parent) by such number of Stockholders as is required by the terms of Section 280G(b)(5)(B) of the Code, any payments and/or benefits that Parent determines may separately or in the aggregate, constitute “parachute payments” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), such that such payments and benefits shall not be deemed to be “parachute payments” under Section 280G of the Code, and prior to the Effective Time the Company shall deliver to Parent evidence satisfactory to Parent (i) that a Stockholder vote was solicited in conformance with Section 280G and the regulations promulgated thereunder and the requisite Stockholder approval was obtained with respect to any payments and/or benefits that were subject to the Stockholder vote (the “280G Approval”), or (ii) that the 280G Approval was not obtained and as a consequence, that such “parachute payments” shall not be made or provided, pursuant to the waivers of those payments and/or benefits which were executed by the affected individuals on the date of this Agreement.

6.2 Access to Information. The Company shall afford Parent and its accountants, counsel and other representatives, reasonable access during the period from the date hereof and prior to the Effective Time to (i) all of the properties, books, contracts, commitments and records of the Company, including all design processes, methodologies and source code with respect to the Company Intellectual Property, (ii) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of the Company and its Subsidiaries as Parent may reasonably request, and (iii) all Employees of the Company and its Subsidiaries as identified by Parent. The Company agrees to provide to Parent and its accountants, counsel and other representatives copies of internal financial statements (including Tax Returns and supporting documentation) promptly upon request. No information or knowledge obtained in any investigation pursuant to this Section 6.2 or otherwise shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger in accordance with the terms and provisions hereof.

6.3 Confidentiality. Each of the parties hereto hereby agrees that the information obtained in any investigation pursuant to Section 6.2 hereof, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, shall be governed by the terms of the Non-Disclosure Agreement. In this regard, the Company acknowledges that Parent’s Class A Common Stock is publicly traded and that any information obtained during the course of its due diligence could be considered to be material non-public information within the meaning of federal and state securities laws. Accordingly, the Company acknowledges and agrees not to engage in any discussions, correspondence or transactions in Parent’s Class A Common Stock in violation of applicable securities laws.

6.4 Public Disclosure. Except as provided in Section 6.1, neither the Company nor any of its representatives shall issue any statement or communication to any third party (other than to its agents that are bound by confidentiality restrictions and to Stockholders and holders of Company Options and Bonus Units) regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor, without the consent of Parent. Until the earlier of (a) the Effective Time or (b) the date of termination of this Agreement pursuant to the provisions of Section 9.1 hereof, Parent shall not issue any statement or communication to any third party (other than its agents that are bound by confidentiality restrictions) regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor, without the consent of the Company (which shall not be unreasonably withheld or delayed), except that this restriction shall be subject to Parent’s obligation to comply with applicable securities laws and the rules of The Nasdaq Stock Market.

6.5 Reasonable Efforts. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use commercially reasonable efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to cause all conditions to the obligations of the other parties hereto to effect the Merger to occur, to obtain all necessary waivers, consents, approvals and other documents required to be delivered hereunder and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement; provided, however, that no party shall be required to agree to (a) any license, sale or other disposition or holding separate (through establishment of a trust or otherwise) of any shares of capital stock or of any business, assets or properties of Parent, its subsidiaries or affiliates or of the Company, (b) the imposition of any limitation on the ability of Parent, its subsidiaries or affiliates or the Company to conduct their respective businesses or own any capital stock or assets or to acquire, hold or exercise full rights of ownership of their respective businesses and, in the case of Parent, the businesses of the Company, or (c) the imposition of any impediment on Parent, its subsidiaries or affiliates or the Company under any statute, rule, regulation, executive order, decree, order or other legal restraint governing competition, monopolies or restrictive trade practices (any such action described in (a), (b) or (c), an “Action of Divestiture”). Nothing herein shall require any party to litigate with any Governmental Entity.

6.6 Notification of Certain Matters. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company or Parent, as the case may be, shall give prompt notice to the others of the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is reasonably likely to cause (a) any of their respective representations or warranties contained in this Agreement to be untrue or inaccurate at or prior to the

Effective Time, (b) any failure of the Company or Parent, as the case may be, to comply with or satisfy any of their respective covenants, conditions or agreements or (c) any of their respective conditions set forth in Section 7.2 or Section 7.3, as the case may be, to become incapable of being satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.6 shall not limit or otherwise affect any remedies available to the party receiving such notice. No disclosure by the Company or Parent pursuant to this Section 6.6 shall be deemed to amend or supplement their respective Disclosure Schedules or prevent or cure any misrepresentation, breach of warranty or breach of covenant by such party.

6.7 Additional Documents and Further Assurances. Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of the Merger and the transactions contemplated hereby.

6.8 Conversion of Preferred Stock. The Company shall use commercially reasonable efforts to cause each holder of Company Preferred Stock to convert all shares of Company Preferred Stock held by such holder to shares of Company Common Stock in accordance with the Company’s Certificate of Incorporation prior to the Effective Time.

6.9 Treatment of Company Warrants. Subject to the review and approval of Parent (not to be unreasonably withheld), the Company shall take all actions necessary to effect the provisions set forth in Section 1.6(c) under all Company Warrants and all Company Warrant agreements, including without limitation any necessary amendments to any Company Warrants and the delivery of all required notices under such Company Warrants.

6.10 Amendment to Plans. Subject to the review and approval of Parent (not to be unreasonably withheld), the Company shall take all actions necessary to effect the provisions set forth in Section 1.6(c) under all Plans, all Company Option agreements and any other plan or arrangement of the Company (whether written or oral, formal or informal), including without limitation any necessary amendments to any Plans and the delivery of all required notices under such Plans.

6.11 Consents. At the request and direction of Parent, the Company shall use commercially reasonable efforts to obtain all necessary consents, waivers and approvals of any parties to any Material Contract as are required thereunder in connection with the Merger or for any such Material Contracts to remain in full force and effect, all of which are required to be listed in Section 3.5 of the Company Disclosure Schedule, so as to preserve all rights of, and benefits to, the Company under such Material Contract from and after the Effective Time. Such consents, waivers and approvals shall be in a form reasonably acceptable to Parent.

6.12 Terminated Agreements. The Company shall use commercially reasonable efforts to cause each of the Contracts listed on Schedule 7.2(k) hereto (the “Terminated Agreements”) to be terminated, effective as of and contingent upon the Closing, including sending all required notices, such that each such Contract shall be of no further force or effect immediately following the Effective Time. Upon the Closing, the Company shall have paid all amounts owed under the Terminated Agreements (as a result of the termination of the Terminated Agreements or otherwise), and the Surviving Corporation will not incur any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) under any Terminated Agreement following the Closing Date. The Company shall be responsible for making any payments required to terminate the Terminated Agreements. In the event the Merger does not close for any reason (other than pursuant to Sections 9.1(b) (if Parent is in breach) or 9.1(f)), Parent shall not have any liability to the Company, the Stockholders or any other Person for any costs, claims, liabilities or damages resulting from the Company seeking to obtain such terminations.

6.13 Modified Agreements. The Company shall use commercially reasonable efforts to modify each of the agreements listed on Schedule 7.2(l) (the “Modified Agreements”) hereto in the manner set forth on Schedule 7.2(l) hereto effective as of and contingent upon the Closing, so that the required modifications are in effect immediately following the Effective Time. The Company shall be responsible for making any payments required in connection with the Modified Agreements.

6.14 Notices. The Company shall send each of the notices set forth on Schedule 7.2(m) (the “Notices”) hereto promptly following the date hereof. The Company shall be responsible for making any payments required in connection with the Notices.

6.15 Proprietary Information and Inventions Assignment Agreement. The Company shall use commercially reasonable efforts to cause each current employee of the Company and its Subsidiaries and each former employee of the Company and its Subsidiaries who is listed on Schedule 7.2(n) hereto, to have entered into and executed, and each person who becomes an employee of the Company or any Subsidiary after the date hereof and prior to the Closing shall be required by the Company to enter into and execute, an Employee Proprietary Information Agreement with the Company and each of its Subsidiaries effective as of such employee’s first date of employment or service. The Company shall use commercially reasonable efforts to cause each current consultant or contractor of the Company and its Subsidiaries, and each former consultant or contractor of the Company and its Subsidiaries who is listed on Schedule 7.2(n) hereto, to have entered into and executed, and each Person who becomes a consultant or contractor of the Company or any Subsidiary after the date hereof and prior to the Closing shall be required by the Company to enter into and execute, a Consultant Proprietary Information Agreement with the Company and each of its Subsidiaries effective as of such consultant or contractor’s first date of service.

6.16 New Employment Arrangements.

(a) Parent may offer certain Employees, including the Key Employees, “at-will” employment by Parent and/or the Surviving Corporation, to be effective as of the Closing Date, upon proof of a legal right to work in the United States. Such “at-will” employment will: (i) be set forth in offer letters on Parent’s standard form (each, an “Offer Letter”), (ii) be subject to and in compliance with Parent’s applicable policies and procedures, including employment background checks and the execution of Parent’s employee proprietary information agreement, governing employment conduct and performance, (iii) have terms, including the position and salary, which will be determined by Parent, (iv) include, if applicable, a waiver by the Employee of any future equity-based compensation to which such Employee may otherwise have been entitled, (v) include, if applicable, a valid release by certain Employees and (vi) supersede any prior express or implied employment agreements, arrangement or offer letter in effect prior to the Closing Date.

(b) Subsequent to the execution of this Agreement, the Company shall use commercially reasonable efforts to cause each Key Employee to sign an Offer Letter and to cause such Offer Letter to remain in full force and effect through the Closing Date.

6.17 Agreements and Documents Delivered at Signing. The Company shall use commercially reasonable efforts to cause each agreement and document that was executed by any Person and delivered to Parent prior to or concurrent with the execution of this Agreement, including the Non-Disclosure Agreement, each Securityholder Agreement and each Proxy, to remain in full force and effect through the Closing Date.

6.18 Non-Competition Agreements. The Company shall use commercially reasonable efforts to cause the individuals listed on Schedule 7.2(p) to execute and deliver to Parent a Non-Competition Agreement in substantially the form attached hereto as Exhibit G (the “Non-Competition Agreements”).

6.19 Resignation of Officers and Directors. The Company shall cause each officer and director of the Company and its Subsidiaries to execute a resignation letter in the form attached hereto as Exhibit H (the “Director and Officer Resignation Letter”), effective as of the Effective Time.

6.20 Releases of Officers. The Company shall cause each officer of the Company and its Subsidiaries to execute a release in the form attached hereto Exhibit I (the “Officer Release Letter”), effective as of the Effective Time.

6.21 Termination of 401(k) Plan. Effective as of no later than the day immediately preceding the Closing Date, each of the Company and any ERISA Affiliate shall terminate any and all Company Employee Plans intended to include a Code Section 401(k) arrangement (each, a “401(k) Plan”) (unless Parent provides written notice to the Company that such 401(k) plans shall not be terminated). Unless Parent provides such written notice to the Company, no later than five Business Days prior to the Closing Date, the Company shall provide Parent with evidence that such Company Employee Plan(s) have been terminated (effective as of no later than the day immediately preceding the Closing Date) pursuant to resolutions of the Board of Directors of the Company, or such ERISA Affiliate, as the case may be. The form and substance of such resolutions shall be subject to review and approval of Parent. The Company also shall take such other actions in furtherance of terminating such Company Employee Plan(s) as Parent may reasonably require. In the event that termination of a 401(k) Plan would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees then such charges and/or fees shall be included in Third Party Expenses and shall be the responsibility of the Company, and the Company shall take such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to Parent no later than 15 calendar days prior to the Closing Date.

6.22 Expenses. Whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, including, but not limited to, any payments made or anticipated to be made by the Company as a brokerage or finders’ fee, agents’ commission or any similar charge (“Third Party Expenses”), shall be the obligation of the respective party incurring such fees and expenses; provided, however, that, if the Merger is consummated, Parent shall pay up to a maximum of the Third Party Expense Cap in reasonable and documented Third Party Expenses incurred by the Company in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby. The Company shall provide Parent with a statement of its estimated Third Party Expenses showing detail of both the paid and unpaid Third Party Expenses incurred by the Company as of the Closing Date not less than three Business Days prior to the Closing Date in form reasonably satisfactory to Parent (the “Statement of Expenses”), and the Statement of Expenses shall be certified as true and correct in form acceptable to Parent as of the Closing Date by the Company’s Chief Financial Officer. The Statement of Expenses will reflect all Third Party Expenses incurred and expected to be incurred by the Company as a result of the negotiation and effectuation of this Agreement and the transactions contemplated hereby (including any Third Party Expenses anticipated to be incurred after the Closing). Any Third Party Expenses incurred by the Company that are not reflected on the Statement of Expenses, and thus not part of the Third Party Expense Adjustment Amount (“Excess Third Party Expenses”), shall be paid out of the Escrow Amount and shall not be subject to the Basket.

6.23 Spreadsheet. The Company shall deliver three Business Days prior to the Closing Date to Parent and the Exchange Agent a spreadsheet (the “Spreadsheet”) substantially in the form attached hereto as Schedule 6.23, which spreadsheet shall be certified as complete and correct by the Chief Executive Officer and Chief Financial Officer of the Company as of the Closing and which shall include, among other things, as of the Closing:

(a) all Stockholders and their respective addresses, the number of shares of Company Capital Stock held by such Stockholders (including the respective certificate numbers), the date of acquisition of such shares, such Stockholder’s Pro Rata Portion, the amount of the Initial Merger Consideration to be paid to each Stockholder, the amount of the Launch Contingent Payment that may be paid to each Stockholder to the extent that such Launch Contingent Payment may be paid, the amount of cash to be deposited into the Escrow Fund on behalf of each Stockholder in respect of the Initial Escrow Amount and the Additional Escrow Amount for the Launch Contingent Payment, if any, and such other information relevant thereto or which the Exchange Agent may reasonably request;

(b) all Warrantholders and their respective addresses, the number of shares of Company Capital Stock underlying the Company Warrants held by such Warrantholders (including the respective certificate numbers, if applicable), the date of acquisition of such Company Warrants, such Warrantholder’s Pro Rata Portion, the amount of the Initial Merger Consideration to be paid to each Warrantholder, the amount of the Launch Contingent Payment that may be paid to each Warrantholder to the extent that such Launch Contingent Payment may be paid, the amount of cash to be deposited into the Escrow Fund on behalf of each Warrantholder in respect of the Initial Escrow Amount and the Additional Escrow Amount for the Launch Contingent Payment, if any, and such other information relevant thereto or which the Exchange Agent may reasonably request; and

(c) all holders of Bonus Units and their respective addresses, the number of Bonus Units held by each holder (or to be held by such holder immediately prior to the Effective Time), the grant dates of such Bonus Units, the vesting arrangement with respect to such Bonus Units and indicating, the Pro Rata Portion attributed to the Cash Bonus Plan, the amount of the Initial Merger Consideration to be paid or reserved for each holder of Bonus Units, the amount of the Launch Contingent Payment that may be allocated to the Cash Bonus Plan to the extent that such Launch Contingent Payment may be paid, the amount of cash to be deposited into the Escrow Fund on behalf of the Cash Bonus Pool in respect of the Initial Escrow Amount and the Additional Escrow Amount for the Launch Contingent Payment, if any, and such other information relevant thereto or which the Exchange Agent may reasonably request.

6.24 Release of Liens. The Company shall file, or shall have filed, all agreements, instruments, certificates and other documents, in form and substance reasonably satisfactory to Parent, that are necessary or appropriate to effect the release of all Liens set forth in Schedule 7.2(u) hereto.

6.25 FIRPTA Compliance. On the Closing Date, the Company shall deliver to Parent a statement (a “FIRPTA Compliance Certificate”) in a form reasonably acceptable to Parent to the effect that no interest in the Company is a U.S. real property interest.

6.26 Director and Officer Liability and Indemnification. For each person who is an officer of the Company or a member of the Company’s Board of Directors immediately prior to the Effective Time (each, a “Company Indemnified Person”), Parent shall, and shall cause the Surviving Corporation to, fulfill and honor the obligations of the Company pursuant to any indemnification provisions under the Charter Documents as in effect on the date hereof or pursuant to the indemnification agreements listed in Section 6.26 of the Company Disclosure Schedule for a period of not less than six (6) years following the Effective Time; provided, however, that the obligations of Parent and the Surviving Corporation pursuant to this Section 6.26 (a) shall be subject to any limitation imposed by applicable law, and (b) shall not be deemed to release any Company Indemnified Person or any affiliate of such Company Indemnified Person who is also an officer or director of the Company from his, her or its indemnity obligations under Article VIII hereof, nor shall such Company Indemnified Person or any affiliate of such Company Indemnified Person have any right of contribution, indemnification or right of advancement from the Surviving Corporation or Parent with respect to any Loss claimed by any of the Indemnified Parties against such Company Indemnified Person or any affiliate of such Company Indemnified Person in his, her or its capacity as a Stockholder or Warrantholder pursuant to Article VIII hereof.

ARTICLE VII

CONDITIONS TO THE MERGER

7.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of the Company, Parent and Sub to effect the Merger shall be subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions:

(a) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction, order or other legal restraint (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting or preventing consummation of the Merger.

(b) No Injunctions; Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by a Governmental Entity seeking any of the foregoing be threatened or pending.

(c) Regulatory Approvals/HSR Act. If applicable, all waiting periods under the HSR Act relating to the transactions contemplated hereby will have expired or terminated early and all material foreign antitrust approvals required to be obtained prior to the Merger in connection with the transactions contemplated hereby have been obtained.

7.2 Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Parent and Sub:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of the Company in this Agreement that are qualified by “materiality” (including “Material Adverse Effect”) or contain any other materiality exception or qualification shall have been, or shall be (as the case may be), true and correct in all respects, and the representations and warranties of the Company in this Agreement that are not so qualified shall have been, or shall be (as the case may be), true and correct in all material respects, in each case as of the date hereof and as of the Closing Date (other than the representations and warranties of the Company as of a specified date, which shall have been, or shall be (as the case may be), true and correct as of such date), and (ii) the Company shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by such parties as of the Closing.

(b) No Material Adverse Effect. There shall not have occurred any Material Adverse Effect with respect to the Company since the Balance Sheet Date.

(c) Stockholder Approval. Stockholders constituting the Closing Stockholder Consent shall have approved this Agreement, the Certificate of Merger, the Merger, and the transactions contemplated hereby and thereby.

(d) 280G Stockholder Approval. With respect to any payments and/or benefits that Parent determines may constitute “parachute payments” under Section 280G of the Code with respect to any Employees, the Stockholders shall have (i) approved, pursuant to the method provided for in the regulations promulgated under Section 280G of the Code, any such “parachute payments” or (ii) shall have voted upon and disapproved such parachute payments, and, as a consequence, such “parachute payments” shall not be paid or provided for in any manner and Parent and its subsidiaries shall not have any liabilities with respect to such “parachute payments.”

(e) Board Approval. This Agreement, the Merger and the transactions contemplated hereby shall have been unanimously approved by the Board of Directors of the Company, which approval shall not have been revoked.

(f) Litigation. There shall be no action, suit, claim, order, injunction or proceeding of any nature pending, or overtly threatened, against Parent or the Company, their respective properties or any of their respective officers, directors or subsidiaries arising out of, or in any way connected with, the Merger or the other transactions contemplated by the terms of this Agreement wherein an unfavorable judgment, decree or order would (i) prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, (ii) declare unlawful the transactions contemplated by this Agreement, (iii) cause such transactions to be rescinded or (iv) otherwise seeking any of the results set forth in Section 7.1(a) hereof.

(g) Conversion of Preferred Stock. Each share of Company Preferred Stock shall have been converted into shares of Company Common Stock in accordance with the Company’s Certificate of Incorporation.

(h) Treatment of Company Options. The Company shall have taken all necessary actions in accordance with Section 6.10 hereof to provide for the cancellation of all Company Options outstanding prior to the Effective Date in exchange for the Bonus Units described in Section 1.6(c) hereof.

(i) Exercise or Termination of Company Warrants. The Company shall have taken all necessary actions in accordance with Section 6.9 hereof to provide for the conversion of all Company Warrants that are outstanding prior to the Effective Date for the Merger Consideration described in Section 1.6(c) hereof, and each such Company Warrant shall have been either (i) converted by the holder(s) of such Company Warrants in accordance with Section 1.6(c) or (ii) to the extent not converted, terminated or canceled as of immediately prior to the Effective Time either pursuant to their own terms or pursuant to an agreement with the holder(s) thereof, and the Company shall have delivered to Parent written evidence of such exercise, termination or cancellation.

(j) Third Party Consents. The Company shall have delivered to Parent all necessary consents, waivers and approvals of parties to any Material Contract set forth on Schedule 7.2(j) hereto as are required thereunder in connection with the Merger, or for any such Contract to remain in full force and effect without limitation, modification or alteration after the Effective Time.

(k) Termination of Agreements. The Company shall have terminated each of those agreements listed on Schedule 7.2(k) hereto effective as of and contingent upon the Closing and, from and after the Closing, each such agreement shall be of no further force or effect.

(l) Modification of Agreements. The Company shall have modified those agreements listed on Schedule 7.2(l) hereto in the manner set forth on Schedule 7.2(l) hereto effective as of and contingent upon the Closing.

(m) Notices for Agreements. The Company shall have sent the notices set forth on Schedule 7.2(m) hereto.

(n) Proprietary Information and Inventions Assignment Agreement. The Company shall have provided evidence reasonably satisfactory to Parent that as of the Closing each Person listed on Schedule 7.2(n) has entered into and executed an Employee Proprietary Information Agreement or Consultant Proprietary Information Agreement, as applicable.

(o) New Employment Arrangements. Each Key Employee (i) shall have entered into “at-will” employment arrangements with Parent and/or the Surviving Corporation pursuant to their execution of an Offer Letter which shall be in full force and effect, (ii) shall have agreed to be employees of Parent after the Closing, (iii) shall be employees of the Company immediately prior to the Effective Time and (iv) shall not have notified (whether formally or informally) Parent or the Company of such employee’s intention of leaving the employ of Parent or the Company following the Effective Time; provided, however, that, other than Chad Steelberg and Ryan Steelberg, the aggregate amount of salary and bonus described in the Offer Letter provided by Parent to such Key Employee is at least equal to such Key Employee’s salary with the Company as of the date hereof.

(p) Non-Competition Agreements. Each of the individuals listed on Schedule 7.2(p) shall have executed and delivered to Parent at the Closing a Non-Competition Agreement.

(q) Resignation and Release of Officers and Directors. Parent shall have received a duly executed (i) Director and Officer Resignation Letter from each of the officers and directors of the Company and its Subsidiaries and (ii) Officer Release Letter from each of the officers of the Company and its Subsidiaries effective as of the Effective Time.

(r) Termination of 401(k) Plans. Unless Parent has explicitly instructed otherwise pursuant to Section 6.21 hereof, Parent shall have received from the Company evidence reasonably satisfactory to Parent that all 401(k) Plans have been terminated pursuant to resolution of the Board of Directors of the Company or the ERISA Affiliate, as the case may be, (the form and substance of which shall have been subject to review and approval of Parent), effective as of no later than the day immediately preceding the Closing Date, and Parent shall have received from the Company evidence of the taking of any and all further actions as provided in Section 6.21 hereof.

(s) Statement of Expenses. Parent shall have received from the Company the Statement of Expenses pursuant to Section 6.22 hereof three Business Days prior to the Closing Date, and such Statement of Expenses shall be certified as true and correct in form acceptable to Parent as of the Closing Date by the Company’s Chief Financial Officer.

(t) Spreadsheet. Parent and the Exchange Agent shall have received from the Company three Business Days prior to the Closing Date the Spreadsheet pursuant to Section 6.23 hereof, which shall have been certified as of the Closing Date as complete and correct by the Chief Executive Officer and the Chief Financial Officer of the Company.

(u) Release of Liens. Parent shall have received from the Company a duly and validly executed copy of all agreements, instruments, certificates and other documents, in form and substance reasonably satisfactory to Parent, that are necessary or appropriate to evidence the release of all Liens set forth in Schedule 7.2(u) hereto.

(v) Legal Opinion. Parent shall have received a legal opinion from legal counsel to the Company in the form attached hereto as Exhibit J, and with respect to the capitalization of the Company, a legal opinion from Reed Smith LLP in the form attached hereto as Exhibit K.

(w) Certificate of the Company. Parent shall have received a certificate from the Company, validly executed by the Chief Executive Officer and Chief Financial Officer of the Company for and on the Company’s behalf, to the effect that, as of the Closing:

(i) the representations and warranties of the Company in this Agreement that are qualified by “materiality” (including “Material Adverse Effect”) or contain any other materiality exception or qualification shall have been, or shall be (as the case may be), true and correct in all respects, and the representations and warranties of the Company in this Agreement that are not so qualified shall have been, or shall be (as the case may be), true and correct in all material respects, in each case as of the date hereof and as of the Closing Date (other than the representations and warranties of the Company as of a specified date, which shall have been, or shall be (as the case may be), true and correct as of such date);

(ii) the Company has performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by the Company as of the Closing; and

(iii) to the Company’s Knowledge, the conditions to the obligations of Parent and Sub set forth in this Section 7.2 have been satisfied (unless otherwise waived in accordance with the terms hereof).

(x) Certificate of Secretary of Company. Parent shall have received a certificate, validly executed by the Secretary of the Company, certifying as to (i) the terms and effectiveness of the Charter Documents, (ii) the valid adoption of resolutions of the Board of Directors of the Company (whereby the Merger and the transactions contemplated hereunder were unanimously approved by the Board of Directors) and (iii) that the Stockholders constituting the Closing Stockholder Consent have adopted and approved the Merger, this Agreement and the consummation of the transactions contemplated hereby.

(y) Certificate of Good Standing. Parent shall have received a long-form certificate of good standing from the Secretary of State of the State of Delaware which is dated within five (5) Business Days prior to Closing with respect to the Company. Parent shall have received a Certificate of Status of Foreign Corporation of the Company issued by the Secretary of State of the State of California dated within five (5) Business Days prior to the Closing.

(z) FIRPTA Certificate. Parent shall have received a copy of the FIRPTA Compliance Certificate.

7.3 Conditions to Obligations of the Company. The obligations of the Company to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations, Warranties and Covenants. (i) the representations and warranties of Parent and Sub in this Agreement that are qualified by “materiality” (including “Material Adverse Effect”) or contain any other materiality exception or qualification shall have been, or shall be (as the case may be), true and correct in all respects, and the representations and warranties of Parent and Sub in this Agreement that are not so qualified shall have been, or shall be (as the case may be), true and correct in all material respects, in each case as of the date hereof and as of the Closing Date (other than the representations and warranties of Parent and Sub as of a specified date, which shall have been, or shall be (as the case may be), true and correct as of such date), and (ii) each of Parent and Sub shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by such parties as of the Closing.

(b) Litigation. There shall be no action, suit, claim, order, injunction or proceeding of any nature pending, or overtly threatened, against Parent properties or any of its officers, directors or subsidiaries arising out of, or in any way connected with, the Merger or the other transactions contemplated by the terms of this Agreement wherein an unfavorable judgment, decree or order would prohibit or prevent (i) the consummation of the Merger or (ii) Parent from engaging in the Business.

(c) Certificate of Parent. The Company shall have received a certificate from Parent validly executed by a Vice President of Parent for and on its behalf to the effect that, as of the Closing:

(i) the representations and warranties of Parent and Sub in this Agreement that are qualified by “materiality” (including “Material Adverse Effect”) or contain any other materiality exception or qualification shall have been, or shall be (as the case may be), true and correct in all respects, and the representations and warranties of Parent and Sub in this Agreement that are not so qualified shall have been, or shall be (as the case may be), true and correct in all material respects, in each case as of the date hereof and as of the Closing Date (other than the representations and warranties of Parent and Sub as of a specified date, which shall have been, or shall be (as the case may be), true and correct as of such date);

(ii) Parent and Sub have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by such parties as of the Closing; and

(iii) to Parent’s Knowledge, the conditions to the obligations of the Company set forth in this Section 7.3 have been satisfied (unless otherwise waived in accordance with the terms hereof).

(d) Certificate of Good Standing. The Company shall have received a long-form certificate of good standing from the Secretary of State of the State of Delaware which is dated within five (5) Business Days prior to Closing with respect to each of Parent and Sub. The Company shall have received a Certificate of Status of Foreign Corporation of each of Parent and Sub issued by the Secretary of State of the State of California dated within five (5) Business Days prior to the Closing.

(e) Legal Opinion. The Stockholder Representative, on behalf of the Stockholders, shall have received a legal opinion from legal counsel to Parent in the form attached hereto as Exhibit L.

ARTICLE VIII

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ESCROW

8.1 Survival of Representations and Warranties. The representations and warranties of the Company contained in this Agreement, any Related Agreement to which the Company is a party or in the certificate delivered pursuant to Section 7.2(w) herein, shall survive for a period of eighteen (18) months following the Closing Date (the date of expiration of such eighteen (18) month period, the “Survival Date”); provided, however, that the representations and warranties of the Company contained in Section 3.5 (No Conflict), Section 3.12 (Restrictions on Business Activities), Section 3.14 (Intellectual Property), Section 3.15 (Agreements, Contracts and Commitments), Section 3.18 (Litigation), Section 3.24 (Compliance with Laws) hereof shall survive for a period of 36 months following the Closing Date and the representations and warranties of the Company contained in Section 3.2 (Company Capital Structure), Section 3.11 (Tax Matters), Section 3.22 (Employee Benefit Plans and Compensation) hereof shall survive until the expiration of the applicable statute of limitations, respectively. The representations and warranties of Parent and Sub contained in this Agreement or in any certificate delivered pursuant to this Agreement, shall survive for a period of 36 months following the Closing Date. Notwithstanding the foregoing, claims for fraud with respect to a representation or warranty contained herein on the part of the parties to this Agreement shall not expire.

8.2 Indemnification.

(a) By virtue of the Merger, the Stockholders, Warrantholders and the holders of Bonus Units agree to severally and not jointly (and in proportion to each Stockholder and Warrantholder’s Pro Rata Portion and, in the case of all the holders of Bonus Units in the aggregate, the Cash Bonus Plan’s Pro Rata Portion) indemnify and hold harmless Parent and its officers, directors, affiliates, employees, agents and representatives, including the Surviving Corporation (the “Indemnified Parties”), against all claims, losses, liabilities, damages, deficiencies, diminution in value, costs, interest, awards, judgments, penalties and expenses, including attorneys’ and consultants’ fees and expenses and including any such expenses incurred in connection with investigating, defending against or settling any of the foregoing (hereinafter individually a “Loss” and collectively “Losses”) incurred or sustained by the Indemnified Parties, or any of them (including the Surviving Corporation), directly or indirectly, as a result of (the following, the “Indemnifiable Matters”):

(i) any breach or inaccuracy of a representation or warranty of the Company contained in Article III of this Agreement or in the certificate delivered by or on behalf of the Company pursuant to Section 7.2(w) of this Agreement;

(ii) any failure by the Company prior to the Closing to perform or comply with any covenant applicable to any of them contained in this Agreement;

(iii) any Dissenting Share Payments;

(iv) any Excess Third Party Expenses;

(v) any of the matters disclosed on Schedule 8.2(a)(v) hereto; or

(vi) any payment or consideration arising under any consents, notices, waivers or approvals of any party under any Material Contract or for any such Material Contract to remain in full force or effect following the Effective Time or in connection with the termination of any Terminated Agreements, in each case pursuant to Sections 6.11, 6.12 and 7.2 hereof.

The Stockholders and Warrantholders (including any officer or director of the Company or any Subsidiary, in such capacity prior to the Effective Time) shall not have any right of contribution, indemnification or right of advancement from the Surviving Corporation or Parent with respect to any Loss incurred by an Indemnified Party.

(b) For the purpose of determining the amount of the Loss resulting from a breach or inaccuracy of a representation or warranty of the Company (but not for the purpose of determining the existence of such breach or inaccuracy), any “materiality” or “Material Adverse Effect” qualifiers or words of similar import contained in such representation or warranty giving rise to the claim of indemnity hereunder shall in each case be disregarded and without effect (as if such standard or qualification were deleted from such representation or warranty).

(c) In the case any Indemnified Party claims a diminution in value as part of a Loss, the parties hereto agree that the amount of such Loss shall not be determined by applying a multiplier to revenues, income or other income statement item.

(d) Nothing in this Agreement shall limit the right of Parent, any other Indemnified Party or any other party thereto to pursue remedies under any Related Agreement against the parties thereto.

(e) In the case of a breach of any representation, warranty or covenant by Parent or Sub in this Agreement or the certificate delivered by or on behalf of Parent and Sub pursuant to Section 7.3(c) of this Agreement, the Stockholder Representative, on behalf of the Stockholders, shall have recourse to any available remedy under applicable law (including claims for breach of contract); provided, however, that any dispute arising from any claim of breach of any such representation, warranty or covenant shall be resolved in accordance with the provisions of Section 10.10 hereof.

8.3 Maximum Payments; Remedy.

(a) Except as set forth in Section 8.3(b) and Section 8.3(c) hereof, the maximum aggregate amount the Indemnified Parties may recover pursuant to the indemnity set forth in this Article VIII hereof for Losses shall be limited to the lesser of (i) twenty percent (20%) of the sum of (A) (1) the Merger Consideration actually paid to the Stockholders, (2) the Merger Consideration actually paid to the Warrantholders and (3) the Merger Consideration contributed to the Cash Bonus Plan, plus (B) the Merger Consideration earned but not yet paid (in each case, including the Escrow Amounts), as of the date that the Claim becomes a Payable Claim or (ii) one hundred twenty-seven million dollars ($127,000,000).

(b) Nothing in this Article VIII shall limit the liability of any Stockholder or Warrantholder or any other Person in respect of Losses arising out of any fraud on the part of such Stockholder, Warrantholder or other Person with respect to a representation or warranty, or willful breach on the part of any party hereto of any covenant contained in this Agreement or any certificates or other instruments delivered pursuant to this Agreement, or willful breach by any party to any Related Agreement of any covenant contained in such Related Agreement.

(c) Nothing in this Article VIII shall limit the liability of Parent, the Company, the Stockholders or any other Person for any breach of their respective representations, warranties or covenants contained in this Agreement, any Related Agreements or in any certificates or other instruments delivered pursuant to this Agreement if the Merger does not close.

(d) Notwithstanding anything to the contrary herein, the parties hereto agree and acknowledge that any Indemnified Party may bring a claim for indemnification for any Loss under this Article VIII notwithstanding the fact that such Indemnified Party had knowledge of the breach, event or circumstance giving rise to such Loss prior to the Closing or waived any condition to the Closing related thereto.

(e) Notwithstanding the foregoing, no Indemnified Party shall be entitled to indemnification for any Losses hereunder until the aggregate amount of all Losses under all claims of all Indemnified Parties shall exceed Five Hundred Thousand Dollars ($500,000) (the “Basket”), at which time all Losses incurred shall be subject to indemnification hereunder in full including the amount of the Basket; provided, however, that the provisions of this Section 8.3(e) shall not apply as a threshold to any and all claims or payments made with respect to all Losses incurred pursuant to clauses (iii)-(vi) of Section 8.2(a), which shall be indemnified in full without regard to the Basket.

(f) Subject to Sections 8.3(b) and 8.3(c), the indemnification provisions of this Article VIII shall be the exclusive remedy of the Indemnified Parties for the recovery of any Losses arising out of this Agreement, including the certificate delivered by or on behalf of the Company pursuant to Section 7.2(w); provided, however, that nothing in this Agreement shall limit (i) the liability of any party under any Related Agreements or (ii) Parent’s ability to seek injunctive relief for any breach of Sections 5.2, 6.3 and 6.4.

(g) No claim may be asserted by an Indemnified Party for breach of any representation, warranty or covenant contained herein, unless a written notice of such claim is received by the Stockholder Representative pursuant to Section 8.4(a), on or prior to the date on which the representation, warranty or covenant on which such claim is based ceases to survive as set forth in Section 8.1, in which case such representation, warranty or covenant shall survive as to such claim until such claims has been finally resolved.

(h) Except to the extent that the Losses resulted from fraud with respect to any representation or warranty or willful breach of any covenant committed by any Person, claims by an Indemnified Party for Losses pursuant to this Agreement shall only be satisfied (and, for the avoidance of doubt, claims by an Indemnified Party for Losses pursuant to this Agreement may not be satisfied in any other way): (A) first, from the Escrow Fund, and (B) second, by setoff against any amounts owed to the Stockholders, Warrantholders or Cash Bonus Plan under this Agreement (provided that Contingent Payments shall not be deemed owed, for this purpose, unless the contingencies to such payments have been satisfied). Notwithstanding the immediately preceding sentence, claims by an Indemnified Party for Losses pursuant to this Agreement resulting from fraud with respect to any representation or warranty or willful breach of any covenant committed by any Person may be satisfied in full in any manner available to such Indemnified Party, including claims on the Escrow Fund, setoff against any amounts owed to the Stockholders, Warrantholders or Cash Bonus Plan or claims against the Person committing such fraud or willful breach directly.

8.4 Claims for Indemnification; Resolution of Conflicts.

(a) Claims for Indemnification.

(i) An Indemnified Party may seek recovery of Losses pursuant to this Article VIII by delivering to the Stockholder Representative (and, in the case of recovery sought directly from one or more Stockholders or Warrantholders directly, delivering to such Stockholder(s) or Warrantholder(s)) an Officer’s Certificate in respect of such claim. The date of such delivery of an Officer’s Certificate is referred to herein as the “Claim Date” of such Officer’s Certificate (and the claims for indemnification contained therein). For purposes hereof, “Officer’s Certificate” shall mean a certificate signed by any officer of Parent: (A) stating that an Indemnified Party has paid, sustained, incurred, or accrued, or reasonably anticipates that it will have to pay, sustain, incur or accrue Losses and (B) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid, sustained, incurred, or accrued, or the basis for such anticipated liability, and the nature of the Indemnifiable Matter to which such item is related.

(ii) In the event that an Indemnified Party pursues a claim directly against any Stockholder(s), Warrantholder(s) or any other Person as permitted by Section 8.4(a)(i), subject to the provisions of Section 8.4(a)(iii), Section 8.4(b) and Section 10.10 hereof, each Person from whom indemnification is sought (an “Indemnifying Party”) shall promptly, and in no event later than 30 days after delivery of an Officer’s Certificate to each such Indemnifying Party, wire transfer to the Indemnified Party an amount of cash equal to the amount of the Loss; provided, however, if such Stockholder(s) or Warrantholder(s) objects to the claim pursuant to Section 8.4(a)(iii), the claim shall be resolved and the indemnification shall be performed, if required, pursuant to Section 8.4(b) and Section 10.10 hereof.

(iii) The Stockholder Representative (or, in the case of a claim directly against one or more Stockholder(s) or Warrantholder(s), such Stockholder(s) or Warrantholder(s)) may object to a claim for indemnification set forth in an Officer’s Certificate by delivering to the Indemnified Party seeking indemnification (and, in the case of a claim against the Escrow Fund, to the Escrow Agent) a written statement of objection to the claim made in the Officer’s Certificate (an “Objection Notice”), provided, however, that, to be effective, such Objection Notice must (A) be delivered to the Indemnified Party (and, in the case of a claim for recourse against the Escrow Fund, to the Escrow Agent) prior to midnight (California time) on or prior to the Objection Deadline and (B) set forth in reasonable detail the nature of the objections to the claims in respect of which the objection is made, which could include Parent’s failure to provide reasonable detail regarding the nature of the Indemnifiable Matter.

(iv) If the Stockholder Representative (or the Stockholder(s) or Warrantholder(s), in the event that indemnification is being sought hereunder directly from such Stockholder(s) or Warrantholder(s)) does not object in writing within the 30-day period after delivery by the Parent of the Officer’s Certificate, and if Parent shall have given a second notice to the Stockholder Representative (or the Stockholder(s) or Warrantholder(s) in the event that indemnification is being sought hereunder directly from such Stockholder(s) or Warrantholder(s)) of such failure to object and the Stockholder Representative (or such Indemnifying Party) shall not have objected within thirty (30) days after receipt of such second notice (such date, the “Objection Deadline”), such failure to so object shall be an irrevocable acknowledgment by the Stockholder Representative and the Stockholders or Warrantholders that the Indemnified Party is entitled to the full amount of the claims for Losses set forth in such Officer’s Certificate (and such entitlement shall be conclusively and irrefutably established) (any such claim, an “Unobjected Claim”).

(b) Resolution of Conflicts.

(i) In case the Stockholder Representative (or the Stockholder(s) or Warrantholder(s), in the event that indemnification is being sought hereunder directly from such Stockholder(s) or Warrantholder(s)) timely delivers an Objection Notice in accordance with Section 8.4(a)(iii) hereof, the dispute shall be resolved in accordance with the provisions of Section 10.10 hereof. If the Stockholder Representative (or the objecting Stockholder(s) or Warrantholder(s)) and Parent reach an agreement with respect to such dispute pursuant to Sections 10.10(a) or 10.10(b) or otherwise, a memorandum setting forth such agreement shall be prepared and signed by both parties (a “Settlement Memorandum”) and, in the case of a claim against the Escrow Fund, shall be furnished to the Escrow Agent and, in the case of a claim directly against the Stockholder(s) or Warrantholder(s), to the Stockholders or Warrantholders (any claims covered by such an agreement, “Settled Claims”). The Escrow Agent shall be entitled to rely on any such Settlement Memorandum and make distributions from the Escrow Fund in accordance with the terms thereof.

(ii) The procedures described in Section 10.10 shall apply to any dispute among the Stockholders or Warrantholders and the Indemnified Parties under this Article VIII hereof, whether relating to claims upon the Escrow Fund or to any other indemnification obligations set forth in this Article VIII.

(iii) If no agreement with respect to a dispute relating to indemnification obligations of this Article VIII can be reached after good faith negotiation (and, if applicable, mediation) prior to 45 days after delivery of an Objection Notice with respect to such claim, any party to such dispute may demand arbitration of the matter unless the amount of the Loss that is at issue is the subject of a pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained, or both parties agree to arbitration prior to such time, and in either such event the matter shall be settled by arbitration conducted pursuant to Section 10.10. The decision of the arbitrator or a majority of the three arbitrators, as the case may be, under Section 10.10 as to the validity and amount of any claim in such Officer’s Certificate shall be final, binding, and conclusive upon the parties to this Agreement and any other

Stockholders or Warrantholders. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s) (a “Written Decision”), and the Escrow Agent shall be entitled to rely on, and make distributions from the Escrow Fund in accordance with, the terms of such Written Decision. Claims determined by arbitration are referred to as “Resolved Claims.” Within 30 days of a decision of the arbitrator(s) requiring payment by one party to another, such party shall make the payment to such other party, including any distributions out of the Escrow Fund, as applicable.

8.5 Setoff for Losses.

(a) By virtue of this Agreement and as partial security for the indemnity obligations provided for in Section 8.2 hereof and subject to the limitations set forth in Section 8.3 and the other limitations and conditions in this Article VIII, the Indemnified Parties shall have the right in the manner provided in this Section 8.5 to setoff the amount of any Losses with respect to which the Indemnified Parties are entitled to indemnification hereunder against any Contingent Payments that have not been paid as of the Claim Date.

(b) At the time that any Contingent Payment is due and payable as provided herein (such a Contingent Payment, a “Payable Contingent Payment”), such Payable Contingent Payment shall be reduced as follows:

(i) Any Payable Contingent Payment shall, subject to the limitations set forth in Section 8.3 and the other limitations and conditions of this Article VIII be irrevocably reduced by the amount of any Payable Claims (as defined below) that arise prior to the payment of such Payable Contingent Payment, and any such setoff against a Payable Contingent Payment shall (to the extent of such setoff) satisfy the indemnification obligation in respect of such Payable Claim. For the avoidance of doubt, in the event that a Payable Claim cannot be satisfied by setoff pursuant to this Section 8.5 because of the limitation set forth in Section 8.3(a), the unsatisfied portion of such Claim may be satisfied by setoff against any future Payable Contingent Payments to the extent that such future Payable Contingent Payments enable the recovery of additional Losses within the limits of Section 8.3(a).

(ii) Any Payable Contingent Payment shall be reduced as of the date such Payable Contingent Payment is made by the amount of any Unresolved Claims (as defined below) pending resolution of any such Unresolved Claims, and any such amount shall not be distributed to the Exchange Agent at such time (such amount, a “Contingent Payment Holdback”). Parent shall deposit such Contingent Payment Holdback into an escrow fund with the Escrow Agent. If such Unresolved Claims become Payable Claims, such claims shall, subject to Section 8.5(b)(i), be satisfied by setoff against the Contingent Payment Holdback. As soon as all Unresolved Claims have been resolved and any such resolved claims that become Payable Claims have been setoff against the Contingent Payment Holdback, Parent shall cause the Escrow Agent to deliver to the Exchange Agent for distribution the remaining portion of the Contingent Payment Holdback, if any.

(c) A “Payable Claim” shall mean a claim for indemnification of Losses, to the extent that such claim has not been satisfied by cash payment, Escrow Fund distribution or setoff against a Contingent Payment, which is (i) a Resolved Claim, (ii) an Authorized Claim (as defined in Section 8.6(d)), (iii) a Settled Claim, or (iv) an Unobjected Claim. An “Unresolved Claim” shall mean any claim specified in any Officer’s Certificate, to the extent that such claim is not a Payable Claim and has not been satisfied by cash payment, Escrow Fund distribution or setoff against a Contingent Payment.

8.6 Escrow Arrangements.

(a) Escrow Fund. By virtue of this Agreement and as partial security for the indemnity obligations provided for in Section 8.2 hereof, at the Effective Time, Parent will deposit with the Escrow Agent the Initial Escrow Amount and, if and when the Launch Contingent Payment becomes due and payable, the Additional Escrow Amounts, without any act of the Stockholders (any and all of such deposits to constitute an escrow fund to be governed by the terms set forth herein). The Escrow Amounts and any Additional Escrow Amounts (plus any interest paid on such Escrow Amounts in accordance with Section 8.6(c)(ii) hereof) (collectively, the “Escrow Fund”) shall be available to compensate the Indemnified Parties for any claims by such parties for any Losses suffered or incurred by them and for which they are entitled to recovery under this Article VIII. The Escrow Agent may execute this Agreement following the date hereof and prior to the Closing, and such later execution, if so executed after the date hereof, shall not affect the binding nature of this Agreement as of the date hereof between the other signatories hereto.

(b) Escrow Period; Distribution upon Termination of Escrow Periods. Subject to the following requirements, the Escrow Fund shall be in existence immediately following the Effective Time and shall terminate at 5:00 p.m., local time at Parent’s corporate headquarters in California, on the date 30 days following the Survival Date (the “Escrow Period”), and the Escrow Agent shall distribute any remaining funds in the Escrow Account to the Stockholders, Warrantholders and Cash Bonus Plan following such termination; provided, however, that the Escrow Fund shall not terminate with respect to any amount in respect of any Unresolved Claims relating to facts and circumstances existing prior to the Survival Date, and any such amount shall not be distributed to the Stockholders, Warrantholders and Cash Bonus Plan at such time (such amount, an “Escrow Distribution Holdback”). As soon as all such claims have been resolved, the Escrow Agent shall deliver the remaining portion of the Escrow Fund, if any, not required to satisfy such Unresolved Claims. Deliveries of the remaining Escrow Amounts out of the Escrow Fund to the Stockholders, Warrantholders and the Cash Bonus Plan pursuant to this Section 8.6(b) shall be made in proportion to their respective Pro Rata Portions of the remaining amounts in the Escrow Fund, with the amount delivered to each Stockholder, Warrantholder and the Cash Bonus Plan rounded to the nearest cent ($0.01) (with amounts of $0.005 and above rounded up).

(c) Protection of Escrow Fund.

(i) The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period, shall treat such fund as a trust fund in accordance with the terms of this Agreement and shall hold and dispose of the Escrow Fund only in accordance with the terms of this Article VIII. The Escrow Agent shall hold and safeguard the Payment Adjustment Funds during the period beginning upon Parent’s deposit of such funds with the Escrow Agent until such time as such funds are distributed in accordance with the terms of Article II, shall treat such fund as a trust fund in accordance with the terms of this Agreement and shall hold and dispose of the Payment Adjustment Funds only in accordance with the terms of Article VIII.

(ii) The Escrow Amounts and the Payment Adjustment Funds shall be invested in U.S. Treasury bills with maturities of not more than 30 days and any interest paid on such Escrow Amounts or Payment Adjustment Funds, as applicable, shall be added to the Escrow Fund or Payment Adjustment Funds, as applicable, and become a part thereof. For any period of time before such U.S. Treasury bills can be purchased by the Escrow Agent or after such bills mature, the Escrow Amounts and the Payment Adjustment Funds, as applicable, shall be invested in a business money market account of the Escrow Agent (or another nationally recognized banking institution) and any interest paid on such Escrow Amounts or Payment Adjustment Funds, as applicable, shall be added to the Escrow Fund or Payment Adjustment Funds, as applicable, and become a part thereof and available for satisfaction of claims in the case of the Escrow Amounts and Payment Overage claims in the case of the Payment Overage Funds. The parties hereto agree that Parent is the owner of any cash in the Escrow Fund and the Payment Adjustment Funds, and that all interest on or other taxable income, if any, earned from the investment of such cash pursuant to this Agreement shall be treated for tax purposes as earned by Parent. At the end of Parent’s taxable year, an amount equal to income earned from the investment of cash contained in the Escrow Fund and the Payment Adjustment Funds, as applicable, shall be deemed distributed to the Stockholders and Warrantholders in accordance with their percentage interests in the Escrow Fund and the Payment Adjustment Funds, as applicable, and then recontributed by the Stockholders and Warrantholders to the Escrow Fund or the Payment Adjustment Funds, as applicable. The deemed distribution represents interest for the deferral of payment of a portion of the Merger Consideration resulting from the escrow arrangement. The Stockholders and Warrantholders shall be responsible for any Taxes due with respect to the deemed distribution.

(d) Claims for Indemnification. Upon receipt by the Escrow Agent at any time on or before the last day of the Escrow Period of an Officer’s Certificate, the Escrow Agent shall, subject to the provisions of Section 8.3(g) and Section 8.4(b) hereof, deliver to Parent, as promptly as practicable, cash held in the Escrow Fund equal to the Losses claimed in the Officer’s Certificate; provided, however, until the Objection Deadline relating to an Officer’s Certificate, the Escrow Agent shall make no delivery to Parent of any Escrow Amounts pursuant to this Section 8.6(d) unless the Escrow Agent shall have received written authorization from the Stockholder Representative to make such delivery (a claim with respect to which such an authorization has been delivered, an “Authorized Claim”). Upon the Objection Deadline relating to an Officer’s Certificate, to the extent that no Objection Notice has been timely delivered with respect to Losses claimed in such Officer’s Certificate, the Escrow Agent shall make delivery of cash from the Escrow Fund equal to the amount of Losses claimed in the Officer’s Certificate.

(e) Escrow Agent’s Duties.

(i) The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement which are signed by an officer of Parent and the Stockholder Representative, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith.

(ii) The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person, excepting only orders or process of courts of law, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, the Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

(iii) The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

(iv) The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

(v) In performing any duties under this Agreement, the Escrow Agent shall not be liable to any party for damages, losses or expenses, except for negligence or willful misconduct on the part of the Escrow Agent. The Escrow Agent shall not incur any such liability for (A) any act or failure to act made or omitted in good faith, or (B) any action taken or omitted in reliance upon any instrument, including any written statement of affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with legal counsel in connection with performing the Escrow Agent’s duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by him/her in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

(vi) If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and the Escrow Amounts or Payment Adjustment Funds, as applicable, and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent’s discretion, may be required, despite what may be set forth elsewhere in this Agreement. In such event, the Escrow Agent will not be liable for damages. Furthermore, the Escrow Agent may at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and the Escrow Amounts held in escrow, except all costs, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader action and which the parties jointly and severally agree to pay. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

(vii) The parties and their respective successors and assigns agree jointly and severally to indemnify and hold Escrow Agent harmless against any and all losses, claims, damages, liabilities and expenses, including reasonable costs of investigation, counsel fees, including allocated costs of in-house counsel and disbursements that may be imposed on the Escrow Agent or incurred by the Escrow Agent in connection with the performance of its duties under this Agreement, including but not limited to any litigation arising from this Agreement or involving its subject matter, other than those arising out of the negligence or willful misconduct of the Escrow Agent.

(viii) The Escrow Agent may resign at any time upon giving at least thirty (30) days written notice to the Parent and the Stockholder Representative; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: Parent and the Stockholder Representative shall use their best efforts to mutually agree on a successor escrow agent within thirty (30) days after receiving such notice. If the parties fail to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business in the State of California. The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. Upon appointment of a successor escrow agent, the Escrow Agent shall be discharged from any further duties and liability under this Agreement.

(f) Fees. All fees of the Escrow Agent for performance of its duties hereunder shall be paid by Parent in accordance with the standard fee schedule of the Escrow Agent. It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement, or if the parties request a substantial modification of its terms, or if any controversy arises, or if the Escrow

Agent is made a party to, or intervenes in, any litigation pertaining to the Escrow Fund, the Payment Adjustment Funds or their subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorney’s fees, including allocated costs of in-house counsel, and expenses occasioned by such default, delay, controversy or litigation.

(g) Successor Escrow Agents. Any corporation into which the Escrow Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent in its individual capacity shall be a party, or any corporation to which substantially all the corporate trust business of the Escrow Agent in its individual capacity may be transferred, shall be the Escrow Agent under this Escrow Agreement without further act.

8.7 Third-Party Claims. In the event Parent becomes aware of a third party claim (a “Third Party Claim”) which Parent reasonably believes may result in a demand against the Escrow Fund or for other indemnification pursuant to this Article VIII, Parent shall notify the Stockholder Representative (or, in the event indemnification is being sought hereunder directly from an Indemnifying Party, such Indemnifying Party) of such claim, and the Stockholder Representative shall be entitled on behalf of the Stockholders and Warrantholders (or, in the event indemnification is being sought hereunder directly from one or more Stockholder or Warrantholder, such Stockholder(s) or Warrantholder(s) shall be entitled), at their expense, to participate in, but not to determine or conduct, the defense of such Third Party Claim. Parent shall have the right in its sole discretion to conduct the defense of, and to settle, any such claim; provided, however, that except with the consent of the Stockholder Representative (or, in the event indemnification is being sought hereunder directly from one or more Stockholder or Warrantholder, such Stockholder(s) or Warrantholder(s)), no settlement of any such Third Party Claim with third party claimants shall be determinative of (a) the amount of Losses relating to such matter or (b) whether Parent is entitled to indemnification pursuant to this Article VIII. In the event that the Stockholder Representative has consented to any such settlement, the Stockholders and Warrantholders shall have no power or authority to object under any provision of this Article VIII to the amount of the Losses with respect to such settlement. If there is a Third Party Claim that, if adversely determined would give rise to a right of recovery for Losses hereunder, then any amounts incurred or sustained by the Indemnified Parties in defense of such Third Party Claim, regardless of the outcome of such claim, shall be deemed Losses hereunder.

8.8	Stockholder Representative.

(a) Each of the Stockholders and Warrantholders hereby appoints Rick Dallas as its agent and attorney-in-fact as the Stockholder Representative for and on behalf of the Stockholders and Warrantholders to give and receive notices and communications, to authorize payment to Parent from the Escrow Fund or by setoff in satisfaction of claims by Parent, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and with respect to other disputes that may arise under this Agreement (including relating to any Contingent Payments), and to take all other actions that are either (i) necessary or appropriate in the judgment of either of the Stockholder Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement. Such agency may be changed by the Stockholders and Warrantholders from time to time upon not less than thirty (30) days prior written notice to Parent; provided, however, that the Stockholder Representative may not be removed unless holders of a two-thirds interest of the Escrow Fund agree to such removal and to the identity of the substituted agent. A vacancy in the position of Stockholder Representative may be filled by the holders of a majority in interest of the Escrow Fund. No bond shall be required of the Stockholder Representative, and the Stockholder Representative shall not receive any compensation for its services. Notices or communications to or from the Stockholder Representative shall constitute notice to or from the Stockholders and Warrantholders.

(b) The Stockholder Representative shall not be liable for any act done or omitted hereunder as Stockholder Representative while acting in good faith and in the exercise of reasonable judgment. Stockholders and Warrantholders on whose behalf the Escrow Amounts were contributed to the Escrow Fund shall indemnify the Stockholder Representative and hold the Stockholder Representative harmless against any loss, liability or expense incurred without negligence or bad faith on the part of the Stockholder Representative and arising out of or in connection with the acceptance or administration of the Stockholder Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Stockholder Representative (“Stockholder Representative Expense”). Following the termination of the Escrow Period and the resolution of all pending claims made by the Indemnified Parties for Losses, the Stockholder Representative shall have the right to recover the Stockholder Representative Expenses from any remaining portion of the Escrow Fund prior to any distribution to the Stockholders, Warrantholders and the Cash Bonus Plan, and prior to any such distribution, shall deliver to the Escrow Agent a certificate setting forth the Stockholder Representative Expenses actually incurred. Upon receipt of such certificate, the Escrow Agent shall pay such Stockholder Representative Expenses to the Stockholder Representative. Notwithstanding the foregoing, the Stockholder Representative’s right to recover Stockholder Representative Expenses shall not prejudice Parent’s right to recover the full amount of indemnifiable Losses that Parent is entitled to recover from the Escrow Fund. Additionally, the Stockholder Representative may setoff Stockholder Representation Expenses against any Payable Contingent Payments which are not part of a Contingent Payment Holdback (until such holdback is available to be released to the Stockholders, Warrantholders and the Cash Bonus Plan).

(c) A decision, act, consent or instruction of the Stockholder Representative, including but not limited to an amendment, extension or waiver of this Agreement pursuant to Section 9.3 and Section 9.4 hereof, shall constitute a decision of the Stockholders and Warrantholders and shall be final, binding and conclusive upon the Stockholders and Warrantholders; and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of the Stockholders and Warrantholders. The Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholder Representative.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

9.1 Termination. Except as provided in Section 9.2 hereof, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a) by mutual agreement of the Company and Parent;

(b) by Parent or the Company if the Closing Date shall not have occurred by March 31, 2006, which date shall automatically be extended to the four-month anniversary of the date of this Agreement if the Closing Date shall not have occurred as a result of a failure to satisfy any of the conditions set forth in Section 7.1(a) Section 7.1(b) or Section 7.1(c); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes breach of this Agreement;

(c) by Parent or the Company if any Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction, order or other legal restraint which is in effect and which has the effect of making the Merger illegal.

(d) by Parent or the Company if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity, which would constitute an Action of Divestiture;

(e) by Parent if neither Parent nor Sub is in material breach of their obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of the Company contained in this Agreement such that the conditions set forth in Section 7.2(a) hereof would not be satisfied and such breach has not been cured within twenty (20) calendar days after written notice thereof to the Company; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured; or

(f) by the Company if the Company is not in material breach of its obligations under this Agreement, and there has been a breach of any representation, warranty, covenant or agreement of Parent contained in this Agreement such that the conditions set forth in Section 7.3(a) hereof would not be satisfied and such breach has not been cured within twenty (20) calendar days after written notice thereof to Parent; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured.

(g) By Parent if the Written Consent is not delivered by the Requisite Stockholder Vote within eighteen (18) hours following the exchange of signature pages by Parent, Sub, the Company and the Stockholder Representative.

9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1 hereof, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent or the Company, or their respective officers, directors or stockholders, if applicable; provided, however, that each party hereto and each other Person shall remain liable for its breaches of this Agreement, Related Agreements or in any certificate or other instruments delivered pursuant to this Agreement prior to its termination; and provided further, however, that the provisions of Sections 6.3, 6.4, 6.22 and 8.3(c) hereof, Article X hereof and this Section 9.2 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article IX.

9.3 Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of the party against whom enforcement is sought; provided, however, that, following the Closing, the written consent of the Stockholder Representative shall also be required to approve any amendment on behalf of the Company. For purposes of this Section 9.3, the Stockholders and Warrantholders agree that any amendment of this Agreement as to which the Stockholder Representative has given his written consent shall be binding upon and effective against the Stockholders and Warrantholders whether or not they have signed such amendment.

9.4 Extension; Waiver. At any time prior to the Closing, Parent, on the one hand, and the Company and the Stockholder Representative, on the other hand, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other party hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. For purposes of this Section 9.4, the Stockholders agree that any extension or waiver signed by the Stockholder Representative shall be binding upon and effective against all Stockholders whether or not they have signed such extension or waiver.

ARTICLE X

GENERAL PROVISIONS

10.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice or, if specifically provided for elsewhere in this Agreement such as Section 5.3, by email); provided, however, that notices sent by mail will not be deemed given until received:

(a) if to Parent or Sub, to:

Google Inc.

1600 Amphitheatre Parkway

Mountain View, California 94043

Attention: General Counsel

Facsimile No.:

with a copy to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, California 94304

Attention: [***]

                 [***]

Facsimile No.: [***]

(b) if to the Company or the Stockholder Representative, to:

[***]

with a copy to:

Gibson, Dunn & Crutcher LLP

1801 California Street, Suite 4200

Denver, Colorado 80202

Attention: [***]

Facsimile No.: [***]

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(c) If to the Escrow Agent, to:

U.S. Bank, National Association

Corporate Trust Services

One California Street, Suite 2100

San Francisco, California 94111

Attention: [***]

Facsimile No.: [***]

10.2 Interpretation. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

10.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

10.4 Entire Agreement; Assignment. This Agreement, the Exhibits hereto, the Company Disclosure Schedule, the Parent Disclosure Schedule and other Schedules hereto, the Non-Disclosure Agreement, and the documents and instruments and other agreements among the parties hereto referenced herein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof, (b) except as provided in Section 6.26, are not intended to confer upon any other person any rights or remedies hereunder, and (c) shall not be assigned by operation of law or otherwise, except that Parent may assign its rights and delegate its obligations hereunder to its affiliates as long as Parent remains ultimately liable for all of Parent’s obligations hereunder. All Exhibits, the Company Disclosure Schedule, the Parent Disclosure Schedule and other Schedules attached hereto are hereby incorporated by reference into, and made a part of, this Agreement. The disclosures contained in the Company Disclosure Schedule and other Schedules hereto shall be deemed to relate to representations and warranties in any Section of the Agreement to which such disclosures relate, either expressly or as is obvious on the face of such disclosures.

10.5 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.6 Other Remedies. Except as set forth in Sections 8.3(f) through 8.3(g), any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

10.7 Governing Law; Exclusive Jurisdiction. Except to the extent the Delaware General Corporation Law is applicable to the Merger, this Agreement shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Subject to Section 10.10 hereof, each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within Santa Clara County, State of California, in connection with any matter based upon or arising out of this Agreement or the matters

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of California for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process. Subject to Section 10.10 hereof, each party agrees not to commence any legal proceedings related hereto except in such courts.

10.8 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

10.9 Legal Representation. In any dispute or proceeding arising under or in connection with this Agreement including, without limitation, under Article VIII, the Stockholders shall have the right, at their election, to retain the firm of Gibson, Dunn & Crutcher LLP to represent them in such matter, and Parent, for itself and for its successors and assigns and for the Indemnified Parties and their respective successors and assigns, hereby irrevocably waives and consents to any such representation in any such matter. The Parent acknowledges that the foregoing provision shall apply whether or not Gibson, Dunn & Crutcher LLP provides legal services to the Stockholders or the Company after the Closing Date. Parent, for itself and its successors and assigns, and for the Indemnified Parties and their respective successors and assigns, hereby irrevocably acknowledges and agrees that all communications among the Stockholders and their counsel, including without limitation Gibson, Dunn & Crutcher LLP, made in connection with the negotiation, preparation, execution, delivery and closing under, or any dispute or proceeding arising under or in connection with, this Agreement, or any matter relating to any of the foregoing, are privileged communications among the Stockholders and such counsel, and neither Parent, nor any Person purporting to act on behalf of or through Parent, will seek to obtain the same by any process.

10.10 Resolution of Conflicts; Arbitration. Any claim or dispute arising out of or related to this Agreement, or the interpretation, making, performance, breach or termination thereof, shall (except as specifically set forth in this Agreement) be resolved pursuant to the procedures set forth below.

(a) The parties to the dispute shall attempt in good faith to agree upon the respective rights of the parties with respect to such dispute.

(b) Either party may, but shall not be obligated to, initiate non-binding mediation of the dispute with the assistance of a neutral arbitrator belonging to and under the rules of the CPR Institute for Dispute Resolution. The party requesting the mediation shall arrange for mediation services, subject to the approval of the other party, which shall not be unreasonably withheld. Mediation shall take place in Santa Clara County, California during reasonable business hours and upon reasonable advance notice. Mediation may be scheduled to begin at any time, but with at least ten (10) business days’ written notice to all parties. If one party initiates mediation, the parties (i) shall participate in the mediation in good faith and shall devote reasonable time and energy to the mediation so as to promptly resolve the dispute or conclude that they cannot resolve the dispute and (ii) shall not pursue other remedies while such mediation is proceeding, other than injunctive relief.

(c) If no such agreement can be reached after good faith negotiation (and, if applicable, mediation) prior to 30 days after commencement of such negotiation (and, if applicable, mediation) (or in the case of a dispute over a claim for indemnification under Article VIII, prior to 30 days following delivery of an Objection Notice with respect to such claim) either party may demand arbitration of the matter, and the matter shall be settled by binding arbitration pursuant to this Section 10.10 in the County of Santa Clara, California in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction. The arbitrator(s) shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve a dispute.

(d) Selection of Arbitrators. Such arbitration shall be conducted by a single arbitrator chosen by mutual agreement of the parties. Alternatively, at the request of either party before the commencement of arbitration, the arbitration shall be conducted by three independent arbitrators, none of whom shall have any competitive interests with any of the parties, in which case each party shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. If the dispute concerns the determination of any Contingent Payment described in Article II, the third arbitrator must be an independent accounting firm of national stature that is neutral and has no competitive interests with Parent or the Stockholder Representative (including without limitation that such accounting firm shall not have provided substantial services to Parent, the Stockholder Representative or any Stockholder within the three (3) year period preceding the arbitration proceeding); provided, however, that if the dispute concerns the determination of the Launch Contingent Payment, the third arbitrator shall (in addition to the other requirements of this Section 10.10(d)) have substantial experience in the integration of management information systems; provided further, however, that if the dispute concerns the determination of an Inventory Contingency Payment or a Revenue Contingency Payment, the third arbitrator shall (in addition to the other requirements of this Section 10.10(d)) have substantial experience in the radio industry.

(e) Discovery. In any arbitration under this Section 10.10, each party shall be limited to calling a total of five witnesses both for purposes of deposition and the arbitration hearing, unless the arbitrator(s) determines that such a limitation would be unfair to one or more of the parties; provided that the parties agree that the number of allowed witnesses shall be as few as possible and any increase to a number in excess of five shall be strictly limited to such additional witnesses as is minimally necessary (as determined by the arbitrator(s) to avoid such unfairness). Subject to the foregoing limitation on the number of witnesses, the arbitrator or arbitrators, as the case may be, shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator or majority of the three arbitrators, as the case may be, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator, or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions for discovery abuses, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrators or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification.

(f) Decision. The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to the validity and amount of any claim in such Officer’s Certificate shall be final, binding, and conclusive upon the parties to this Agreement. Such decision shall be written and delivered to Parent, the Stockholder Representative and the Escrow Agent and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s). Within 30 days of a decision of the arbitrator(s) requiring payment by one party to another, such party shall make the payment to such other party, including any distributions out of the Escrow Fund, as applicable. The parties agree to use all commercially reasonably efforts to cause the arbitration hearing to be conducted within 75 days after the appointment of the mutually-selected arbitrator or the last of the three arbitrators, as the case may be, and to use all reasonable efforts to cause the decision of the arbitrator(s) to be furnished within 90 days after the appointment of the mutually-selected arbitrator or the last of the three arbitrators, as the case may be.

(g) Other Relief. The parties to the arbitration may apply to a court of competent jurisdiction for a temporary restraining order, preliminary injunction or other interim or conservatory relief, as necessary, without breach of this arbitration provision and without abridgement of the powers of the arbitrator(s).

(h) Costs and Expenses. The parties agree that each party shall pay its own costs and expenses (including counsel fees) of any such arbitration, and each party waives its right to seek an order compelling the other party to pay its portion of its costs and expenses (including counsel fees) for any arbitration; provided, however, that the arbitrator(s) may, in their discretion, determine to compel a party to pay all or a portion of the costs and expenses (including counsel fees) of the other party(ies) if the arbitrator(s) determine that such party has acted in bad faith with respect to the matters that are the subject of the arbitration.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, Parent, Sub, the Company, the Escrow Agent and the Stockholder Representative have caused this Agreement to be signed, all as of the date first written above.

GOOGLE INC.

By:	/s/ David C. Drummond
David C. Drummond Vice President, Corporate Development

DMARC BROADCASTING, INC.

By:	/s/ Chad Steelberg
Chad Steelberg
Chief Executive Officer

By:	/s/ Ryan Steelberg
Ryan Steelberg
President

ENUMCLAW, INC.

By:	/s/ David C. Drummond
David C. Drummond
President

U.S. BANK, NATIONAL ASSOCIATION

By:	/s/ Michael P. Susnow
Michael P. Susnow
Vice President

STOCKHOLDER REPRESENTATIVE

By:	/s/ H. Richard Dallas
H. Richard Dallas

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER